As filed with the Commission on May 29, 2018

File No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RISE GOLD CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	1000	30-0692325
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Suite 650 - 669 Howe Street
Vancouver, BC V6C 0B4
Canada

(604) 260-4577

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nevada Business Center, LLC
701 South Carson Street, Suite 200
Carson City, Nevada 89701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dale A. Rondeau, Esq.
Thomas, Rondeau LLP
Suite 1780 - 400 Burrard Street
Vancouver, British Columbia V6C 3A6
Canada

J. Brad Wiggins, Esq.
SecuritiesLawUSA, PC
1875 Century Park East, 6th Floor
Los Angeles, California 90067

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company:

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section (7)(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE*

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock offered by selling stockholders	42,927,517	$0.08185	(2)	$3,513,617	(2)	$437.45	(2)
Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at CDN$0.40 per share	2,655,184	$0.3103	(3)	$823,904	(3)	$102.58	(3)
Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at CDN$0.25 per share	5,516,333	$0.1939	(4)	$1,069,617	(4)	$133.17	(4)
Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at CDN$0.15 per share	35,161,000	$0.1164	(5)	$4,092,740	(5)	$509.55	(5)

Total	86,260,034			$9,499,876		$1,182.75	(6)

(1)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as of May 24, 2018 as quoted on the OTCQB of $0.08185.

(3)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of CDN$0.40 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on May 24, 2018 of CDN$ to US$0.7757.

(4)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of CDN$0.25 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on May 24, 2018 of CDN$1.00 to US$0.7757.

(5)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(g) based on the highest exercise price of the warrants of CDN$0.15 per share converted into United States dollars based on the exchange rate of one Canadian dollar to U.S. dollars as reported by the Bank of Canada on May 24, 2018 of CDN$1.00 to US$0.7757.

(6)	A fee of $1,182.75 is being paid concurrently with the filing of this registration statement.

*	All dollar amounts in this table refer to U.S. Dollars unless otherwise noted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated May 29, 2018

86,260,034 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time by certain selling stockholders, as further described in this prospectus, of up to an aggregate of 86,260,034 shares of the Common Stock (the “Shares”) of Rise Gold Corp. (the “Company”, “Rise”, “we”, “us” or “our”). The Shares registered for sale are as follows:

●	42,927,517 Shares held by selling stockholders;
●	2,138,000 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on December 23, 2016 and exercisable at a price per Share of $0.40;
●	517,184 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on May 5, 2017 and exercisable at a price per Share of $0.40;
●	5,383,000 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on December 27, 2017 and exercisable at a price per Share of $0.25;
●	133,333 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on January 3, 2018 and exercisable at a price per Share of $0.25; and
●	35,161,000 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on April 18, 2018 and exercisable at a price per Share of $0.15.

The Shares and warrants held by the selling stockholders were issued to such selling stockholders pursuant to private transactions between our company and the selling stockholders. The selling stockholders may sell or otherwise dispose of the Shares covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling stockholders, and the times and manner in which they may offer and sell Shares under this prospectus, is provided in the sections entitled “Selling Stockholders” and “Plan of Distribution” of this prospectus.

We will not receive any proceeds from the resale of the Shares by the selling stockholders.

Our Common Stock is listed on the Canadian Securities Exchange (the “CSE”) under the symbol “RISE” and quoted on the OTCQB under the symbol “RYES”. On May 18, 2018, the closing sales price of our Common Stock was $0.11 per share on the CSE and US$0.08 per share on the OTCQB. You are urged to obtain current market quotations of the Common Stock.

All dollar amounts reflected herein refer to Canadian dollars unless otherwise noted.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company requirements for future filings.

Investing in the Shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May _____, 2018

TABLE OF CONTENTS

GLOSSARY OF TERMS	6
SELECTIVE GLOSSARY OF TECHNICAL TERMS	7
CURRENCY AND EXCHANGE RATES	10
ABOUT THIS PROSPECTUS	11
PROSPECTUS SUMMARY	12
About the Company	12
The Offering	13
RISK FACTORS	14
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	24
SELLING STOCKHOLDERS	25
PLAN OF DISTRIBUTION	30
DESCRIPTION OF CAPITAL STOCK	32
BUSINESS	34
PROPERTIES	40
LEGAL PROCEEDINGS	62
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	62
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	63
DIRECTORS AND EXECUTIVE OFFICERS	67
EXECUTIVE COMPENSATION	69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	75
LEGAL MATTERS	76
INTERESTS OF EXPERTS	77
WHERE YOU CAN FIND MORE INFORMATION	77
INFORMATION INCORPORATED BY REFERENCE	77
INDEX TO FINANCIAL STATEMENTS	F1

GLOSSARY OF TERMS

“April 2018 Warrants” means common stock purchase warrants issued on April 18, 2018, exercisable at a price of $0.15 per share until April 18, 2021;

“Common Stock” means the issued and unissued shares of our common stock with a par value of US$0.001;

“CSE” means the Canadian Securities Exchange;

“December 2016 Warrants” means common stock purchase warrants issued on December 23, 2016, exercisable at a price of $0.40 per share until December 23, 2018;

“December 2017 Warrants” means common stock purchase warrants issued on December 27, 2017, exercisable at a price of $0.25 per share until December 27, 2019;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“I-M Mine Property” means the Idaho-Maryland Mine Property comprising approximately 93 acres (38 hectares) surface land and approximately 2,800 acres (1,133 hectares) mineral rights located near Grass Valley of Nevada County in northern California, USA.

“I-M Mine Project” means Rise’s gold project located on the I-M Mine Property;

“Indata Property” means certain mineral claims known as the Indata Property, located in the Omineca Mining Division in British Columbia, Canada in which the Company previously held an option to acquire up to a 75% interest;

“January 2018 Warrants” means common stock purchase warrants issued on January 3, 2018, exercisable at a price of $0.25 per share until January 3, 2020;

“Klondike Properties” means the portfolio of seven gold and base metal properties in southeast British Columbia, Canada consisting of 150 mineral claims over 28,000 hectares;

“May 2017 Warrants” means common stock purchase warrants issued on May 5, 2017, exercisable at a price of $0.40 per share until May 5, 2019;

“NI 43-101” means National Instrument 43-101 (Standards of Disclosure for Mineral Projects);

“OTCQB” means the U.S. OTCQB Venture Market administered by OTC Markets Group;

“Report” means the NI 43-101 compliant technical report entitled “Technical Report on the Idaho-Maryland Project, Grass Valley, California, USA” dated June 1, 2017 prepared by Greg Kulla, P.Geo. of Amec Foster Wheeler Americas Limited;

“Securities Act” means the United States Securities Act of 1933, as amended;

SELECTIVE GLOSSARY OF TECHNICAL TERMS

accretion – Process by which material is added to a tectonic plate or landmass. This material may be sediment, volcanic arcs, seamounts or other igneous features.

albite – A kind of plagioclase mineral within the feldspar group with formula NaAlSi3O8. Its colour is white to grey.

amphibolite – A gneiss or schist largely made up of amphibole and plagioclase minerals.

ankerite – A calcium, iron, magnesium, manganese carbonate mineral of the group of rhombohedral carbonates.

arsenic – Chemical element with the symbol As and occurs in many minerals, usually in combination with sulfur and metals, but also as a pure elemental crystal.

azimuth - The direction or bearing defined as a horizontal angle measured clockwise from true north carbonate – Class of sedimentary rocks composed primarily of carbonate minerals; the two major types are limestone and dolomite.

chalcopyrite – A sulphide mineral of copper common in the zone of secondary enrichment.

chlorite – Group name for about 10 related minerals and a member of the mica group of minerals. Chlorite is very common, and is often an uninteresting green mineral coating the surface of more important minerals.

en-echelon – Roughly parallel but staggered structures.

epizonal – Depth of formation of an orogenic deposit (<6 km / <3.7 mi).

facies – The characteristics of a rock unit that reflect its environment of deposition and allow it to be distinguished from rock deposited in an adjacent environment.

foliation – Repetitive layering in metamorphic rocks; the thickness of the layers can vary.

footwall – The rock on the underside of a vein or mineralized structure.

free gold – Gold, uncombined with other minerals, found in a pure state.

free milling – Mineralized material of gold from which the precious metals can be recovered by concentrating methods without resorting to pressure leaching or other chemical treatment.

gabbro – A dark, coarse-grained igneous rock.

galena – Lead sulphide, the most common form of lead.

gangue – The worthless minerals in an mineralized deposit.

greenschist – Metamorphic rocks that formed under the lowest temperatures and pressures usually produced by regional metamorphism, typically 300–450 °C (570–840 °F) and 2–10 kilobars (14,500–58,000 psi).

hangingwall – The rock on the upper side of a vein or mineralized deposit.

hydrothermal – Relating to hot fluids circulating in the earth’s crust.

hydrothermal gold deposit – During the reaction between mineral-bearing hydrothermal fluids and wall-rocks, some elements are concentrated in specific locations to form hydrothermal gold deposits. They are usually controlled by faults or shear structures, occurring as veins and stockworks, or by strata.

hypozonal – Depth of formation of an orogenic deposit (>12 km / >7.5 mi).

intrusive – A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Jura-Triassic arc belt – One of the geologic packages of the Sierra Nevada Foothills belt which consists of a Paleozoic basement of disrupted ophiolite, serpentinite mélange, and ultra-mafic rocks overlain by uppermost Triassic-Early Jurassic arc volcanics and coeval 200 Ma intrusive rocks.

lithology – Description of its physical characteristics of a rock unit at outcrop, in hard or core samples or with microscopy, such as colour, texture, grain size, or composition.

low-sulphide au-quartz vein – Gold-bearing quartz veins and veinlets with minor sulphides crosscutting a wide variety of host rocks and are localized along major regional faults and related splays. The wallrock is typically altered to silica, pyrite and muscovite within a broader carbonate alteration halo.

mafic – Igneous rocks composed mostly of dark, iron- and magnesium-rich minerals.

mariposite – A mineral which is a chromium-rich variety of mica, which imparts an attractive green colour to the generally white dolomitic marble in which it is commonly found.

mélange – A large-scale breccia, a mappable body of rock characterized by a lack of continuous bedding and the inclusion of fragments of rock of all sizes, contained in a fine-grained deformed matrix.

matrix – Finer-grained mass of material wherein larger grains, crystals or clasts are embedded.

meta-volcanic rocks – A type of metamorphic rock that was first produced by a volcano, either as lava or tephra and then buried underneath subsequent rock and subjected to high pressure and temperatures, causing the rock to recrystallize.

mesothermal quartz vein – Also known as and are type-examples of low-sulfide Au-quartz vein deposits.

mesozonal – Depth of formation of an orogenic deposit (6–12 km / 3.7-7.5 mi).

metamorphosed – Rocks which have undergone a change in texture or composition as the result of heat and/or pressure.

mill head grade – The grade of the mineralized material which is fed into the processing plant to be concentrated into gold bullion. The mill head grade includes mining dilution from un-mineralized rock adjacent to the veins. The mill head grade does not account for metallurgical recovery of gold during the processing of the mineralized material.

ophiolitic rock – An assemblage of the Earth’s oceanic crust and the underlying upper mantle that has been uplifted and exposed above sea level and often emplaced onto continental crustal rocks.

orogeny – An episode of intense deformation of the rocks in a region, generally accompanied by metamorphism and plutonic activity.

orogenic gold deposit – Dominantly form in metamorphic rocks in the mid- to shallow crust (5-15 km depth), at or above the brittle-ductile transition, in compressional settings that facilitate transfer of hot gold bearing fluids from deeper levels. The term “orogenic” is used because these deposits likely form in accretionary and collisional orogens.

Paleozoic – Geological era that followed the Precambrian and during which began with the appearance of complex life, as indicated by fossils (from 245 to 570 million years ago).

pyrite – A yellow iron sulphide mineral, normally of little value. It is sometimes referred to as “fool’s gold”.

quartz – Common rock-forming mineral consisting of silicon and oxygen.

sedimentary rock – Secondary rocks formed from material derived from other rocks and laid down under water. Examples are limestone, shale, and sandstone.

serpentinite – Type of metamorphic rock composed mostly of mineral serpentine. It is usually dark green to green-black in colour, massive and macroscopically dense.

schistosity – Geological foliation (metamorphic arrangement in layers) with medium to large grained flakes in a preferred sheetlike orientation.

scheelite – A variously colored mineral, CaWO4, found in igneous rocks and a common form of tungsten.

sericite – A fine grained mica and a common alteration mineral of orthoclase or plagioclase feldspars in areas that have been subjected to hydrothermal alteration typically associated with hydrothermal deposits.

splay – A series of branching faults near the termination of a major fault which spread the displacement over a large area.

stope – An excavation in a mine from which mineralized material is, or has been extracted.

tectonism – Geological term used to describe major structural features and the processes that create them, including compressional or tensional movements on a planetary surface that produce faults, mountains, ridges, or scarps.

terrane – A crustal block or fragment that is typically bounded by faults and that has a geologic genesis distinct from those of surrounding areas.

Tertiary – Former term for the geologic period from 65 million to 2.6 million years ago, a timespan that occurs between the superseded Secondary period and the Quaternary.

thermal gradient – Rate of increasing temperature with respect to increasing depth in the Earth’s interior.

ultra-mafic – Igneous and meta-igneous rocks with a very low silica content, composed entirely or almost entirely of ferromagnesian minerals, and are composed of usually greater than 90% mafic minerals.

winze – A vertical or inclined underground working that has been excavated from the top downward.

ABBREVIATIONS

Imperial		Metric

AC	acres	m	meter
SF	square foot	km	kilometer
lb	pound	ha	hectare
oz	ounce	g	grams
mi	mile	kg	kilogram
ft	foot	gpt	grams per tonne

CONVERSIONS

Imperial to Metric		Metric to Imperial
Imperial Measure	Metric Unit	Metric Measure	Imperial Unit
2.47 acres	1 hectare	0.4047 hectare	1 acre
3.28 feet	1 metre	0.3048 metre	1 foot
0.62 mile	1 kilometre	1.609 kilometres	1 mile
0.03215 troy ounce	1 gram	31.1035 grams	1 troy ounce
0.02917 troy ounce per ton	1 gpt	34.2857 gpt	1 troy ounce per ton
1.102 short ton	1 tonne	0.907 tonne	1 short ton
2.2046 pounds	1 kilogram	0.4536 kilogram	1 pound

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our financial accounts are maintained in Canadian dollars and our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. Some of our material agreements use Canadian dollars and our Common Stock is traded on the CSE in Canadian dollars. As used herein “CDN$” represents Canadian dollars.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect during such periods, and the high and low exchange rates during such periods based on daily mid-range exchange rates reported by OANDA Corporation which approximates the Bank of Canada rates for conversion of Canadian dollars into United States dollars:

	Six Months Ended January 31	Fiscal Year Ended July 31
Canadian Dollars to U.S. Dollars	2018($)	2017($)	2016($)	2015($)
Rate at end of period	0.8135	0.8014	0.7668	0.7677
Average rate for period	0.7954	0.7555	0.7537	0.8423
High for period	0.8245	0.8042	0.7978	0.9213
Low for period	0.7756	0.7275	0.6848	0.7665

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus (unless the information specifically indicates that another date applies), regardless of the time of delivery of this prospectus or of any sale of the Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders, or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto. See “Where You Can Find More Information” for more information.

This prospectus includes industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” References to “we,” “our,” “Rise,” and the “Company” refer to Rise Gold Corp.

About the Company

We are a mineral exploration stage company incorporated in the state of Nevada, United States. Our current business operations are focused on exploring the I-M Mine Property located near the community of Grass Valley in Nevada County in northern California. Our management team is headquartered in Vancouver, BC, Canada.

We acquired our interest in the I-M Mine Project by exercising an option granted pursuant to an option agreement dated August 30, 2016 (as amended November 11, 2016 and December 23, 2016) with the owners of the property. A more detailed discussion of the I-M Mine Project and of the current status of our business operations is provided under the sections entitled “Business” and “Properties”. We have prepared a technical report outlining an exploration plan which we are currently conducting. This report was created through processing historic data on the I-M Mine Property obtained from the vendors and from historic information in public databases in Nevada County.

The Offering

Shares Offered By the Selling Stockholders	86,260,034 Shares of our Common Stock, including:

	●	42,927,517 Shares held by selling stockholders;
	●	2,138,000 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on December 23, 2016 and exercisable at a price per Share of $0.40;
	●	517,184 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on May 5, 2017 and exercisable at a price per Share of $0.40;
	●	5,383,000 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on December 27, 2017 and exercisable at a price per Share of $0.25;
	●	133,333 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on January 3, 2018 and exercisable at a price per Share of $0.25; and
	●	35,161,000 Shares issuable upon exercise of common stock purchase warrants held by selling stockholders issued on April 18, 2018 and exercisable at a price per Share of $0.15.

Offering Price	Determined at the time of sale by the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by selling stockholders covered by this prospectus.

Common Stock Outstanding as of May 18, 2018	116,105,982 shares of Common Stock.

Trading Symbols	Our Common Stock is listed on the CSE under the symbol “RISE” and quoted on the OTCQB under the symbol “RYES”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors”.

RISK FACTORS

Investing in the Shares involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, before deciding to invest in the Shares. If any of the following risks materialize, our business, financial condition, results of operations, and future prospects will likely be materially and adversely affected. In that event, the market price of the Shares could decline and you could lose all or part of your investment.

Risks Related to our Company

Our ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany our financial statements for the years ended July 31, 2017 and 2016 disclose a going concern qualification to our ability to continue in business. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. We are an exploration stage company and we have incurred losses since our inception.

We currently have no historical recurring source of revenue and our ability to continue as a going concern is dependent on our ability to raise capital to fund our future exploration and working capital requirements or our ability to profitably execute our business plan. Our plans for the long-term return to and continuation as a going concern include financing our future operations through sales of our Common Stock and/or debt and the eventual profitable exploitation of our I-M Mine Property. Additionally, the volatility in capital markets and general economic conditions in the United States and elsewhere can pose significant challenges to raising the required funds. These factors raise substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements do not give effect to any adjustments required to realize ours assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

We will require significant additional capital to fund our business plan.

We will be required to expend significant funds to determine whether proven and probable mineral reserves exist at our properties, to continue exploration and, if warranted, to develop our existing properties, and to identify and acquire additional properties to diversify our property portfolio. We anticipate that we will be required to make substantial capital expenditures for the continued exploration and, if warranted, development of our I-M Mine Property. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological, and geochemical analysis, assaying, and feasibility studies with regard to the results of our exploration at our I-M Mine Property. We may not benefit from some of these investments if we are unable to identify commercially exploitable mineral reserves.

As of January 31, 2018, we had cash of $143,375 and a working capital deficiency of $1,129, compared to cash of $337,099 and working capital of $185,429 on July 31, 2017. As of the date of this prospectus, our current planned operational needs are approximately $1,800,000 until July 31, 2018. We currently have sufficient cash on hand to meet these planned expenditures. We anticipate that we may need to raise up to $2,000,000 to continue planned operations for the next twelve months from the date of this prospectus. We are actively pursuing such additional sources of debt and equity financing, and while we have been successful in doing so in the past, there can be no assurance we will be able to do so in the future.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide were adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities and remnants from those losses continue to impact the ability for us to raise capital. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us.

Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, or prospects. Sales of substantial amounts of securities may have a highly dilutive effect on our ownership or share structure. Sales of a large number of shares of our Common Stock in the public markets, or the potential for such sales, could decrease the trading price of the shares and could impair our ability to raise capital through future sales of Common Stock. We have not yet commenced commercial production at any of our properties and, therefore, have not generated positive cash flows to date and have no reasonable prospects of doing so unless successful commercial production can be achieved at our I-M Mine Property. We expect to continue to incur negative investing and operating cash flows until such time as we enter into successful commercial production. This will require us to deploy our working capital to fund such negative cash flow and to seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet our requirements. There is no assurance that we will be able to continue to raise equity capital or to secure additional debt financing, or that we will not continue to incur losses.

We have a limited operating history on which to base an evaluation of our business and prospects.

Since our inception, we have had no revenue from operations. We have no history of producing products from any of our properties. Our I-M Mine Project is a historic, past-producing mine with very little recent exploration work. Advancing our I-M Mine Property into the development stage will require significant capital and time, and successful commercial production from the I-M Mine Property will be subject to completing feasibility studies, permitting and re-commissioning of the mine, constructing processing plants, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

●	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;
●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
●	the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;
●	the availability and cost of appropriate smelting and/or refining arrangements, if required;
●	compliance with stringent environmental and other governmental approval and permit requirements;
●	the availability of funds to finance exploration, development, and construction activities, as warranted;
●	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;
●	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and other supplies; and
●	potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up. In addition, our management and workforce will need to be expanded, and sufficient housing and other support systems for our workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our current or future properties, including our I-M Mine Property.

We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception, have had negative cash flow from operating activities, and expect to continue to incur losses in the future. We have incurred the following losses from operations during each of the following periods:

●	$1,517,127 for the six month period ended January 31, 2018;
●	$4,190,955 for the year ended July 31, 2017; and
●	$633,466 for the year ended July 31, 2016.

We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations. We recognize that if we are unable to generate significant revenues from mining operations and dispositions of our properties, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Risks Related to Mining and Exploration

The I-M Mine Property is in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve on the I-M Mine Property or any other properties we may acquire in commercially exploitable quantities. Unless and until we do so, we cannot earn any revenues from these properties and if we do not do so, we will lose all of the funds that we expend on exploration. If we do not discover any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.

A mineral reserve is defined by the SEC in its Industry Guide 7 as that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. In general, the probability of any individual prospect having a “reserve” that meets the requirements of the SEC’s Industry Guide 7 is small, and our mineral properties may not contain any “reserves” and any funds that we spend on exploration could be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and that we can extract those minerals. Both mineral exploration and development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, such as, but not limited to:

●	economically insufficient mineralized material;
●	fluctuation in production costs that make mining uneconomical;
●	labor disputes;
●	unanticipated variations in grade and other geologic problems;
●	environmental hazards;
●	water conditions;
●	difficult surface or underground conditions;
●	industrial accidents;
●	metallurgic and other processing problems;
●	mechanical and equipment performance problems;
●	failure of dams, stockpiles, wastewater transportation systems, or impoundments;
●	unusual or unexpected rock formations; and
●	personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

Commodity price volatility could have dramatic effects on the results of operations and our ability to execute our business plan.

The price of commodities varies on a daily basis. Our future revenues, if any, will likely be derived from the extraction and sale of base and precious metals. The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond our control including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of our business, could negatively affect our ability to secure financing or our results of operations.

Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques. Estimates of any mineralized material or resource/reserve on any of our properties would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material and resources/reserves. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As we have not completed feasibility studies on our I-M Mine Property and have not commenced actual production, mineralization resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our I-M Mine Property and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;
●	availability of government-granted exploration permits;
●	the quality of our management and our geological and technical expertise; and
●	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices, which can fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. We may invest significant capital and resources in exploration activities and may abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We are subject to significant governmental regulations that affect our operations and costs of conducting our business and may not be able to obtain all required permits and licences to place our properties into production.

Our current and future operations, including exploration and, if warranted, development of the I-M Mine Property, do and will require permits from governmental authorities and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;
●	laws and regulations related to exports, taxes, and fees;
●	labor standards and regulations related to occupational health and mine safety; and
●	environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. We cannot predict if all permits that we may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. We may be required to compensate those suffering loss or damage by reason of our mineral exploration or our mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or our failure to comply with, such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation of such laws, regulations and permits, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our I-M Mine Property is located in California and has numerous clearly defined regulations with respect to permitting mines, which could potentially impact the total time to market for the project.

Although we are currently focused on mineral exploration at the I-M Mine Project and are not contemplating the permitting or the re-opening of the I-M Mine at this time, Nevada County would likely be the lead agency for permitting of an underground mine based on our preliminary review of the regulatory framework. Both parcels fall within the City of Grass Valley’s Sphere of Influence. As such, the County of Nevada may consult with the City of Grass Valley before authorizing uses within the Sphere of Influence. During the process of certain permitting applications in the early 2000s, which were focussed on the Idaho land adjacent to the City of Grass Valley, the City of Grass Valley became the lead agency and proposed to annex the project into the City.

Subsurface mining is allowed in the Nevada County M1 Zoning District with approval of a “Use Permit”. Approval of a Use Permit for mining operations requires a public hearing before the County Planning Commission, whose decision may be appealed to the County Board of Supervisors. Use Permit approvals include conditions of approval, which are designed to minimize the impact of conditional uses on neighboring properties.

In 1975, the California Legislature enacted the Surface Mining and Reclamation Act (“SMARA”), which required that all surface mining operations in California have approved reclamation plans and financial assurances. SMARA was adopted to ensure that land used for mining operations in California would be reclaimed post-mining to a useable condition. Pursuant to SMARA, we would be required to obtain approval of a Reclamation Plan and financial assurances from the County for any surface component of the underground mining operation before mining operations could commence. Approval of a Reclamation Plan will require a public hearing before the County Planning Commission.

To approve a Reclamation Plan and Use Permit, the County would need to satisfy the requirements of California Environmental Quality Act (“CEQA”). CEQA requires that public agency decision makers study the environmental impacts of any discretionary action, disclose the impacts to the public, and minimize unavoidable impacts to the extent feasible. CEQA is triggered whenever a California governmental agency is asked to approve a “discretionary project”. The approval of a Reclamation Plan is a “discretionary project” under CEQA. Other necessary ancillary permits like the California Department of Fish and Wildlife (“CDFW”) Streambed Alteration Agreement (if applicable) also triggers CEQA compliance.

In this situation, the lead agency for the purposes of CEQA would be the County. Other public agencies (in charge of administering specific legislation) will also need to approve aspects of the Project, such as the CDFW (the California Endangered Species Act), the Air Pollution Control District (Authority to Construct and Permit to Operate), and the Regional Water Quality Control Board (National Pollutant Discharge Elimination System (authorized to state governments by the US Environmental Protection Agency) and Report of Waste Discharge). However, CEQA’s Guidelines provide that if more than one agency must act on a project, the agency that acts first is generally considered the lead agency under CEQA . All other agencies are considered “responsible agencies.” Responsible agencies do need to consider the environmental document approved by the lead agency, but will usually accept the lead agency’s document and use it as the basis for issuing their own permits.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations, and future changes in these laws and regulations, may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, on our future venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will ultimately affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of our operations.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;
●	treat ground and surface water to drinking water standards; and
●	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional properties, if any, or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other companies that produce our planned commercial products for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop, or operate additional mining projects.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.

We may enter into joint ventures, partnership arrangements, or offtake agreements, with other parties in relation to the exploration, development, and production of the properties in which we have an interest. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, including the I-M Mine Property, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our Common Stock.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees and consultants, including our Chief Executive Officer, Chief Financial Officer and Corporate Secretary. The loss of any officer could have an adverse effect on us. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

Our results of operations could be affected by currency fluctuations.

Our properties are currently all located in the United States and while most costs associated with these properties are paid in U.S. dollars, a significant amount of our administrative expenses are payable in Canadian dollars. There can be significant swings in the exchange rate between the U.S. dollar and the Canadian dollar, which can impact various aspects of our operations. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims that could affect our property rights and claims.

There are risks that title to our properties may be challenged or impugned. Our I-M Mine Property is located in California and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects.

We may be unable to secure surface access or purchase required surface rights.

Although we obtain the rights to some or all of the minerals in the ground subject to the mineral tenures that we acquire, or have the right to acquire, in some cases we may not acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty. Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost, or overall ability to develop any mineral deposits we may locate.

Our properties and operations may be subject to litigation or other claims.

From time to time our properties or operations may be subject to disputes that may result in litigation or other legal claims. We may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

We do not currently insure against all the risks and hazards of mineral exploration, development, and mining operations.

Exploration, development, and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, and periodic interruptions due to inclement or hazardous weather conditions. These risks could result in damage to or destruction of mineral properties, facilities, or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses, and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. We may elect not to insure where premium costs are disproportionate to our perception of the relevant risks. The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Risks Related to the Shares

Our share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of the Shares:

●	Disappointing results from our exploration efforts;
●	Decline in demand for our Common Stock;
●	Downward revisions in securities analysts’ estimates or changes in general market conditions;
●	Technological innovations by competitors or in competing technologies;
●	Investor perception of our industry or our prospects; and
●	General economic trends.

In the last 12 months, the price of our stock on the CSE has ranged from a low of $0.085 to a high of $0.315. In addition, stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Shares. As a result, you may be unable to sell any Shares you acquire at a desired price.

We have never paid dividends on our Common Stock.

We have not paid dividends on our Common Stock to date, and we do not expect to pay dividends for the foreseeable future. We intend to retain our initial earnings, if any, to finance our operations. Any future dividends on Common Stock will depend upon our earnings, our then-existing financial requirements, and other factors, and will be at the discretion of the Board.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share of Common Stock if we issue additional employee/director/consultant options or if we sell additional Common Stock and/or warrants to finance our operations.

In order to further expand our operations and meet our objectives, any additional growth and/or expanded exploration activity will likely need to be financed through sale of and issuance of additional Common Stock, including, but not limited to, raising funds to explore the I-M Mine Property. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we likely will also need to issue additional Common Stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects or to acquire additional properties. We will also in the future grant to some or all of our directors, officers, and key employees and/or consultants options to purchase Common Stock as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional Common Stock will, cause our existing stockholders to experience dilution of their ownership interests.

If we issue additional Common Stock or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share of Common Stock depending on the price at which such securities are sold.

The issuance of additional shares of Common Stock may negatively impact the trading price of our securities.

We have issued Common Stock in the past and will continue to issue Common Stock to finance our activities in the future. In addition, newly issued or outstanding options, warrants, and broker warrants to purchase Common Stock may be exercised, resulting in the issuance of additional Common Stock. Any such issuance of additional Common Stock would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Common Stock.

We are subject to the continued listing criteria of the CSE, and our failure to satisfy these criteria may result in delisting of our Common Stock from the CSE and could also jeopardize our continued ability to trade in the United States on the OTCQB.

Our Common Stock is currently listed for trading on the CSE. In order to maintain the listing on the CSE or any other securities exchange we may trade on, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, these exchanges may delist the securities of any issuer if, in the exchange’s opinion, our financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if we sell or dispose of our principal operating assets or cease to be an operating company; if we fail to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If the CSE or any other exchange were to delist the Common Stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Stock, reduced liquidity, decreased analyst coverage, and/or an inability for us to obtain additional financing to fund our operations. In addition, our inability to maintain our CSE listing and remain current in our Canadian public disclosure requirements could disqualify us from continuing to trade in the United States on either the OTCQB or the OTC Pink.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any July 31 before that time, in which case we would no longer be an emerging growth company as of the following January 31. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Broker-dealers may be discouraged from effecting transactions in our Common Stock because it is considered a penny stock and is subject to the penny stock rules.

Our Common Stock is currently considered a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. Our Common Stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our Common Stock and, as a result, the ability of broker-dealers to trade in our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, future exploration activities, future mineral resource estimates, and future joint venture arrangements are forward-looking statements. These forward-looking statements are identified by the use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “would”, “might” and similar terms and phrases.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation, risks related to:

●	our requirement of significant additional capital;
●	our limited operating history;
●	our history of losses;
●	our properties that are in the exploration stage;
●	mineral exploration and production activities;
●	our lack of mineral production from our properties;
●	our exploration activities being unsuccessful;
●	our ability to obtain permits and licenses for production;
●	government and environmental regulations that may increase our costs of doing business or restrict our operations;
●	proposed legislation that may significantly affect the mining industry;
●	land reclamation requirements;
●	competition in the mining industry;
●	equipment and supply shortages;
●	current and future joint ventures and partnerships;
●	our ability to attract qualified management;

●	currency fluctuations;
●	claims on the title to our properties;
●	surface access on our properties;
●	potential future litigation;
●	our lack of insurance covering all our operations; and
●	our Common Stock, including price volatility, lack of dividend payments, dilution and penny stock rules.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of Shares of our Common Stock by the selling stockholders listed in the “Selling Stockholders” section below, and their transferees. We will not receive any proceeds from any sale of the Shares by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the offering of up to 86,260,034 Shares by selling stockholders - this includes Shares acquirable upon exercise of our outstanding warrants.

Selling stockholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain warrants and options. This prospectus and any prospectus supplement will only permit the selling stockholders to sell the Shares identified in the column “Number of Shares Offered Hereby.”

The selling stockholders may from time to time offer and sell the Shares pursuant to this prospectus and any applicable prospectus supplement. The selling stockholders may offer all or some portion of the Shares they hold or acquire, but only Shares that are currently outstanding or are acquired upon the exercise of certain warrants that are currently outstanding, and in either case included in the “Number of Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The Shares issued to the selling stockholders are “restricted” securities under applicable federal and state securities laws and are being registered to give the selling stockholders the opportunity to sell their Shares. The registration of such Shares does not necessarily mean, however, that any of these Shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their Shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution.”

Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered Shares to be made directly or through agents. To the extent that any of the selling stockholders are affiliates of our company or are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, and based on the representations we have received from the selling stockholders, two of the selling stockholders are brokers or dealers or affiliated with brokers or dealers and are identified below. Selling stockholders that are affiliates of our company are also identified below.

The following table sets forth the name of persons who are offering the resale of Shares by this prospectus, the number of shares of Common Stock beneficially owned by each person, the number of Shares that may be sold in this offering and the number of shares of Common Stock each person will own after the offering, assuming they sell all of the Shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling stockholders. We will not receive any proceeds from the resale of the Shares by the selling stockholders.

Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Number of Shares Offered Hereby(1)		Shares of Common Stock Owned After the Offering
				Number	Percent (1)
Accent Capital GMBH (2)	226,000	226,000	(3)	0	-
Anita Rovazzi	266,666	266,666	(4)	0	-
Bob Cicci	500,000	300,000	(5)	200,000	*
Bob Hunchak	515,000	200,000	(6)	315,000	-
Courtney Watkins	100,000	100,000		0	-
Daniel Oliver	660,000	660,000	(7)	0	-
Darby Investments Inc. (8)	220,000	150,000	(9)	70,000	*
David Erfle	200,000	200,000	(10)	0	-
Duncan Milne	700,000	600,000	(11)	100,000	*
Edward McCann	1,152,000	252,000	(12)	900,000	*
EMA GARP Fund L.P. (13)	2,600,000	2,600,000	(14)	0	-
Eric Boehnke	1,000,000	1,000,000	(15)	0	-
First Canadian Insurance Corp. (16)	664,000	664,000	(17)	0	-
G. Scott Paterson	2,666,000	2,666,000	(18)	0	-
George E. Coleman Jr. Foundation (19)	800,000	800,000	(20)	0	-
Glass Investments Ltd. (21)	1,004,000	1,004,000	(22)	0	-
Greg Davison	200,000	200,000	(23)	0	-
Hybrid Financial Ltd. (24)	5,800,000	5,800,000	(25)	0	-
Interward Capital Corp. (26)	500,000	500,000	(27)	0	-
James Kelly	400,000	400,000	(28)	0	-
Jason Atkinson	96,000	66,000	(29)	30,000	-
Jason Scharfe	434,000	334,000	(30)	100,000	-

Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Number of Shares Offered Hereby(1)		Shares of Common Stock Owned After the Offering
				Number	Percent (1)
John LaGourgue	45,000	45,000		0	-
Keith Kerr	484,000	334,000	(31)	150,000	-
Kenilworth Estates (32)	400,000	400,000	(33)	0	-
Lorne Henderson	200,000	200,000	(34)	0	-
Lynette Vetro	200,000	200,000	(35)	0	-
Marilyn Wilhelmsen	500,000	400,000	(36)	100,000	-
Millennium Insurance Corporation (37)	332,000	332,000	(38)	0	-
Monarch Properties Ltd. (39)	7,879,832	3,500,000	(40)	4,379,832	3.8
Myrmikan Gold Fund, LLC (41)	3,475,000	3,300,000	(42)	175,000	*
Palisade Global Investments Ltd. (43)	10,000,000	10,000,000	(44)	0	-
Patricia Mossman	700,000	700,000	(45)	0	-
Robbie Morrison	200,000	200,000	(46)	0	-
Robert Yoneda	150,000	100,000	(47)	50,000	*
Rockhaven Holdings Ltd. (48)	500,000	500,000	(49)	0	-
Rudy DeJong	100,000	100,000	(50)	0	-
Sarah Paterson	666,000	666,000	(51)	0	-
Skanderbeg Capital Advisors Inc. (52)	1,784,368	834,368	(53)	950,000	*
Scharfe Holdings Inc. (54)	10,745,206	4,000,000	(55)	6,745,206	5.8
Southern Arc Minerals Ltd. (56)	40,000,000	40,000,000	(57)	0	-
Sveinson Mineral Services Inc. (58)	300,000	300,000	(59)	0	-
Thomas Brinkman	371,000	160,000	(60)	211,000	*
Yea-Sayer Pty Ltd. (61)	2,500,000	1,000,000	(62)	1,500,000	1.3
Total	102,236,072	86,260,034		15,976,038	13.3

* less than 1%

(1)	This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder, shares issuable upon the exercise of warrants are included with respect to that stockholder. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 116,105,982 shares of Common Stock outstanding on May 18, 2018, adjusted as required by rules promulgated by the SEC.

(2)	Joerg Schweitzer is the beneficial owner of these securities.

(3)	Includes 138,000 shares issuable upon exercise of December 2016 Warrants.

(4)	Includes 133,333 shares issuable upon exercise of January 2018 Warrants.

(5)	Includes 150,000 shares issuable upon exercise of April 2018 Warrants.

(6)	Includes 100,000 shares issuable upon exercise of April 2018 Warrants.

(7)	Includes 330,000 shares issuable upon exercise of April 2018 Warrants.

(8)	Dale A. Rondeau and Brenda T. Yamanaka are the beneficial owners of these securities.

(9)	Includes 75,000 shares issuable upon exercise of April 2018 Warrants.

(10)	Includes 100,000 shares issuable upon exercise of December 2017 Warrants.

(11)	Includes 200,000 shares issuable upon exercise of December 2017 Warrants and 100,000 shares issuable upon exercise of April 2018 Warrants.

(12)	Includes 126,000 shares issuable upon exercise of April 2018 Warrants.

(13)	Lawrence W. Lepard, the Managing General Partner of EMA, controls these securities.

(14)	Includes 1,300,000 shares issuable upon exercise of April 2018 Warrants.

(15)	Includes 500,000 shares issuable upon exercise of April 2018 Warrants.

(16)	Marc Sontrop, President of Interward Asset Management, controls these securities.

(17)	Includes 332,000 shares issuable upon exercise of December 2016 Warrants.

(18)	Includes 1,333,000 shares issuable upon exercise of December 2017 Warrants.

(19)	Daniel Oliver, the trustee of the Foundation, controls these securities.

(20)	Includes 400,000 shares issuable upon exercise of April 2018 Warrants.

(21)	Marc Sontrop, President of Interward Asset Management, controls these securities.

(22)	Includes 502,000 shares issuable upon exercise of December 2016 Warrants.

(23)	Includes 100,000 shares issuable upon exercise of December 2017 Warrants.

(24)	Steve Marshall, the Chief Executive Officer of Hybrid Financial, controls these securities.

(25)	Includes 2,900,000 shares issuable upon exercise of April 2018 Warrants.

(26)	Marc Sontrop, President of Interward Asset Management, controls these securities.

(27)	Includes 250,000 shares issuable upon exercise of December 2016 Warrants.

(28)	Includes 200,000 shares issuable upon exercise of December 2017 Warrants.

(29)	Includes 33,000 shares issuable upon exercise of December 2017 Warrants.

(30)	Includes 167,000 shares issuable upon exercise of December 2017 Warrants.

(31)	Includes 167,000 shares issuable upon exercise of December 2017 Warrants.

(32)	Janice-Elaine Kilas, President and Chief Executive Officer of Kenilworth Estates, controls these securities.

(33)	Includes 200,000 shares issuable upon exercise of December 2017 Warrants.

(34)	Includes 100,000 shares issuable upon exercise of December 2017 Warrants.

(35)	Includes 100,000 shares issuable upon exercise of May 2017 Warrants.

(36)	Includes 200,000 shares issuable upon exercise of April 2018 Warrants.

(37)	Marc Sontrop, President of Interward Asset Management, controls these securities.

(38)	Includes 166,000 shares issuable upon exercise of December 2016 Warrants.

(39)	H. Nixon Scharfe, President of Monarch Properties is the beneficial owner of these securities.

(40)	Includes 1,500,000 shares issuable upon exercise of April 2018 Warrants and 500,000 shares issuable upon exercise of December 2016 Warrants.

(41)	Daniel Oliver, the Managing Member of Myrmikan Gold Fund, controls these securities.

(42)	Includes 350,000 shares issuable upon exercise of December 2017 Warrants and 1,300,000 shares issuable upon exercise of April 2018 Warrants.

(43)	Collin S. Kettell, the Chief Executive Officer of Palisade Global Investments, controls these securities.

(44)	Includes 5,000,000 shares issuable upon exercise of April 2018 Warrants.

(45)	Includes 350,000 shares issuable upon exercise of April 2018 Warrants.

(46)	Includes 100,000 shares issuable upon exercise of April 2018 Warrants.

(47)	Includes 50,000 shares issuable upon exercise of December 2017 Warrants.

(48)	Marc Sontrop, a director of Rockhaven Holdings controls these securities.

(49)	Includes 250,000 shares issuable upon exercise of December 2016 Warrants.

(50)	Includes 50,000 shares issuable upon exercise of December 2017 Warrants.

(51)	Includes 333,000 shares issuable upon exercise of December 2017 Warrants.

(52)	Mario Vetro and Carson Seabolt are the beneficial owners of these securities.

(53)	Includes 417,184 shares issuable upon exercise of May 2017 Warrants

(54)	Brad Scharfe is the beneficial owner of these securities.

(55)	Includes 2,000,000 shares issuable upon exercise of December 2017 Warrants.

(56)	John G. Proust, Chief Executive Officer and Chairman of Southern Arc, controls these securities.

(57)	Includes 20,000,000 shares issuable upon exercise of April 2018 Warrants.

(58)	Frederick Sveinson and Sandra Sveinson are the beneficial owners of these securities.

(59)	Includes 150,000 shares issuable upon exercise of April 2018 Warrants.

(60)	Includes 80,000 shares issuable upon exercise of April 2018 Warrants.

(61)	James Neville Kennard is the beneficial owner of these securities.

(62)	Includes 500,000 shares issuable upon exercise of April 2018 Warrants.

None of the Selling Shareholders has, or within the past three years has had, any position, office or material or family relationship with our company or any of our predecessors or affiliates, except as follows:

●	Hybrid Financial Ltd. provides investor relations services to our company under contract.
●	Jason Scharfe is the brother of Brad Scharfe, a former director of our company.
●	Monarch Properties Ltd. is owned by H. Nixon Scharfe, the father of Brad Scharfe.
●	Patricia Mossman is the mother of Benjamin Mossman, the Chief Executive Officer of our company.
●	Scharfe Holdings Inc. is owned by Brad Scharfe, a former director of our company.
●	Southern Arc Minerals Ltd. has a director, John G. Proust, in common with our company.
●	Thomas Brinkman is the brother of Tessa Brinkman, the wife of Benjamin Mossman, the Chief Executive Officer of our company.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those Shares under the Securities Act from time to time after the date of this prospectus at the discretion of the holders of such Shares. We will not receive any of the proceeds from the sale by the selling stockholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the CSE, the OTCQB, or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable Canadian laws, hold periods and other applicable local laws are satisfied. The selling stockholders may also sell their Shares directly or through one or more underwriters, broker-dealers, or agents. If the Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any Shares offered by a selling stockholder by this prospectus that were acquired in the private placement offering that closed on April 18, 2018 remain subject to Canadian resale restrictions which provide that unless permitted under Canadian securities legislation, a selling stockholder must not trade those Shares before August 19, 2018.

If the selling stockholders effect such transactions by selling Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver Shares covered by this prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling stockholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. All of the foregoing provisions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares, estimated to be approximately US$29,182.75 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 400,000,000 shares of Common Stock with a par value of $0.001.

Common Stock

As of May 18, 2018, there are 116,105,982 shares of our Common Stock issued and outstanding.

Holders of our Common Stock have no preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All of our issued Common Stock is entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to security holders.

Our Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available for the payment of dividends. Since our inception as a company on February 9, 2007, we have not declared any dividends, nor do we intend to issue any cash dividends in the future. Our foreseeable plans include retaining earnings, if any, to finance the development and expansion of our business.

Warrants

As of May 18, 2018, an aggregate of 85,448,819 warrants, with each warrant convertible into one (1) share of Common Stock, were issued and outstanding as follows:

Number	Exercise Price	Expiry Date
1,500,000	$0.227	July 13, 2018
22,148,800	$0.40	December 23, 2018
2,286,100	$0.40	January 24, 2019
465,500	$0.40	February 6, 2019
9,863,486	$0.40	May 5, 2019
7,080,740	$0.25	September 25, 2019
6,788,860	$0.25	December 27, 2019
133,333	$0.25	January 3, 2020
21,000	$0.15	April 18, 2020
35,161,000	$0.15	April 18, 2021
85,448,819

Each of the foregoing warrants provides that in the event there is a subdivision, consolidation, reclassification, or other change to our Common Stock resulting in a greater or lesser number of shares of Common Stock or our other securities, the terms of the Common Stock issuable on conversion of such warrants and the exercise price of such warrants will be adjusted accordingly.

Incentive Stock Options

As of May 18, 2018, an aggregate of 11,610,142 incentive stock options are issued and outstanding, with each option exercisable into one (1) share of Common Stock, as follows:

Option Grant Date	Option Exercise Price	Option Expiry Date	Number of Options Currently Outstanding
March 23, 2016	$0.15	March 22, 2021	1,100,000
August 9, 2016	$0.20	August 8, 2021	586,600
December 27, 2016	$0.24	December 27, 2021	2,142,542
April 3, 2017	$0.27	April 3, 2022	500,000
April 20, 2017	$0.28	April 20, 2020	900,000
April 18, 2018	$0.12	April 18, 2023	6,381,000
			11,610,142

Each agreement in respect of incentive stock options provides that in the event there is a subdivision, consolidation, reclassification, or other change to our Common Stock resulting in a greater or lesser number of shares of Common Stock, the terms of the Common Stock issuable on exercise of such options and the exercise price of such options will be adjusted accordingly. Furthermore, the expiry period of each of the foregoing options will be accelerated in the event the holder ceases to hold their applicable position as director, officer, consultant, or employee of our company.

BUSINESS

General Corporate Information

Our company was incorporated on February 9, 2007 as Atlantic Resources Inc. in the state of Nevada pursuant to the Nevada Revised Statutes. On April 11, 2012, we changed our name to “Patriot Minefinders Inc. On January 14, 2015, we changed our name to “Rise Resources Inc.”. On March 29, 2017, we changed our name to “Rise Gold Corp.”.

On January 14, 2015, we completed a merger with our wholly owned subsidiary, Rise Resources Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State. The subsidiary was incorporated entirely for the purpose of effecting the name change and the merger did not affect our Articles of Incorporation or corporate structure in any other way.

On January 22, 2015, we completed a 1 for 80 reverse split of our Common Stock and effected a corresponding decrease in our authorized capital by filing a Certificate of Change with the Nevada Secretary of State (the “Reverse Split”). As a result of the Reverse Split, our authorized capital decreased from 1,680,000,000 shares to 21,000,000 and our issued and outstanding Common Stock decreased from 63,400,000 shares to 792,518, with each fractional share being rounded up to the nearest whole share.

Both the name change and Reverse Split became effective in the market at the open of business on February 9, 2015.

On April 9, 2015, we increased our authorized capital from 21,000,000 to 400,000,000 shares of Common Stock.

On March 29, 2017, we completed another merger with our wholly owned subsidiary, Rise Gold Corp., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State. The subsidiary was incorporated entirely for the purpose of effecting the name change and the merger did not affect our Articles of Incorporation or corporate structure in any other way.

We currently have one wholly owned subsidiary, Rise Grass Valley, Inc., which holds certain of our interests and assets located in the United States, and in particular, our interest in the I-M Mine Property. Rise Grass Valley, Inc. was incorporated in the state of Nevada pursuant to the Nevada Revised Statutes.

Our Common Stock is currently listed on the CSE under the symbol “RISE”. We are a reporting issuer in British Columbia, Alberta, and Ontario in Canada. Our Common Stock is also currently quoted on the OTCQB under the symbol “RYES”. We are an SEC reporting company by virtue of our class of Common Stock being registered under Section 12(g) of the Exchange Act.

Description of Business

We are a mineral exploration company and our primary asset is a major past producing high grade property near Grass Valley, California, United States, which we own outright. In the past, we have held other potential mineral properties in British Columbia, Canada, which have been written off based on the strength of the I-M Mine Project.

On May 18, 2015, we entered into an option agreement (the “Eastfield Option”) with Eastfield Resources Ltd., a British Columbia company with its common shares listed for trading on the TSX Venture Exchange under the symbol “ETF” (“Eastfield”), pursuant to which Eastfield granted us the exclusive and irrevocable option to acquire up to a 75% undivided interest in and to certain mineral claims known as the Indata property located in the Omineca Mining Division in British Columbia, Canada (the “Indata Property”), by paying Eastfield an aggregate of $450,000 in cash, incurring a minimum of $2,500,000 in aggregate exploration expenditures on the Indata Property, and completing a feasibility study on the property. On May 5, 2017, we terminated the Option Agreement and wrote off $50,000 in acquisition costs relating to Indata during the period ended April 30, 2017.

Prior to entering into the Eastfield Option, we were an exploration stage company engaged in exploring and evaluating potential strategic transactions in multiple industries, including but not limited to mineral properties and technology.

On August 1, 2015, we changed our functional currency from the United States dollar to the Canadian dollar.

On October 28, 2015, we cancelled 13,000,186 shares of Common Stock that were originally issued by us through debt conversion agreements on February 11, 2015 and March 31, 2015 pursuant to a share surrender and cancellation agreement.

On January 29, 2016, we completed the issuance and sale of an aggregate of 6,050,000 shares of Common Stock at a price of $0.10 per share in a Canadian public offering in exchange for gross proceeds of $605,000. The shares were qualified for distribution in the provinces of British Columbia and Alberta pursuant to a final long form prospectus we prepared dated November 10, 2015. Pursuant to an agency agreement dated September 22, 2015 between us and one Canadian selling agent, we paid the agent a cash commission equal to 8% of the gross proceeds ($48,400) and issued the agent and one sub-agent an aggregate of 484,000 warrants valued at $42,248 (discount rate – 0.43%, volatility – 215.3%, expected life – 2 years, dividend yield – 0%), each of which was exercisable into one share of Common Stock at a price of $0.10 per share for a period of 24 months. We also paid the Canadian selling agent a corporate finance fee of $25,000 and incurred other share issuance costs of $53,667.

On February 1, 2016, our Common Stock commenced trading on the CSE.

On May 31, 2016, we entered into a property purchase agreement (the “Klondike Purchase”) with Klondike Gold Corp., a British Columbia company with its common shares listed for trading on the TSX Venture Exchange under the symbol “KG” (“Klondike”), regarding the purchase of a portfolio of seven gold and base metal properties in southeast British Columbia consisting of 150 mining claims with a total area of 28,000 hectares (collectively, the “Klondike Properties”). On July 13, 2016 (the “First Closing”), we paid Klondike $50,000 in cash, issued 1,500,000 shares of Common Stock, and issued 1,500,000 share purchase warrants exercisable at a price of $0.227 per share until July 13, 2018. On the one year anniversary of the First Closing, we were required to pay Klondike $150,000 in cash, issue 2,000,000 shares of Common Stock, and issue 1,000,000 additional warrants. In June 2017, we decided to terminate the Purchase Agreement and wrote off $513,031 in acquisition costs relating to the Klondike Properties during the period ended April 30, 2017. Under the terms of a settlement agreement dated July 17, 2017 with Klondike, we agreed to pay $100,000 and return any interests we had in the Klondike Properties in exchange for a release from any future obligations and commitments to Klondike including the issuance of shares and share purchase warrants.

On August 1, 2016, Fred Tejada resigned as our Chief Executive Officer and the Board of Directors appointed Benjamin W. Mossman as a director and Chief Executive Officer to the fill the vacancy resulting from Mr. Tejada’s resignation.

On August 31, 2016, Michael Evans resigned as a director and the Board of Directors appointed John D. Anderson to fill the director vacancy and the audit committee vacancy resulting from Mr. Evans’ resignation.

On August 30, 2016, we entered into an option agreement with three parties to purchase a 100% interest in and to the I-M Mine Property located near Grass Valley, California, United States. In order to exercise the option, we agreed to pay the vendors US$2,000,000 by November 30, 2016. Upon execution of the option agreement, we paid the vendors a non-refundable cash deposit in the amount of $32,758 (US$25,000), which was to be credited against the purchase price of US$2,000,000 upon exercise of the option. On November 30, 2016, we negotiated an extension of the closing date of the option agreement to December 26, 2016, in return for a cash payment of $32,758 (US$25,000), which also was credited against the purchase price of US$2,000,000 upon exercise of the option. On December 28, 2016, we negotiated a further no-cost extension of the closing date of the option agreement to January 31, 2017. On January 25, 2017, we exercised the option by paying $2,588,625 (US$1,950,000), and acquired a 100% interest in the I-M Mine Property. In connection with the option agreement, we agreed to pay a cash commission of $184,000 (US$140,000) equal to 7 per cent of the purchase price of US$2,000,000; the commission was settled on January 25, 2017 through the issuance of 920,000 units valued at $0.20 per unit, each unit consisting of one share of Common Stock and one transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance.

We have prepared a technical report outlining an exploration plan which we are now preparing to commence. This report was created through processing historic data on the I-M Mine Property obtained from the vendors.

On December 23, 2016, we completed a non-brokered private placement, issuing an aggregate of 21,044,500 units at a price of $0.20 per unit for gross proceeds of $4,208,900. Each unit consists of one share of Common Stock and one transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, we paid finders fees of $218,410 and issued a total of 1,104,300 finder warrants exercisable into Common Stock at a price of $0.40 for a period of two years from the date of issuance.

On January 6, 2017, we entered into an option agreement with Sierra Pacific Industries Inc. of Anderson, California to purchase a 100% interest in and to certain surface rights totalling approximately 82 acres of land (the “SP Lands”) located contiguous to the I-M Mine Property acquired on January 25, 2017. Pursuant to the option agreement, we were required to pay US$1,900,000 by March 31, 2017 in order to exercise the option. Upon execution of the option agreement, we paid the vendors a non-refundable cash deposit in the amount of $132,732 (US$100,000), which was credited against the purchase price of US$1,900,000 upon exercise of the option. On April 3, 2017, we negotiated an extension of the closing date of the option agreement to June 30, 2017, in return for a cash payment of $268,000 (US$200,000) to extend the option agreement to June 30, 2017, at which time a payment of US$1,600,000 was due in order to exercise the option. On June 7, 2017, we negotiated a further extension of the closing date of the option agreement to September 30, 2017 in return for a cash payment of $406,590 (US$300,000), which was credited against the remaining purchase price. On September 1, 2017, we negotiated a further extension of the closing date of the option agreement to June 30, 2018 in return for cash payments as follows: US$300,000 by September 30, 2017, US$300,000 by December 30, 2017, US$300,000 by March 30, 2018 and a final payment of US$400,000 by June 30, 2018. All of these payments have now been made resulting in our full exercise of the option and purchase of the SP Lands effective as of May 15, 2018.

On January 24, 2017, we completed a non-brokered private placement, issuing an aggregate of 1,340,000 units at a price of $0.20 per unit for gross proceeds of $268,000. Each unit consists of one share of Common Stock and one transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, we paid finders fees of $5,220 and issued a total of 26,100 finder warrants, each exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance.

On February 6, 2017, we completed a non-brokered private placement, issuing an aggregate of 455,000 units at a price of $0.25 per unit for gross proceeds of $113,750. Each unit consists of one share of Common Stock and one transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, we paid finders fees of $2,625 and issued a total of 10,500 finder warrants exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance.

On April 20, 2017, Fred Tejada resigned as a director, the President and Secretary and Bradley Scharfe resigned as a director from our Board of Directors. On the same date, our Board of Directors appointed Alan R. Edwards and Thomas I. Vehrs to fill the director vacancies and audit committee vacancies. The Board also appointed Benjamin W. Mossman as our President and Cale Thomas as our corporate secretary to fill the office vacancies resulting from Mr. Tejada’s resignation.

On May 5, 2017, we completed a non-brokered private placement, issuing an aggregate of 9,009,814 units at a price of $0.23 per unit for gross proceeds of $2,072,257. Each unit consists of one share of Common Stock and one transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, we paid or accrued finders fees of $100,392 and issued a total of 436,488 finder warrants exercisable into one share of Common Stock at a price of $0.40 for a period of two years from the date of issuance.

On August 8, 2017, we entered into a shares for debt settlement transaction with one of our creditors, providing for the settlement of approximately $95,952 of indebtedness through the issuance of an aggregate of 417,184 units of our securities at a deemed issue price of $0.23 per unit. Each unit was comprised of one share of Common Stock and one common stock purchase warrant. Each warrant entitles the holder to acquire one additional share of Common Stock at an exercise price of $0.40 until May 5, 2019.

On September 25, 2017, we completed the first tranche of a non-brokered private placement, issuing an aggregate of 7,077,140 units at a price of $0.15 per unit for gross proceeds of $1,061,571. Each unit consists of one share of Common Stock and one transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.25 for a period of two years from the date of issuance. In connection with the private placement, we paid or accrued finders fees of $540 and issued a total of 3,600 finder warrants exercisable into one share of Common Stock at a price of $0.25 for a period of two years from the date of issuance.

On November 28, 2017, our Common Stock began trading on the OTCQB.

On December 11, 2017 the US Securities and Exchange Commission declared effective our registration statement on Form S-1 relating to the resale of up to 52,560,780 shares of our common stock held by certain stockholders named in the registration statement.

On December 27, 2017, we completed the second tranche of a non-brokered private placement, issuing an aggregate of 6,417,000 units at a price of $0.15 per unit for gross proceeds of $962,550. Each unit consisted of one share of Common Stock and one non-transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.25 for a period of two years from the date of issuance. In connection with the private placement, we paid finders fees of $55,779 and issued a total of 371,860 finders’ warrants exercisable into one share of Common Stock at a price of $0.25 for a period of two years from the date of issuance.

On January 3, 2018, we completed the third and final tranche of a non-brokered private placement, issuing an aggregate of 133,333 units at a price of $0.15 per unit for gross proceeds of $20,000. Each unit consisted of one share of Common Stock and one non-transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.25 for a period of two years from the date of issuance.

On April 18, 2018, we completed a non-brokered private placement, issuing an aggregate of 35,161,000 units at a price of $0.10 per unit for gross proceeds of $3,516,100. Each unit consisted of one share of Common Stock and one non-transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.15 for a period of three years from the date of issuance. In connection with the private placement, we paid finders fees of $2,100 and issued a total of 21,000 finders’ warrants exercisable into one share of Common stock at a price of $0.15 for a period of two years from the date of issuance.

On April 18, 2018, Cale Thomas resigned from our Board of Directors and was replaced by John G. Proust. Our Board of Directors also granted a total of 6,381,000 stock options to certain of our employees, consultants and directors pursuant to the terms of our stock option plan. These options are exercisable at $0.12 per share until April 18, 2023.

On April 18, 2018, we entered into a consulting services agreement (the “JPA Agreement”) with J. Proust & Associates (the “Consultant”) pursuant to which the Consultant agreed to provide business advisory, finance, accounting, corporate administrative services and an office to our company to maintain continuous disclosure obligations and comply with public listing requirements on the CSE in Canada. Pursuant to the terms of the JPA Agreement, the Consultant provides such business advisory, finance, accounting and corporate administrative services as we may request from time to time. The Consultant has provided us with personnel for the positions of Chief Financial Officer, treasurer, controller and corporate secretary.

On May 1, 2018, Cale Thomas resigned as our Chief Financial Officer, Treasurer and Secretary. He was replaced on the same date by the appointment of Vince Boon as Chief Financial Officer and Eileen Au as Corporate Secretary and Treasurer. On May 16, 2018, Ms. Au resigned as Treasurer and Mr. Boon was appointed Treasurer in her stead.

Plan of Operations

As at July 31, 2017, we had a cash balance of $337,099, compared to a cash balance of $139,021 as of July 31, 2016.

Our plan of operations for the next 12 months is to continue our current diamond drilling exploration activities at the I-M Mine Property. We plan to continue the recommended work program as outlined in the Report on the I-M Mine Property, which was issued on June 1, 2017.

The I-M Mine Property hosts numerous exploration targets that warrant drilling. While a significant drill program is required to test these targets, our initial plans are to complete the limited exploratory work program described in the Report. Contingent upon available financing, we plan to drill additional targets.

The Report recommended a single 6,000 ft (1,830 m) surface diamond drill hole to provide geological samples from most of the major lithological units on the I-M Mine Property geology. The single hole has been designed to pierce the #1 Vein projection approximately 400 ft (122 m) below the elevation of the I2400 Level and then carry on through the potential western extensions of the Idaho 3 Vein System. The objectives of this drill hole were as follows:

1)	Provide a long drill intercept of the Brunswick Block from surface to the Serpentinite contact

2)	Test the up-dip area and below the 52 Vein (60 Winze) mineralized area in the Brunswick Block

3)	Test the #1 Vein below the I2400 Level

4)	Test the serpentinite footwall for potential 3 Vein/Rose Garden analogies

5)	Test and obtain samples of ankerite alteration in the serpentinite unit

6)	Test for the location of the major Idaho faults

7)	Drill through the serpentinite unit to provide further insight on the thickness and geometry of this unit at depth

8)	Determine drill hole deviation, drilling productivity, and drilling costs to allow refinement of the design of a major drill program at the I-M Mine Property

In addition, Amec Foster Wheeler has recommended that the digital geological model created by the Rise management team be expanded to include model channel samples, the lithological contacts and structures such as the diabase dikes, ankerite alteration envelopes, minor quartz veins, and all faults mapped by the historic mine operators. This work may provide additional insight into the mineralization controls at the I-M Mine Property.

The cost of the work program was estimated in the Report to be approximately $595,000 as shown in the following table:

Estimated Cost of Recommended Work Program
Hole Length (m)	1829	m

Duration	38	days

Drilling Cost	$390,000

Mobilization	$7,000

Standby charges	$40,000

Centrifuge System	$36,000

Living Allowance	$29,000

Geology & Assaying	$38,000

Supplies	$15,000

Total Drilling Cost	$555,000	=$303/m

Geological Modelling	$40,000

Total Work Program	$595,000

On January 3, 2018, we announced the assay results from drill hole B-17-01, the first drill hole of the exploration drilling program at the I-M Gold Project. Diamond drill hole B-17-01 (the “Drillhole”) was completed in November 2017. The Drillhole had a total length of 1419 m (4654 ft) and reached a depth of ~1157 m (3794 ft) below surface. The starting azimuth of the Drillhole was 310 degrees and the ending azimuth was 278 degrees with an average inclination of ~55 degrees. An intercept of 62.7 gpt gold over 2.7 m was intersected in the center vein of the Brunswick #1 Vein Set, approximately 50 m below the B1600 level at a depth of ~540 m below surface. The true width of the intercept is estimated at 1.4 m. The Drillhole intersected three sub-parallel veins at the Brunswick #1 Vein. The B1 Vein Set, including the Center Vein and two sections of internal waste, averaged 12.2 gpt gold over 14.9 m with an estimated true width of 7.8 m.

The Drillhole azimuth deviated significantly from the planned azimuth and, therefore, did not intersect the Idaho #1 Vein at depth as contemplated in the recommended Work Program. The target described in the Report remains untested and will be tested with future drilling.

On April 25. 2018, we announced the recommencement of exploration core drilling at the I-M Gold Project. We plan to drill additional holes in the B1 Vein to follow-up on Drillhole B-17-01. These holes will target an area between the B1600 level and the B2300 level. Historical records report both levels on the B1 Vein to be mineralized. We will also test several other Brunswick veins which are parallel to the B1 Vein. We expect to be drilling the Brunswick targets until approximately mid-June and then we will move the drill to test the Idaho #1 Vein target as recommended in the Technical Report.

We have implemented a quality control program for our drill program to ensure best practices in the sampling and analysis of the drill core. This includes the insertion of blind blanks, duplicates and certified standards. HQ and NQ sized drill core is saw cut with half of the drill core sampled at intervals based on geological criteria including lithology, visual mineralization, and alteration. The remaining half of the core is stored on-site at our warehouse in Grass Valley, California. Drill core samples are transported in sealed bags to ALS Minerals analytical assay lab in Reno, Nevada.

All gold assays were obtained using a method of screen fire assaying. The Historic I-M Mine Project is known to contain ‘coarse’ gold, for which a screen fire assay is the best way to obtain a definitive result. This procedure involves screening a large pulverized sample of up to 1 kg at 100 microns. The entire oversize (including the disposable screen) is fire assayed as this contains the ‘coarse’ gold and a duplicate determination is made on the ‘minus’ 100 micron fraction. A calculation can then be made to determine the total weight of gold in the sample. Any +100 micron material remaining on the screen is retained and analyzed in its entirety by fire assay with gravimetric finish and reported as the Au (+) fraction result. The –100 micron fraction is homogenized and two sub-samples of 50 grams are analyzed by fire assay with AAS finish. If the grade of the material exceeds 10 gpt the sample is re-assayed using a gravimetric finish. The average of the two results is taken and reported as the Au (-) fraction result. All three values are used in calculating the combined gold content of the plus and minus fractions.

We have not attained profitable operations and are dependent upon obtaining financing to pursue our proposed exploration activities. For these reasons, our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

PROPERTIES

I-M Mine Property, California

Our principal mineral property is the I-M Mine Property.

I-M Mine Project

The information in this prospectus with respect to the I-M Mine Property is derived primarily from a technical report prepared in compliance with National Instrument 43-101 (Standards of Disclosure for Mineral Projects) (“NI 43-101”) mandated by Canadian Securities Regulatory authorities. Entitled “Technical Report on the Idaho-Maryland Project, Grass Valley, California, USA” (the “Report”) and dated June 1, 2017, the Report was prepared by Greg Kulla, P.Geo. (the “Author”) of Amec Foster Wheeler Americas Limited. The Author is an independent Qualified Person for purposes of NI 43-101. The full text of the Report is available for review at our corporate offices located at Suite 650 - 669 Howe Street, Vancouver, BC Canada V6C 0B4, and may also be accessed online, under our company’s profile, on the SEDAR website: www.sedar.com. Readers are encouraged to review the Report in its entirety.

Project Location, Description and Access

Property Location

The I-M Mine Property comprises approximately 93 acres (38 hectares) surface land and approximately 2,800 acres (1,133 hectares) mineral rights located near Grass Valley of Nevada County in northern California, USA. The I-M Mine Property is situated in the Grass Valley-Nevada City District along the western slope of the Sierra Nevada, as shown on the overview map and regional map in Figure 1 and Figure 2, respectively and is located approximately 60 miles northeast of Sacramento, CA and 90 miles west of Reno, NV.

Figure 1:	Idaho-Maryland Mine Property Location Overview

Figure 2:	Idaho-Maryland Mine Property, Regional Map

Property Description

The recorded owner of the surface land and mineral rights associated with the I-M Mine Property, as documented by a Quitclaim Deed recorded by the Nevada County Recorder on the 26th of January 2017 (Document #: 20170001985), is Rise Grass Valley Inc., a Nevada Corporation and subsidiary of Rise Gold Corp. Rise Grass Valley Inc. purchased the I-M Mine Property, inclusive of its mineral rights from the Grantors of the BET Group Estate, as described in the Quitclaim Deed (Document #: 20170001985), on the 25th of January 2017.

Surface Rights

The I–M Mine Property surface rights include two parts of fee simple land, (1) Idaho land representing 56 acres (23 hectares) and (2) Brunswick land representing 37 acres (15 hectares) as displayed in Figure 3.

The I-M Mine Property consists of parcels of surface land located in portions of Section 26 and 36, Township 16 North – Range 8 East Mount Diablo Base and Meridian (MDM) and Section 31, Township 16 North – Range 9 East MDM as detailed in Table 1 and displayed in Figure 3.

Table 1:	Idaho-Maryland Mine Property – Surface Land Legal Description

Parcel Number	Description	Lot Size

09-550-32	SEC 26, TWN 16N, RNG 8E, MDM, PTN N 1/2 26-16-8	20,908 SF (0.48 AC)

09-550-37	SEC 26, TWN 16N, RNG 8E, MDM, PTN NE 1/4 26-16-8	4.47 AC

09-550-38	SEC 26, TWN 16N, RNG 8E, MDM, PTN NE 1/4 26-16-8	40.1 AC

09-550-39	SEC 26, TWN 16N, RNG 8E, MDM, PTN NE 1/4 26-16-8	42,668 SF
	344 CENTENNIAL DRIVE GRASS VALLEY, CA 95945	(0.98 AC)
09-550-40	SEC 26, TWN 16N, RNG 8E, MDM, PTN NE 1/4 26-16-8	5,662 SF (0.13 AC)

09-560-36	SEC 26, TWN 16N, RNG 8E, MDM, PTN N 1/2 SE 1/4 26-16-8	10.25 AC

09-630-37	SEC 36, TWN 16N, RNG 8E, MDM, LOT 6 BET ACRES	21.8 AC

09-630-39	SEC 36, TWN 16N, RNG 8E, MDM & SEC 31, TWN 16N, RNG 9E, MDM, LOT 7 BET ACRES	15.07 AC

Figure 3:	Idaho-Maryland Mine Property, Surface and Mineral Land Holdings

N
S
E
W
CITY LIMITS
CITY OF GRASS VALLEY
BRUNSWICK SHAFT
EMPIRE SHAFT
EMPIRE PARK
Mill Site - 82 Acres
MINERAL RIGHTS BOUNDRY
SCALE
3,000FT
1KM

Surface Land Obligations

Fee simple ownership entitles the owner to all rights of a property, which are only restricted by law or private restrictions, such as zone ordinances or covenants. Fee simple owners retain possession of their property permanently, assuming all obligations to the land are met.

The surface land is subject to a tax lien imposed by and payable to Nevada County. The parcels comprising the Idaho land and Brunswick land have a combined annual property tax of $16,126.78 for the fiscal year ending June 30th, 2018. The total amount includes County taxes and Agency taxes. The I-M Mine Property remains in good standing with property taxes paid in full through January 31, 2018.

The Nevada Irrigation District supplies treated water to the I-M Mine Property. Water to the Brunswick land is delivered from the Loma Rica System, while water to the Idaho land is delivered from the E. George System. A nominal service fee is charged.

There are no further interests registered against the title of the surface rights.

Land Designation

The Brunswick land is located approximately 1 to 2 miles southeast of the city limits of the City of Grass Valley in Nevada County. The Idaho land is located on Idaho-Maryland Rd adjacent to the city limits of the City of Grass Valley in Nevada County. The I-M Mine Property in relation to city limits is shown on Figure 3. Due to its proximity, the I-M Mine Property is located within the City of Grass Valley’s planning area boundary, with Brunswick land located in the “Long-term Annexation” and Idaho land located in the “Near-term Annexation” Sphere of Influence. Based on the City of Grass Valley 2020 General Plan, the planned land use designation for the Brunswick land remains “M-1” Manufacturing/Industrial, while the planned land use designation for the Idaho land is “BP” Business Park (CoGV-CDD, 2009).

Each of the parcels of Brunswick land and Idaho land are positioned within the County’s “M1” Light Industrial Zone. Within the “M1” District, surface access to subsurface mining (e.g., vent and escape shafts) is allowed with a Use Permit (Nevada County Code § L-II 3.21.). Mineral exploration, however, is distinct from the definitions of “subsurface mining” and “surface mining.” Exploration involves the search for economic minerals through the use of geological surveys, geophysical or geochemical prospecting, bore holes and trial pits, and surface or underground headings, drifts, or tunnels (NCC § L-II 3.22(B)(5).). Exploration diamond drilling on M1-Industrial Land is an allowed use and does not require a discretionary permit provided that no water is discharged offsite and disturbance per site is less than 1 acre and 1,000 yd3 material (NCC, 2017).

The Project area is private land and no permits or consultations with the US Bureau of Land Management (BLM) or the US Forest Service (USFS) are required.

Mineral Rights

The I-M Mine Property consists of mineral rights on 10 parcels, including 55 subparcels, totaling 2,800 acres (1,133 hectares), of full or partial interest, as detailed in Table 2 and displayed in Figure 4. The mineral rights encompass the past producing I-M Mine Property which includes the Idaho and Brunswick underground gold mines.

The original mineral rights were granted at various times since 1851. Through various patents and agreements since the original grants, there has been a succession of ownership of the mineral rights.

The Quitclaim Deed describes the mineral rights as follows:

The I-M Mine Property consists of all rights to minerals within, on, and under the land shown upon the Subdivision Map of BET ACRES, No. 85-7, filed in the Office of the County Records, Nevada County, California, on February 24, 1987, in Book 7 of Subdivisions, at Page 75 et seq.

The I-M Mine Property consists of all rights to minerals within, on, and under the land located in portions of Sections 23, 24, 25, 26, 35, and 36 in Township 16 North – Range 8 East MDM, Sections 19, 29, 30, and 31 in Township 16 North – Range 9 East MDM, and Section 6 in Township 15 North – Range 9 East MDM and all other mineral rights associated with the Idaho-Maryland Mine.

The mineral rights are defined as parcels and subparcels in a Quitclaim Deed (Document #: 20170001985). All property is described in that Quitclaim Deed by Idaho Maryland Industries Inc. in favor of William Ghidotti and Marian Ghidotti, his wife as tenants in common, dated June 10, 1963. The Quitclaim deed is located at vol. 337, pp. 175-196 in the official records of Nevada County, as recorded on June 12, 1963.

Mineral rights pertain to all minerals, gas, oil and mineral deposits of every kind and nature beneath the surface of all such real property, together with all necessary and convenient rights to explore for, develop, produce, extract and take the same, subject to the express limitation that the fore-going exception and reservation shall not include any right of entry upon the surface of said land without the consent of the owner of such surface of said land, as excepted in the Quitclaim Deed recorded the 26th of January 2017 (Document #: 20170001985). Mineral rights are severed from surface rights at a depth of 200 ft (61 m) below surface, with all mineral rights being contiguous below 200 ft (61 m) of surface.

There are no interests registered against or obligations required of the mineral rights of the I-M Mine Property.

Figure 4:	Idaho-Maryland Mine Property, Surface and Mineral Rights

Property Access

The I-M Mine Property is situated east of the City of Grass Valley and south of Nevada City, in western Nevada County. State Route 49, State Route 20, and State Route 174 (state highways) connect the Grass Valley area regionally. The Brunswick land and the adjacent Mill Site are situated on the south western quadrant of the intersection of the East Bennett Road, a two-lane artery, and Brunswick Road, a major two-lane artery connecting Grass Valley with State Highway 174. Access to the Brunswick land is on Millsite Road via the East Bennet Road, approximately 2.8 miles east of Grass Valley Center. The Idaho land is situated along the Idaho Maryland Road to the south, centered between Railroad Avenue and Brunswick Road. The Idaho land can be accessed by Idaho Maryland Road or Centennial Drive and multiple trails are present across the property.

Agreements

Rise owns a 100% interest in the I-M Mine Property and there are no known royalties on future gold production. There are no other known agreements or encumbrances to which the I-M Mine Property is subject. See “Item 5 – Description of Business – Three Years History – Property Acquisition”.

Environmental Liabilities

Environmental studies have been completed on all the surface holdings owned by Rise. The environmental studies were completed prior to Rise purchasing the Idaho land and Brunswick land.

Idaho Land

In 2016, a Draft Preliminary Endangerment Report on the Idaho Land was prepared for the City of Grass Valley by Geocon Consultants Inc. This report provided conclusions and recommendations to support redevelopment of this site for commercial and industrial use. Geocon noted the metal of greatest concern with respect to potential health risks for future site occupants is arsenic which is present is mine tailings and waste berms located on the site. Geocon noted that the presence of arsenic in mine waste on the site does not currently appear to pose a significant risk to public health or the environment in its current state and that an expedited response action does not appear warranted at this time (Geocon, 2016).

Brunswick Land

In 2007, a Phase I Environmental Site Assessment for the Round-Hole and New Brunswick Mine Sites was prepared by Engineering/Remediation Resources Group, Inc. (“ERRG”) for Idaho-Maryland Mining Corporation. The report concluded that there were no current recognized environmental conditions on the I-M Mine Property at the time, although there are suspect environmental concerns regarding spills of hydrocarbons from vandalism at the New Brunswick Shaft, roofing asphalt on the property, debris from illegal dumping on the property boundaries, and the potential for naturally occurring asbestos in serpentinite rocks on the property. ERRG did not complete an analysis to determine if contamination from historic mining and mineral processing was present, although ERRG has recommended further sampling and studies to determine this (ERRG, 2007).

Permits

All parcels included in the I-M Mine Property are within the “M1” Light Industrial Zoning District of Nevada County. Mineral exploration is allowed in M1 Districts subject to zoning compliance and building permit issuance, if required. A Use Permit is only required for mineral exploration if one of the following conditions are triggered:

(a)	Overburden or mineral deposits in excess of 1,000 cubic yards are disturbed, or

(b)	The operation in any one location exceeds one acre in size, or

(c)	Dewatering will occur or water will be discharged from the site as a result of the operation.

Additionally, all exploratory operations shall require a reclamation plan and secure adequate financial assurances to ensure site reclamation unless:

(a)	Less than 1,000 cubic yards of overburden are disturbed, and

(b)	The size of the operation in any one location is one acre or less.

In those instances where a reclamation plan is not required, an erosion control plan as per NCC § L-V 13.14., approved by the Nevada County Planning Department, and a grading permit shall be required for those operations in which 50 cubic yards or more of overburden are disturbed as per NCC § L-II 3.22(D)(2) (NCC, 2017).

A building permit, issued by the County, may be required for construction or installation of drilling facilities. A building permit is a ministerial approval. Ministerial approval is a non-discretionary approval.

Surface exploration drilling will be subject to Nevada County Noise Regulations. The Noise Element of the Nevada County General Plan (2014) establishes maximum allowable exterior noise levels for various land use categories (NC-BOS, 2014).

Other significant risks

No significant factors or risks are currently known to exist which would affect access, title, or the right or ability to perform exploration work on the I-M Mine Property.

History

The Idaho-Maryland Mine (the “I-M Mine”), located in the Grass Valley mining district of northern California was one of the most productive and best known gold mines in the United States, with gold production from the I-M Mine Property dating back to 1863.

The I-M Mine, as it now exists, represents a consolidation of a number of important early day producing mines including Eureka, Idaho, Maryland, Brunswick, and Union Hill Mines. Based on historic production records, the I-M Mine produced a total of 2.4 M oz of gold at an average mill head grade of approximately 0.5 oz/ton (17.1 gpt). The I-M Mine was reportedly the second largest gold mine in the United States in 1941 (Clark, 2005), producing up to 129,000 oz of gold per year before being forced to shut down by the US government in 1942 (Shore, 1943). Due to lack of development, a decline in gold production was experienced and recovery from war-time shutdown never occurred.

Historic Exploration & Mine Development

The I-M Mine has a rich history of mining work completed between 1863 and 1956 by various operators. Extensive exploration and underground mine development was completed during that time on the I-M Mine Property. The I-M Mine Property and its comprehensive collection of original documents was rediscovered in 1990 by Consolidated Del Norte Ventures Inc., the predecessor company of Emgold Mining Corporation (“Emgold”), and efforts were made to reopen the historic mine.

Exploration & Mine Development 1851-1956

Exploration by historic operators from 1851 through to 1956 was mainly completed by lateral exploration (drift development) and raise or winze development. Levels were driven along the strike of the veins to determine their extent. Raises were developed upwards following the dip of the vein and winzes were sunk down along the dip of the vein. Chip samples were assayed for mineralization of the quartz vein. In 1923, the first prospect drill was purchased. Following that, exploration holes were completed ahead of mine development to confirm vein locations and to locate vein extensions.

The I-M Mine encompasses a system of underground tunnels, many raises, numerous winzes, four inclined shafts, and two vertical shafts. An estimated equivalent of 72.8 miles (117 km) of underground tunnel occur at the I-M Mine, assuming typical drift dimensions of 7.5 ft x 8.5 ft (W x H).

Based on available historic records, 883 exploratory holes totalling approximately 234,100 ft (71,354 m) were diamond drilled at a diameter of 7/8” (EX-size). Historic drill logs were not available for review and no historic drill core was preserved from past mining operations at the I-M Mine.

Exploration & Mine Development 2003-2004

Emgold and its former entities leased the I-M Mine Property from 1990 to 2013. Development work during this period included completion of a preliminary investigation of the mine records, publishing various technical reports on the I-M Mine Property, leasing or purchasing adjacent properties, various permit applications and associated environmental studies, development of a ceramics technology process, and completion of an exploration program. Emgold was unsuccessful in reopening the historic mine due to inability to raise necessary funding in the midst of unfavourable market conditions.

Emgold completed an exploration program on the I-M Mine Property in 2003 and 2004. Gold exploration consisted of 31 diamond drill holes totalling 21,335 ft (6,502 m) and 7 drill holes totalling 3,537 ft (1,078 m) were completed for geotechnical and ceramics feedstock work.

The surface exploration drill program focused on the westernmost portion of what Emgold termed the Idaho Deformation Corridor, along the Idaho Fault Zone. Exploration drilling was mainly conducted from two sites; 1) west of the Eureka shaft and 2) west of the Idaho shaft, both targeting near surface mineralization around historic workings.

The Emgold diamond drill hole database was acquired by Rise in the purchase of the I-M Mine Property. As per the purchase agreement with the BET Group, ownership transfer of the I-M Mine Property included all historical documents to which the BET Group held rights, inclusive of Emgold data.

Production History

Rise has completed a compilation of the mine production data of the I-M Mine during historic operation from 1866 through 1955, the final year of production from the mine. Rise estimates that the I-M Mine produced a total of 2,414,000 oz of gold from 5,298,000 tons of mill feed and that the life of mine average mill head-grade averaged approximately 0.50 oz/ton (17.1 gpt). Total production for the I-M Mine is detailed in Table 3.

Table 3:	Total Idaho-Maryland Mine Production from 1866-1955*

	Mined & Milled		Mill Head Grade		Metallurgical Recovery	Yield	Gold Produced
	tons	tonnes	oz/ton	gpt	%	oz/ton	oz
Idaho Mine
#1 Vein	978,000	887,000	1.12	38.6	85%	0.96	935,000
3 Vein system	1,215,000	1,102,000	0.60	20.4	95%	0.56	686,000
Total	2,193,000	1,989,000	0.83	28.4	89%	0.74	1,621,000
Brunswick Mine
Old Brunswick	41,000	37,000	0.56	19.3	85%	0.49	20,000
Union Hill	35,000	32,000	1.21	41.5	85%	1.03	36,000
New Brunswick	3,029,000	2,748,000	0.26	8.8	95%	0.24	737,000
Total	3,105,000	2,817,000	0.27	9.3	94%	0.26	793,000
Total I-M Mine	5,298,000	4,806,000	0.50	17.1	91%	0.46	2,414,000

*Details regarding data verification are presented under the heading “Data Verification” below.

In 1926, Errol MacBoyle took over management of the I-M Mine and, as President and General Manager, led the mine into its most successful period of production. A graph of production from the Idaho and Brunswick Mines from 1926 to 1955 is displayed in Figure 5. The historic mine workings of the I-M Mine are displayed in Figure 6.

Figure 5:	I-M Mine Gold Production from 1926-1955*

* Details regarding data verification are presented under the heading “Data Verification” below.

Figure 6:	Idaho-Maryland Mine Workings, Plan View

Mill Head Grade

The mill head grade is the grade of the mineralized material which is fed into the processing plant to be concentrated into gold bullion. The mill head grade includes mining dilution from un-mineralized rock adjacent to the veins. The mill head grade does not account for metallurgical recovery of gold during the processing of the mineralized material.

Data Verification

Detailed production information from the internal records of the I-M Mine is available for the period from 1926 through 1955. Whenever possible, mill reports were reconciled against financial statements and submissions by Idaho Maryland Consolidated Mines, Inc. and Brunswick Consolidated Gold Mining to the US Bureau of Mines. Where reconciliation between documents was possible, only minor variations in production reporting were noted. The entire library of documents is no longer fully complete but there is sufficient material to make an accurate estimate of historic production during this period. The following materials were used to prepare an estimate during the period from 1926-1955:

●	Idaho Maryland Mines Co. Financial Statements (1926-1932, 1934-1942)

●	Idaho Maryland Mines Co. Mill Reports (1933-1942, 1946-1950)

●	Idaho Maryland Mines Co. Final Distributions Sheets (1944, 1945)

●	Idaho Maryland Mines Co. Breakdown of Income and Expenses (1946-1949)

●	Idaho Maryland Mines Co. Cost Data & Cost Sheets from (1946-1949)

●	Idaho Maryland Mines Corp. Lode Mine Production Report to US Bureau of Mines (1944-1945, 1947-1948, 1950, 1952, 1953, 1955)

For the period prior to 1926 there are no internal corporate records regarding historic production. The Author believes this information is reliable but the source documents used by the authors of these documents are not available for reconciliation. The following documents were used to prepare an estimate during the period from 1866-1925:

●	Lindgren, Waldemar. The Gold Quartz Veins of Nevada City and Grass Valley Districts, California (1896)

●	Hamilton, Fletcher. Mines and Mineral Resources of Nevada County (1918)

●	Clark, Jack. Gold in Quartz: The Legendary Idaho Maryland Mine (2005)

Detailed records of metallurgical recoveries from the I-M Mine prior to 1924 are also not available. From 1924-1930 gold recoveries ranged from 72% to 89% using a similar process to that used in the years prior to 1924. Lindgren (1896) estimated that gold mills in the Grass Valley mines averaged 75% metallurgical gold recovery but noted that the I-M Mine was unique in that it treated the tailings from its concentrates by secondary processes. Rise has assumed a metallurgical recovery of 85% for the pre-1924 processing at the I-M Mine which it believes is the best estimate possible given the information available.

Geological Setting, Mineralization and Deposit Types

Geology

The I-M Mine Property is located in the Grass Valley area of the Western Sierra Nevada Foothills of Northern California. This belt of rocks consists of late Paleozoic marine sedimentary and ophiolitic rocks, and early and late Mesozoic submarine volcanic-arc and basinal terranes.

The Jura-Triassic arc belt has yielded the majority of gold production in the Western Sierra Nevada Foothills. Gold deposits in Jura-Triassic arc belt are associated with second, third, and fourth–order faults related to the regionally significant Wolf Creek/Bear Mountain and Melones faults.

The Grass Valley area is dominated by blocks of variably metamorphosed volcanic, mafic plutonic, and minor sedimentary rocks hosted in a serpentinite matrix. The whole package of rocks exhibits a region foliation and is interpreted as a serpentinite-matrix tectonic mélange. These rocks were variably metamorphosed from lower greenschist to amphibolite facies during and after accretion to the continental margin. Two distinct gold vein groups exist within the Grass Valley district: steeply dipping E-W-trending veins in the northern and generally N-S trending veins with gentler dips averaging 35° in the southern part of the district. The most important E-W veins are associated with the I-M Mine Property. Both vein sets have extraordinary vertical and lateral persistence; individual veins extend for kilometers.

Mineralization

All of the significant gold production from the I-M Mine was localized within and around the Brunswick Block, which consists of variably metamorphosed volcanic and intrusive, and minor sedimentary rocks. The Brunswick Block is surrounded to the west, north, and east by gabbro and serpentinite rocks. Overlying Tertiary volcanic rocks mask rock units along the southern boundary of the Brunswick Block. The contacts between the Brunswick Block and surrounding gabbro and serpentinite are dominated by the 6-3, the Idaho, and the Morehouse Fault domains. Mineralization is closely associated with these significant second or third order structures close to the contact between the Brunswick block and serpentinite contact. Gold in the quartz veins occurs as native gold, ranging from very fine grains to large nuggets within the quartz. Sulfide minerals, primarily pyrite with lesser galena, chalcopyrite, from 1% to 4% are commonly associated with gold mineralization. Scheelite is common in the Union Hill area near the Brunswick mine. Gangue minerals include quartz, carbonate, sericite, chlorite, mariposite, and albite. Ankerite is a common alteration mineral and may occur in the mafic and ultra-mafic rocks and the meta-volcanic rocks. The mineralized wallrock is strongly carbonate altered.

Gold mineralization on the I-M Mine Property can be divided into three significant vein systems: the Idaho, the Brunswick, and the Morehouse systems.

Idaho System

The #1 Vein, #2 Vein, and 3 Vein System comprise the Idaho Vein System.

The Eureka discovery showing outcropped at the western end of the #1 Vein system but had only minor gold concentration and could not be traced on surface east or west. High grade mineralization plunging to the south east was intersected starting at approximately 100 ft (30 m) below surface at this showing. Follow-up exploration and mining led to the development of the prolific Eureka-Idaho ore shoot which plunges at approximately 30° to the south east and has a pitch length of almost 1 mile (1.6 km) and a breadth of 500 ft to 1,000 ft (152 m to 305 m). The width of the vein within the ore shoot averaged approximately 3 ft (~1 m) and in places ranged up to 8 ft (~2.4 m). The average insitu grade of the #1 Vein would likely have been slightly higher than the estimated mill head grade of 1.12 oz/ton (39 gpt). The trend of the shoot is approximately parallel to an expected trend of the intersection of the Idaho and Morehouse faults suggesting the interaction of the Idaho and Morehouse faults may have played a role on the formation of the rich mineralization encountered in the Eureka-Idaho stope. Alternatively, the shape of the Brunswick Block may have influenced this trend.

The Idaho #1 Vein occurs coincident with a diabase dike hosted in serpentinite, in close proximity to the serpentinite-Brunswick Block contact. Just west of the Idaho shaft, at the western end of the Idaho #1 Vein, the diabase dike bends in an arc to the south mimicking a fold around the nose of the Brunswick Block. The Eureka-Idaho ore shoot pinches out at the I1500 Level but significant gold grades coincident with a diabase dike hosted in serpentinite in close proximity to the serpentinite-Brunswick contact were exposed in workings on the I2400 Level suggesting the vein may open up again or a second vein is present. To the east, the Eureka-Idaho ore shoot pinches out near the #2 Vein. All rocks are highly altered and contain much ankerite. The cross section in Figure 7 shows the general form and relationship of the #1 Vein with the serpentinite and diabase dike.

Figure 7:	#l Vein Cross Section, Section looking East (Lindgren. 1896)

The #2 Vein is a disrupted zone of quartz veins trending northeast and dipping steeply to the south east. This vein system is hosted in the serpentinite approximately coincident with where the serpentinite-Brunswick Block contact bends abruptly to the north before turning east again. #2 Vein trends northeast into the 3 Vein System.

The 3 Vein System, like the #1 Vein system, hosts a prolific ore shoot. The 3 Vein System comprises an Idaho fault split into four main branches. Connecting diagonal structures between the four fault branches were also mineralized. As with the #1 Vein, gold mineralization is associated with a diabase dike sub parallel to the serpentine-Brunswick Block contact. The main 3 Vein was mined continuously over a vertical distance of approximately 1,500 ft (457 m) and an average horizontal strike length of approximately 700 ft (213 m). There were several important veins which splayed from the main 3 Vein, forming the larger 3 Vein System. The most important of which were named the 5 Vein, 13 Vein, and 22 Vein. Minor splays from the main 3 Vein included 19 Vein, 4 Vein, and 6 Vein. The 3 Vein ranged in dip from 45° to 70°, with an average dip of approximately 55°. An average vein width of approximately 5 ft (1.5 m) was typical but in places reached widths of over 20 ft (6 m).

In the 3 Vein System, the best mineralization was typically found in quartz veins where the Idaho structures intersected areas where diabase dikes or Brunswick Block rocks are in contact with the serpentinite unit. Veins hosted solely in serpentinite were rarely of economic importance due to the yielding nature of the serpentinite which typically does not allow wide or continuous open structures to form from faulting. The 23 Vein is an exception. Also known as the Rose Garden, it was intersected by exploration drifting 2,000 ft (610 m) east of the main 3 Vein System on I2000 Level. The mine operator was following the Idaho #5 Vein towards the 6-3 Fault and located the 23 Vein by diamond drilling. The 23 Vein dips to the northwest as opposed to the southwest and is hosted entirely in serpentinite. It is quite narrow but was noted to contain abundant visible gold. The 23 Vein was followed along strike to the south east directly to its intersection with the 6-3 Fault.

Brunswick System

The Brunswick vein system constitutes a distinct vein system within meta-volcanic rocks of the Brunswick Block. The veins strike northwesterly and have a southwesterly dip. These parallel, vertically dipping mineralized veins were mined above 1600L along continuous strike lengths ranging from 430 ft (131 m) to 1,000 ft (305 m) with continuous vertical heights reaching up to 1,000 ft (305 m). These veins generally range from several inches up to 8 ft (2.4 m) in width. A few veins with opposite strike and dip occur. The veins are most numerous and have the highest grades near the 6-3 Fault. The veins nearest to the fault turn to the north on the footwall side, suggesting a northward component of movement of the hanging wall. A quartz-carbonate stockwork develops near the fault. The quartz stringers dip from the veins toward the fault and many have connecting diagonals extending from an upper to a lower stringer toward the fault. The Brunswick veins generally pinch out before rarely coming in contact with the fault footwall. No significant mineralization is present in the fault. Only a few unimportant veins are known beyond its hanging wall.

In the area of the Brunswick veins there are layers of meta-sedimentary rocks within the meta-volcanic rocks that exhibit the regional N-W schistosity dipping very steeply to the north. Where the Brunswick veins cross these meta-sedimentary rocks vein splitting and en-echelon crossings occur forming what is known in the historical records as “Zebra Rock.” The “Zebra Rock” produced “fair” to “good” grades of large tonnage and the presence of free gold was reported. A large “Zebra Rock” zone was intersected and mined along the western extents of 16 Vein from levels 1300L to 1000L. Mining in this zone occurred over strike lengths from 360 ft to 525 ft (110 m to 160 m) and reached widths of up to 110 ft (34 m) on 1100 level.

Morehouse System

The Morehouse vein system is not as well understood as the Idaho #1, #2, 3 Vein System, and Brunswick vein systems. It is defined by fault and quartz-vein and quartz stockwork intersections in workings and drill holes in only a few areas such as the Morehouse, 16 Vein, 52 Vein, and 60 Winze. There is little historic production from the Morehouse Vein system.

The Morehouse vein is associated with the serpentinite-hosted diabase dike wrapping around the western end of the Brunswick Block. Underground working show the Morehouse connects directly to the Idaho #1 Vein. The extension of the Idaho shaft in 1923 to I1500 Level intersected the Morehouse splay and the shaft station on I1500 Level is right above the #1 Vein.

The best Morehouse mineralization intersected to date, and the only significant production, occurs within the Brunswick Block at the 52 Vein and 60 Winze areas. There is very little other exploration of this vein in the Brunswick Block.

Mineral Deposit Type

The Author describes the Idaho System deposits on the I-M Mine Property as an orogenic gold deposit. Orogenic gold deposits encompass a broad range of depth of formation and different host lithologies; however, common to orogenic gold deposits is a spatial association with compressional to transpressional deformation processes at convergent plate margins in accretionary and collisional orogens. Most ores are post-orogenic with respect to tectonism of their immediate host rocks but are simultaneously syn-orogenic with respect to ongoing deep-crustal, subduction-related thermal gradient. Depth of formation of orogenic deposits are best subdivided into epizonal (<6 km / <3.7 mi), mesozonal (6–12 km / 3.7-7.5 mi), and hypozonal (>12 km / >7.5 mi).

The gold deposits on the I-M Mine Property have been classified as Mesothermal Quartz Veins (Lindgren, 1894), are also known as and are type-examples of low-sulfide Au-quartz vein deposits (Berger, 1986), and gold quartz vein deposits (Ash, 2001). These classifications are sub-groups of orogenic gold deposit type.

Exploration

Rise has initiated but not yet completed the recommended exploration work program on the I-M Mine Property. Prior to initiating this work it had completed a comprehensive exploration desktop study which involved the compilation of the extensive historical dataset into digital format and which was then used to identify several promising exploration targets. Data compilation and processing completed by Rise is summarized as follows:

●	Scanned historical documents into a digital library

●	Reviewed available historical exploration and development data of the I-M Mine

●	Reviewed reports on the I-M Property and local geology, written by geologists and engineers employed at the Mine, hired as Consultants, or external professionals

●	Prepared a detailed 3D mine model of the mine workings (drifts, raises, and winzes) and stopes

●	Prepared a 3D geological model of vein locations, faults, rock types, and contact locations

●	Developed a historical diamond drill hole database

●	Tabulated historical production at the I-M Mine

Compilation of the historic data led to the identification of several significant unexplored exploration targets below the current workings within the I-M Mine Property which include:

#1 Vein Target

●	This is a possible down-plunge extension of the prolific Eureka-Idaho stope. The #1 Vein target covers an area 2,150 ft (655 m) between the I2400 Level west and east drifts and 500 ft to 1,000 ft (152 m to 305 m) down-dip from the I2400 level. Within this area gold mineralization may occur within a quartz vein adjacent to the diabase dike similar to that encountered in the prolific Eureka-Idaho stope above or may be hosted within the adjacent diabase dike. The projected down-dip extension of the #1 Vein target is defined in relation to the deepest mineralization encountered at the nearby Empire Mine. This does not preclude deeper mineralization.

Crackle Zone Target

●	This is a wedge-shaped area 2,000 ft (610 m) wide and 500 ft to 1,000 ft (152 m to 305 m) thick at the I2700 Level, plunging as much as 5,000 ft (1,524 m) to the south east where it pinches out against the intersection of the Idaho, Morehouse, and 6-3 Faults. Within this zone, gold mineralization may occur in shallow dipping quartz veins and irregular quartz stockworks in metavolcanic rocks that may be highly fractured due to the interaction of the Idaho, Morehouse, and 6-3 Faults.

Brunswick Target

●	The Brunswick area offers many areas with potential for discovery of mineralization, particularly the area below the existing stoping and in the untested area in the immediate footwall of the 6-3 Fault south east of the Brunswick shaft. In Brunswick Mine, the richest mineralization was typically found near the 6-3 Fault. Below 1600 Level, development in the southern region of the Brunswick Mine deviated to the west, away from the 6-3 Fault leaving a region of unexplored ground in the footwall adjacent to the fault approximately 500 ft to 1,000 ft (152 m to 305 m) thick, 1,000 ft to 2,000 ft (305 m to 610 m) wide, and 1,000 ft to 3,000 ft (305 m to 914 m) deep.

3 Vein – Rose Garden Target

●	Rose Garden-style mineralization is hosted solely in serpentinite with no apparent association with the brittle rocks common in all other mine and target areas of the Idaho-Maryland Project. Serpentinite within the Idaho fault zone, east towards the 6-3 Fault and west of the 3 Vein area may host mineralization similar to the Rose Garden.

All exploration targets are below current extents of drilling and development and warrant exploration through drilling. Through its life, the I-M Mine faced several shut downs related to fires and war measures that resulted in loss of access to some promising areas due to collapsed workings or early termination of planned developments. Exploration potential may remain in some of these areas.

Drilling

Rise has initiated but not yet completed an exploration drilling program on the I-M Mine Property.

Rise has prepared a drill hole database derived from information contained in the collection of historic documents and records acquired through the purchase of the I-M Mine Property. The drill hole database is divided into I-M Mine drilling completed before the mine shut down in 1956 and Emgold drilling completed in 2004.

Sampling, Analysis and Data Verification

Sample Preparation and Analysis

Sample preparation methods, quality control measures, security measures, assaying and analytical procedures, and quality control measures presented in the Report are applicable to historical operations. There is no detailed information describing sample preparation, analysis and security procedures applied by mine operators prior to 2002. The historical samples are reportedly fire-assayed at former mine site laboratories. No records exist of any QA/QC program.

Emgold sample preparation, analysis and security procedures for core collected by Emgold are described in a 2009 Technical Report prepared by Robert Pease, P.G., for Emgold titled “Idaho-Maryland Mine Project, Grass Valley CA”. Three-foot core samples were cut in half by a wet saw. The half core samples were put in a sample bag, tagged, and shipped to a laboratory. All samples were crushed to 80% passing -10 mesh, rotary split to a 500 g subsample which was pulverized to 95% passing -150 mesh. All samples were analyzed using screened metallics fire assay methods. The QAQC program used Standard Reference Materials, blank samples, coarse reject and pulp duplicate samples, and third party laboratory check assays. Insertion rate of SRMs and duplicates was approximately 1 in 20 samples. Blanks were only inserted immediately following mineralized intervals. The control samples were reportedly used to successfully control the assay quality process.

Subsequent to the date of the Report, Rise has established sample preparation methods, quality control measures, security measures, assaying and analytical procedures, and quality control measures to apply to its present assays. See “Business – Plan of Operations”.

Historical Data Verification

The Author inspected Rise’s 3D model on screen, reviewed several historical reports, and reviewed many historical documents including cross sections and level plans used to prepare the model. The drill hole database developed by Rise was not verified; however, drilling is not used extensively to support the reported exploration targets.

The Author did not assess previous I-M Mine operators or Emgold drilling sampling and assay quality. The Emgold drilling focused on shallow mineralization not considered part of the exploration targets described in the Report.

Although Rise has carefully digitized and checked the locations and values of drill hole results from level plans and other documents, the absence of drill hole related documentation, such as drill logs, drill hole deviation, core recovery and density measurements, assay certificates, and possible channel sample grade biases, could materially impact the accuracy and reliability of the reported results. The database that has been created, however, is suitable for exploration targeting.

Mineral Processing and Metallurgical Testing

Rise has conducted limited mineral processing or metallurgical testing analyses on the I-M Mine Property.

A significant amount of historical production has occurred on the I-M Mine Property which confirms that gold can be recovered, mainly by gravity and flotation methods. Nearly all gold at the I-M Mine is free milling, as demonstrated by cyanide leaching of concentrates and tailings by the I-M Mine during past production.

Mineral Resource and Mineral Reserve Estimates

The present Report does not include an estimate of mineral resources for the I-M Mine Property. Rise is not treating the historical mineral resource estimate as a current mineral resource estimate. In addition, there are no mineral reserves estimates for the I-M Mine Project.

References

American Society for Testing Materials (ASTM). (2013). ASTM E1527-13, Standard Practice for Environmental Site Assessments: Phase 1 Environmental Site Assessment Process. ASTM International, West Conshohocken, PA. Retrieved at http://www.astm.org/cgi-bin/resolver.cgi?E1527-13

Ash, Chris. (June 2001). Bulletin 108: Relationship Between Ophiolites and Gold-Quartz Veins in the North American Cordillera. Chapter 8. Geological Survey Branch. Victoria, BC. Retrieved at http://www.empr.gov.bc.ca/Mining/Geoscience/PublicationsCatalogue/BulletinInformation/BulletinsAfter1940/Pages/Bulletin108.aspx

California Department of Conservation (CDC). (April 2017). SMARA Mines – AB 3098 List, Listing as of April 7, 2017). Retrieved at http://www.conservation.ca.gov/dmr/SMARA%20Mines/ab_3098_list/Pages/Index.aspx

Cal. Pub. Res. Code (CPRC). California Public Resources Code. Chapter 9 – Surface Mining and Reclamation Act of 1975. 1975.

Cal. Pub. Res. Code (CPRC). California Public Resources Code. Division 13 – Environmental Quality. 1979.

California Environmental Quality Act (CEQA). (February 1992). City of Sacramento v. State Water Resources Control Board. Retrieved at http://resources.ca.gov/ceqa/cases/1992/sac_swrcb.html

City of Grass Valley Community Development Dept. (CoGV-CDD). City of Grass Valley 2020 General Plan Map. Grass Valley, CA. November 2009.

Clark, Jack. Gold In Quartz – The Legendary Idaho Maryland Mine. Grass Valley, CA. 2005.

Engineering/Remediation Resources Group, Inc. (ERRG). Phase 1 Environmental Site Assessment Round-Hole and New Brunswick Mine Sites. Concord, CA. March 2007.

Geocon Consultants, Inc. (Geocon). Draft Preliminary Endangerment Assessment Report. Rancho Cordova, CA. August 2016.

Geomatrix Consultants Inc. (Geomatrix). Summary – Phase II Investigation: Data Collection and Analysis, Brunswick Lumber Mill Site Nevada County, CA. September 2006.

Groves, D.I., Goldfarb, R.J., Gebre-Mariam, M., Hagemann, S.G., Robert, F. Orogenic gold deposits: A proposed classification in the context of their crustal distribution and relationship to other gold deposit types. Ore Geol. Rev. Special Issue, 13, 7-27. 1998.

Kleinschmidt. City of Grass Valley Sphere of Influence Plan. Prepared for Nevada Local Agency Formation Commission (LAFCo). April 2011.

Lindgren, W. US Geological Survey Grass Valley Special Map. 1894.

Lindgren, Waldemar. The Gold Quartz Veins of Nevada City and Grass Valley Districts, California (1896).

Nevada County Code (NCC). (March 2017). Article 3 Specific Land Uses. Retrieved from http://qcode.us/codes/nevadacounty/?view=desktop&topic=3-ii-2-l__2

Pease, Robert C. Idaho-Maryland Mine Project, Grass Valley CA Technical Report. December 2009.

Shore, F.M for United States Bureau of Mines. Mineral Yearbook 1941. Pg. 252. Washington, D.C. 1943. Retrieved at http://digital.library.wisc.edu/1711.dl/EcoNatRes.MinYB1941

LEGAL PROCEEDINGS

On September 17, 2014, we learned that our company, along with a number of additional defendants, were the subject of a notice of civil claim (the “Wundr Claim”) filed in the Supreme Court of British Columbia by Wundr Software Inc. (“Wundr”), an eBook software developer. Wundr and our company were formerly parties to a binding letter of intent that was announced on November 12, 2013 (the “Wundr LOI”), pursuant to which we proposed to acquire 100% of the outstanding shares of Wundr. On January 10, 2014, we reported that the Wundr LOI had expired.

Among other things, the Claim alleges that we committed the tort of intentional interference with economic or contractual relations by virtue of our role in an alleged scheme to establish a competing business to Wundr, and that we, through our agents, breached the terms of the Wundr LOI by appropriating certain confidential information and intellectual property of Wundr for the purpose of establishing a competing business. The Claim also alleges that we are vicariously liable for the actions of our agents.

Wundr is seeking general damages from our company as well as damages for conspiracy to cause economic harm. None of the allegations contained in the Claim have been proven in court, which we believe are without merit, and we therefore intend to vigorously defend our position against Wundr.

On May 5, 2017 we gave notice to Klondike that we were terminating the Klondike Agreement on the basis that certain of the Klondike Properties, contrary to representations made in the Klondike Agreement, could not be transferred to us free and clear of all encumbrances. On June 7, 2017, we filed a Civil Claim in B.C. Supreme Court claiming that the Klondike Agreement had been rescinded and seeking, among other things, the return of consideration paid to Klondike at the First Closing. On July 17, 2017, we entered into a material Settlement Agreement with Klondike and agreed to pay $100,000 and return any interests we had in the Klondike Properties in exchange for a full release from any future obligation and commitments to Klondike.

Other than as described above, we are not aware of any material pending legal proceedings to which we are a party or of which the I-M Mine Property is the subject. We know of no proceedings to which any of our directors, officers or affiliates, or any registered or beneficial holders of more than 5% of any class of our securities, or any associate of any such director, officer, affiliate or security holder are an adverse party or have a material interest adverse to our company.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is listed on the CSE under the symbol “RISE”, and the following table reflects the high and low sales price information for our Common Stock on that exchange since it began trading on February 1, 2016:

	CSE
Quarter Ended	High ($)	Low ($)
April 30, 2018	0.15	0.085
January 31, 2018	0.21	0.115
October 31, 2017	0.195	0.09
July 31, 2017	0.315	0.135
April 30, 2017	0.36	0.20
January 31, 2017	0.40	0.17
October 31, 2016	0.29	0.15
July 31, 2016	0.23	0.11
April 30, 2016 (from Feb 1, 2016)	0.20	0.11

Our Common Stock was quoted under the symbol “RYES” on the OTC Pink Open Market (the “OTC Pink”) during our last two fiscal years and the subsequent interim period until November 27, 2017. Effective November 28, 2017 we commenced trading on the OTCQB under the symbol “RYES”. The following table sets forth the high and low sales prices as reported by OTC Markets Group for trading on the OTC Pink or OTCQB for the periods indicated.

	OTC
Quarter Ended	High (US$)	Low (US$)
April 30, 2018	0.1218	0.0699
January 31, 2018	0.165	0.0915
October 31, 2017	0.16	0.1051
July 31, 2017	0.25	0.1001
April 30, 2017	0.29	0.145
January 31, 2017	0.34	0.1087
October 31, 2016	0.40	0.12
July 31, 2016	0.16	0.11
April 30, 2016	1.15	0.08
January 31, 2016	0.25	0.08
October 31, 2015	0.21	0.20

Holders

As of the date of this prospectus, there are approximately 150 registered holders of our Common Stock and approximately 388 beneficial holders of our Common Stock who hold their investments through intermediaries.

Dividends

We have not paid dividends since our inception. While there are no restrictions in our Articles of Incorporation or Bylaws or pursuant to any agreement or understanding which could prevent us from paying dividends or distributions, we have limited cash flow and anticipate using all available cash resources to fund working capital and explore the I-M Mine Property. As such, there are no plans to pay dividends for the foreseeable future. Any decisions to pay dividends in cash or otherwise in the future will be made by the Board of Directors on the basis of our earnings, financial requirements and other conditions existing at the time a determination is made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion provides information regarding the results of operations for the six month period ended January 31, 2018 and the years ended July 31, 2017 and 2016 and our financial condition, liquidity and capital resources as of January 31, 2018, July 31, 2017 and July 31, 2016. The financial statements and the notes thereto contain detailed information that should be referred to in conjunction with this discussion.

The following discussion and analysis should be read in conjunction with and our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus, as well as the Risk Factors and the Cautionary Note Regarding Forward-Looking Statements included above.

Results of Operations

Results of Operations for the Six Month Periods Ended January 31, 2018 and 2017

Our operating results for the six month periods ended January 31, 2018 and 2017 are summarized as follows:

	For the six month period ended January 31, 2018	For the six month period ended January 31, 2017
Consulting	$39,500	$195,171
Directors fees	50,855	-
Filing and regulatory	61,514	19,204
Foreign exchange	(21,688)	1,407
Gain on settlement of payables	(1,608)	(11,415)
General and administrative	105,436	60,006
Geological, mineral and prospect costs	709,677	-
Professional fees	224,057	93,752
Promotion and shareholder communication	258,307	267,673
Property investigation costs	-	55,253
Salaries	91,077	64,225
Share-based payments	-	570,255
Loss for the period	(1,517,127)	(1,315,531)

Our operating expenses increased approximately 15% during the period ended January 31, 2018 compared to the period ended January 31, 2017 primarily as a result of the work program we initiated on the I-M Mineral Property, as well as increased costs for filing and regulatory expenses and professional fees. These increases in expenses were offset by a reduction in share-based payments and compensation. Increases in consulting and expenses related to planning and researching our mineral property interests and completing the recommended initial diamond drilling exploration program represented a new category of expenses totaling $709,677 over the period ended January 31, 2017. Legal costs increased the amount of professional fees for the period which related to various aspects of our operations, including the initial filing of a S-1 Registration Statement with the U.S. Securities and Exchange Commission on September 5, 2017, contributed to the increase in professional costs.

Liquidity and Capital Resources

Working Capital

	At January 31, 2018	At July 31, 2017	Change between July 31, 2017 and January 31, 2018
Current Assets	$192,288	$520,300	$(328,012)
Current Liabilities	193,417	334,871	141,454
Working Capital/(Deficit)	(1,129)	185,429	(186,558)

Cash Flows

	For the six month period ended January 31, 2018	For the six month period ended January 31, 2017
Net Cash used in Operating Activities	$(1,426,484)	$(1,182,811)
Net Cash used in Investing Activities	(750,243)	(2,786,872)
Net Cash provided by Financing Activities	1,983,003	4,427,908
Net Increase (Decrease) in Cash During Period	(193,724)	458,225

As of January 31, 2018, we had cash reserves of $143,375, $192,288 in current assets, $4,732,385 in total assets, $193,417 in current and total liabilities, a working capital deficit of $1,129 and an accumulated deficit of $7,545,051.

During the six month period ended January 31, 2018, we used $1,426,484 (2017 - $1,182,811) in net cash on operating activities. The difference in net cash used in operating activities during the two periods was largely due to the increase in our net loss for the most recent year, as adjusted for an increase in prepaid expenses, and the accrual of a larger accounts payable, accrued liabilities and due to related parties balance based on our increased overall business activity.

During the six month period ended January 31, 2018, we used net cash of $750,243 (US$600,000) (2017 - $2,786,872 or US$2,100,000) in investing activities for the option agreement with Sierra Pacific Industries Inc. to increase the holdings of the Idaho-Maryland property.

We received net cash of $1,983,003 (2017 - $4,427,908) from financing activities during the six month period ended January 31, 2018. In the current period, we received gross proceeds of $2,044,120 (2017 - $4,476,900) from private placements and proceeds of $19,267 (2017 - $27,208) from warrants exercised, offset by $80,384 (2017 - $119,950) in share issuance costs. In the prior period, we also received $43,750 from subscriptions received in advance for the issuance of securities.

We expect to continue operating at a loss for at least the next 12 months. We have no agreements for additional financing and cannot provide any assurance that additional funding will be available to finance our operations on acceptable terms in order to enable it to carry out our business plan. There are no assurances that we will be able to complete any further sales of our Common Stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to carry out any exploration work on the Idaho-Maryland Property or the other properties in which we own an interest and our business may fail.

Results of Operations for the Years Ended July 31, 2017 and 2016

Our operating results for the years ended July 31, 2017 and 2016 are summarized as follows:

	For the year ended July 31, 2017	For the year ended July 31, 2016
Bad debt expenses	$-	$7,126
Consulting	505,842	102,420
Directors fees	17,288	-
Filing and regulatory	53,661	30,927
Foreign exchange	6,931	1,959
Gain on settlement of payables	(12,355)	(41,982)
General and administrative	152,920	20,839
Mineral exploration	375,980	-
Professional fees	273,738	107,197
Promotion and shareholder communication	983,851	10,408
Property investigation costs	55,253	20,201
Salaries	104,751	5,365
Share-based payments	1,010,064	369,006
Settlement payment	100,000	-
Write-off of mineral properties	563,031	-
Net loss	4,190,955	633,466

Our operating expenses increased during the year ended July 31, 2017 compared to the prior year primarily as a result of increased costs for consulting, filing and regulatory, professional fees and promotion and shareholder communications, driven by the need for increased activity and needed consultants and other expenses related to planning and researching our mineral properties, and promotional activity involved in raising funds in our recent private placements.

As a result of the increased activity, significant expenses during the year ended July 31, 2017 include:

●	promotion and shareholder communication of $983,851 (2016 - $10,408);

●	share-based payments of $1,010,064 (2016 - $369,006) for the grant of options pursuant to our stock option plan to incentivize management and certain consultants;

●	the write-off of mineral property acquisition costs of $563,031 (2016 - $nil) related to the termination of agreements for the Indata and Klondike properties, and an additional $100,000 (2016 - $nil) in a settlement payment to Klondike on termination;

●	professional fees of $273,738 (2016 - $107,197) related to various legal and regulatory items pertaining to operating in Canada and the United States; and

●	mineral exploration of $375,980 (2016 - $nil) related to preliminary exploration work on the Idaho-Maryland Mine Property during the year.

Liquidity and Capital Resources

For the Years Ended July 31, 2017 and 2016

As of July 31, 2017, we had $337,099 in cash, $520,300 in current assets, $4,310,154 in total assets, $334,871 in current and total liabilities, working capital of $185,429 and an accumulated deficit of $6,027,924.

During the year ended July 31, 2017, we used $2,704,241 in net cash on operating activities, whereas we used $276,299 in net cash on operating activities during the prior year. The difference in net cash used in operating activities during the two years was largely due to the increase in our net loss for the most recent year, as adjusted for an increase in prepaid expenses.

During the year ended July 31, 2017, we used net cash of $3,605,854 (US$2,600,000) (2016 - $80,000) in investing activities for the acquisition of the I-M Mine Property, related transaction costs, and our recent option agreement to increase the holdings of the I-M Mine Property. In the prior period, we paid $30,000 and $50,000 pursuant to the Indata and Klondike option agreements, respectively.

We received net cash of $6,508,173 (2016 - $477,320) from financing activities during the year ended July 31, 2017. In the current period, we received gross proceeds of $6,662,907 (2016 - $605,000) from private placements, $27,208 (2016 - $1,925) from the exercise of warrants, and $60,000 (2016 - $Nil) from the exercise of options, offset by $241,942 (2016 - $83,105) in share issuance costs and repayments of related party loans of $Nil (2016 - $46,500).

Off-Balance Sheet Arrangements

For the Six Month Period Ended January 31, 2018 and the Years Ended July 31, 2017 and 2016

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

DIRECTORS AND EXECUTIVE OFFICERS

As of May 18, 2018, the names, titles, and ages of the members of our Board of Directors and our executive officers are as set forth in the table below.

Name	Age	Position	Date of Appointment
Benjamin W. Mossman	40	Chief Executive Officer, President, Director	August 1, 2016
Vince W. Boon	37	Chief Financial Officer Treasurer	May 1, 2018 May 16, 2018
John G. Proust	59	Director	April 18, 2018
John D Anderson (1)	54	Director	August 30, 2016
Thomas I. Vehrs (1)	71	Director	April 20, 2017
Alan R. Edwards (1)	60	Chairman, Director	April 20, 2017

(1)	Member of the audit committee.

The following sets forth a brief description of the business experience of each of our directors and executive officers:

Benjamin W. Mossman; Chief Executive Officer, President, Director

Benjamin W. Mossman, P.Eng was appointed as our Chief Executive Officer and a director on August 1, 2016 and our President on April 20, 2017. Mr. Mossman is a mining engineer with over 15 years of experience in the mining industry including experience in capital markets, project evaluation, acquisitions, and mine operations and development. He was formerly the President, Chief Executive Officer and a director of Banks Island Gold Ltd., a dormant mining company, formerly listed on the TSX Venture Exchange and currently in receivership. See “Involvement in Certain Legal Proceedings” below.

Vince Boon; Chief Financial Officer, Treasurer

Vince Boon was appointed as our Chief Financial Officer on May 1, 2018 and Treasurer on May 16, 2018. Mr. Boon is a chartered accountant with over ten years of professional accounting experience with private and public companies focusing on financial reporting, regulatory compliance, internal control and corporate finance activities. Mr. Boon’s experience includes financial reporting for both Canadian and U.S. listed companies with international subsidiaries, strategic planning, tax planning, corporate governance, equity financings and due diligence for acquisitions. Mr. Boon is currently the CFO/Corporate Secretary of Japan Gold Corp., and the CFO of Southern Arc Minerals Inc., Canada Energy Partners Inc., TekModo Industries Inc. and Tethyan Resources plc. Mr. Boon holds a Bachelor of Science degree from the University of British Columbia and is a Chartered Professional Accountant, CPA, CA.

John G. Proust; Director

John G. Proust was appointed to our Board of Directors on April 18, 2018. Mr. Proust has founded and managed a number of resource companies over the past 30 years. Mr. Proust has served on several boards and held senior operating positions, and has directed and advised public and private companies regarding debt and equity financing, mergers and acquisitions and corporate restructuring since 1986. Mr. Proust is currently Chairman and CEO of Southern Arc Minerals Inc., Chairman and CEO of Japan Gold Corp., Chairman and a director of Canada Energy Partners Inc., non-executive Chairman and director of Tethyan Resources plc, executive director of TekModo Industries Inc., a director of Pinedale Energy Limited and a director of Q Investments Ltd. Mr. Proust has extensive experience in corporate governance, is a graduate of The Directors College, Michael G. De Groote School of Business at McMaster University and holds the designation of Chartered Director.

John D. Anderson; Director

John D. Anderson was appointed to our Board of Directors on August 31, 2016. He was the co-founder of Aquastone Capital Advisors LP, a U.S.-based gold investment fund. With over 20 years of experience in the capital markets, Mr. Anderson’s specialty is identifying undervalued opportunities in the resource industry and investing capital into these situations. He has been involved in a number of small-cap companies, providing financing, investor relations and corporate development services. Throughout his career, Mr. Anderson has raised in excess of US$500-million in equity for a number of public and private companies in the United States, Canada and Europe. Mr. Anderson holds a Bachelor of Arts degree from the University of Western Ontario.

Thomas I. Vehrs; Director

Thomas I. Vehrs was appointed to our Board of Directors on April 20, 2017. Dr. Vehrs is a highly regarded and experienced exploration geologist with over 40 years of experience in the Americas. During his career, Dr. Vehrs has conducted and managed numerous exploration programs resulting in the discovery and delineation of major copper, gold and silver deposits, including the Los Pelambres porphyry copper deposit in Chile, the Northumberland sediment-hosted gold deposit in central Nevada, the Rio Blanco porphyry copper deposit in northern Peru and orogenic gold deposits in Central Guatemala. For the past ten years, Dr. Vehrs held the position of Vice President of Exploration for Fortuna Silver Mines and was responsible for the development and execution of exploration programs at the Caylloma Mine in Peru and the San Jose Mine in southern Mexico. During this period, Fortuna Silver Mines was successful in expanding the resources, reserves and production rate at the San Jose Mine resulting in a market capitalization in excess of $1 billion. Dr. Vehrs holds a Ph.D. in geology from Syracuse University and served as an officer in the U.S. Army Corps of Engineers.

Alan R. Edwards; Chairman, Director

Alan R. Edwards was appointed to our Board of Directors on April 20, 2017 and serves as Chairman. Mr. Edwards is an experienced executive and engineer with over 35 years of experience in the mining industry. Mr. Edwards was the General Manager for three major mining operations in the United States and the Senior Vice President of Operations for Freeport Indonesia where he was responsible for the leadership of a workforce of over 6,000 employees. Mr. Edwards served as the Vice President Operations for Kinross Gold Corporation and as the Chief Operating Officer for Apex Silver Mines where he directed the successful construction of the $675 million San Cristobal Mine in the difficult political climate of Bolivia. Mr. Edwards has served on numerous boards of public companies including as Chairman of AuRico Gold Corporation during a period of extensive growth which culminated into a successful US$1.5 billion merger with Alamos Gold. Mr. Edwards holds an MBA and a Mining Engineering degree from the University of Arizona.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

Except as disclosed below, during the past ten years none of the persons serving as our executive officers and/or directors have been the subject of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K, including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association, entity or other organization that has disciplinary authority over its members or persons associated with a member. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Benjamin W. Mossman was a director and officer of Banks Island Gold Ltd. (“Banks”) during the time it assigned itself into bankruptcy on January 7, 2016. Banks appointed D. Manning & Associates as trustee (the “Trustee”) in the bankruptcy proceedings. Subsequent to the bankruptcy, a Receiver, FTI Consulting, was appointed as receiver by a major secured creditor. On April 4, 2018, the Trustee was discharged. To the best of Mr. Mossman’s knowledge, the secured creditor has not taken possession of the property as of this date. To date, Banks remains undischarged from the bankruptcy proceeding.

Benjamin W. Mossman along with 2 other former employees of Banks and Banks itself are subject to summary conviction proceedings commenced in August 2016 for alleged violations of the British Columbia provincial Environmental Management Act, the Provincial Water Act, and the federal Fisheries Act. Banks was a company listed on the TSX Venture Exchange at the time of the alleged infractions and traded under the symbol “BOZ”. The charges are related to the active mining operations conducted by Banks at and on Banks Island, BC during the period from 2014 to 2016. Benjamin W. Mossman has entered a not-guilty plea to all counts and intends to defend himself vigorously against all charges.

Alan Edwards, a Chairman of the Board of Directors of the Company, was Chairman of the Board of Directors of Oracle Mining Corp. (“Oracle”) until his resignation effective February 15, 2015. On December 23, 2015, Oracle announced that the Superior Court of Arizona had granted the application of Oracle’s lender to appoint a receiver and manager over the assets, undertaking and property of Oracle Ridge Mining LLC.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation awarded or paid to Benjamin W. Mossman, our Chief Executive Officer, President and director, Cale Thomas, our former Chief Financial Officer, Treasurer, Secretary and director and Fred Tejada, our former Chief Executive Officer, President, Secretary and director (the “named executive officers”), for all services rendered in all capacities to our company during the previous two fiscal years. As of July 31, 2017, we did not have any other executive officers and no other individual who received total compensation in excess of US$100,000 during those periods. Pursuant to Item 402(a)(5) of Regulation S-K, we have omitted certain columns from the table since there was no compensation awarded to, earned by or paid to these individuals required to be reported in such columns in either year.

Name and Principal Position	Year Ended July 31	Salary ($)		Share-based Awards ($)		Option Awards ($) (1)		Total ($)

Benjamin W. Mossman,	2017	135,000	(3)	60,000	(4)	570,255	(5)	765,255
Chief Executive Officer (2)
	2016	5,000	(3)	Nil		Nil		5,000

Cale Thomas, our former	2017	63,904	(3) (7)	Nil		Nil		63,904
Chief Financial Officer,
Treasurer and Secretary (6)	2016	22,946	(3) (8)	Nil		95,668	(9)	118,614

Fred Tejada, our former	2017	32,119	(11)	Nil		Nil		32,119
Chief Executive Officer (10)
	2016	30,000	(11)	Nil		123,002	(12)	153,002

(1)	See Note 8 of the notes to our audited financial statements included in this Report for a description of the assumptions made in the valuation of option awards.

(2)	Mr. Mossman was appointed our Chief Executive Officer on August 1, 2016.
(3)	Represents payments made pursuant to an executive employment agreement.
(4)	Represents 400,000 shares of common stock issued to Mr. Mossman at a deemed price of $0.15 per share in connection with his appointment as Chief Executive Officer,
(5)	Represents share-based payments related to options vesting during the year ended July 31, 2017. Options for the purchase of 586,600 shares of Common Stock were granted on August 9, 2016, exercisable at $0.20 per share until August 8, 2021, and options for the purchase of 2,142,542 shares of Common Stock were granted on December 27, 2016, exercisable at $0.24 per share until December 27, 2021.
(6)	Cale Thomas resigned as our Chief Financial Officer, Treasurer and Secretary on May 1, 2018
(7)	Represents $52,429 paid to Mr. Thomas personally and $11,476 representing Mr. Thomas’ share of consulting payments made to Scharfe Investment Group of Companies Inc., a company in which Mr. Thomas holds a 50% interest.
(8)	Represents $18,000 paid to Mr. Thomas personally and $4,946 representing Mr. Thomas’ share of consulting payments made to Scharfe Investment Group of Companies Inc., a company in which Mr. Thomas holds a 50% interest.
(9)	Represents share-based payments related to options vesting during the year ended July 31, 2016. Options for the purchase of 700,000 shares of Common Stock were granted on March 22, 2016, exercisable at $0.15 per share until March 22, 2021.
(10)	Fred Tejada resigned as our Chief Executive Officer on August 1, 2016. Mr. Tejada resigned as our President, Secretary and a director on April 20, 2017.
(11)	Represents consulting fees paid.
(12)	Represents share-based payments related to options vesting during the year ended July 31, 2016. Options for the purchase of 900,000 shares of Common Stock were granted on March 22, 2016, exercisable at $0.15 per share until March 22, 2021.

Executive Compensation

During the fiscal year ended July 31, 2017, we paid salaries of $135,000 (2016 - $5,000) to our Chief Executive Officer, Benjamin W. Mossman; consulting fees of $63,904 (2016 - $22,946) to our former Chief Financial Officer, Treasurer and Secretary, Cale Thomas; and consulting fees of $32,119 (2016 - $30,000) to our former President and former Chief Executive Officer, Fred Tejada.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information relating to the options granted to the named executive officers that were outstanding as of July 31, 2017:

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price ($)	Option Expiration Date
Benjamin W. Mossman (1)	586,600 2,142,542		0.20 0.24	August 8, 2021 December 27, 2021
Cale Thomas	700,000		0.15	March 22, 2021
Fred Tejada (2)	400,000	(2)	0.15	March 22, 2021

(1)	On April 18, 2018, an additional 2,631,000 stock options with an exercise price of $0.12 per share and an expiry date of April 18, 2023 were granted to Benjamin W. Mossman pursuant to an employment agreement dated April 19, 2017 as amended on April 16, 2018. These options vested upon grant.
(2)	On April 20, 2017 Mr. Tejada surrendered 500,000 of the 900,000 stock options we had previously granted to him. He remains a part of our team as a consultant and retains 400,000 options in such capacity.

Employment Agreements

On July 7, 2016, we entered into an executive employment agreement with Benjamin W. Mossman, our Chief Executive Officer, pursuant to which we engaged Mr. Mossman’s services on an ongoing basis beginning on August 1, 2016. Pursuant to the agreement, we issued 400,000 shares of Common Stock to Mr. Mossman as a signing bonus on August 1, 2016, granted options to purchase 586,600 shares of Common Stock to Mr. Mossman at a price of $0.20 per share for a period of five years on the same date, and were required to pay Mr. Mossman an annual salary of $120,000. On April 19, 2017, we entered into a new executive employment agreement with Mr. Mossman, which was amended on April 16, 2018 (the “Executive Employment Agreement”) to replace the original agreement. The Executive Employment Agreement, which commenced on May 1, 2017, provides for an annual salary of $180,000 per year and that Mr. Mossman will, subject to the terms of the stock option plan and exchange policies, be granted options from time to time to maintain his right to purchase 5% of our issued and outstanding Common Stock. To date, Mr. Mossman has been granted options to acquire 5,360,142 shares of Common Stock pursuant to the terms of his Executive Employment Agreement.

The Executive Employment Agreement includes compensation provisions for Mr. Mossman if there is a change of control, he is terminated without just cause, he resigns under circumstances contemplated in the Employment Agreement or he dies while in our employment. If there is a change of control and Mr. Mossman is terminated within one (1) year of the date of a change of control or if Mr. Mossman terminates his employment with us upon the occurrence of certain events, including a material adverse and fundamental change in his overall authority and responsibilities, Mr. Mossman will be entitled to a lump sum amount equal to three (3) years of Mr. Mossman’s then applicable annual salary. If Mr. Mossman is otherwise terminated without just cause, Mr. Mossman will be entitled to an amount equal to three (3) months of Mr. Mossman’s then applicable annual salary and will also be entitled to maintain in effect, until the earliest of the expiration of 18 months and the death of Mr. Mossman, participation in certain of our benefit plans and stock option plans. If Mr. Mossman dies while employed with us, Mr. Mossman’s estate, subject to compliance with stock exchange requirements, our stock option plan, and the terms of the Executive Employment Agreement, will be entitled to continue Mr. Mossman’s participation in our stock option plan.

We entered into an executive employment agreement dated October 1, 2016 (the “Employment Agreement”) with Cale Thomas, who until May 1, 2018 was our Chief Financial Officer and a strategic advisor.  The Employment Agreement was for a term ending on March 22, 2021.  As part of his compensation we granted 700,000 stock options to Mr. Thomas exercisable at $0.15 per share of Common Stock until March 22, 2021.  The Employment Agreement provided that we would pay Mr. Thomas a monthly fee to be determined by our Board of Directors, which last determined to be $4,000 per month.  Upon his resignation the parties agreed to terminate the Employment Agreement.

We have subsequently entered into a consulting services agreement (the “Thomas Agreement”) with Mr. Thomas pursuant to which he has agreed to assist with the transitioning of responsibility for business advisory, finance, accounting, corporate administrative matters to J. Proust & Associates, who now provides those services to our company, including liaising with our new Chief Financial Officer and corporate secretary.  The Consulting Agreement is for a three year term that commenced on May 1, 2018, unless earlier terminated in accordance with its terms.  Under the Thomas Agreement, Mr. Thomas will be paid $5,000 for the first six months of the agreement.  After the initial six months, Mr. Thomas will invoice us for any work he performs at our request.  In addition, by virtue of his retention as a consultant to the Company under the Thomas Agreement, Mr. Thomas was permitted pursuant to the Thomas Agreement to retain his 700,000 stock options previously granted to him under our Stock Option Plan.

When Fred Tejada resigned as our President, Secretary and a director, we entered into a consulting services agreement (the “Consulting Agreement”) with him pursuant to which Mr. Tejada continues to perform geological consulting services for our company. The Consulting Agreement is for a term that commenced on April 20, 2017 and ends on December 31, 2020, unless earlier terminated in accordance with its terms. Under the Consulting Agreement, Mr. Tejada will invoice us for any work he performs at our request. In addition, by virtue of his retention as a consultant to the Company under the Consulting Agreement, Mr. Tejada was permitted pursuant to the Consulting Agreement to retain 400,000 stock options previously granted to him under our Stock Option Plan when he was serving as a director and officer.

On April 17, 2018, we entered into a consulting services agreement (the “JPA Agreement”) with J. Proust & Associates Inc. (“JPA”). John G. Proust, a director and shareholder of JPA, is one of our directors and is also a director of Southern Arc Minerals Inc., one of our major shareholders. The JPA Agreement provides that JPA will provide business advisory, finance, accounting, corporate administrative services to our company to maintain continuous disclosure obligations and comply with public listing requirements on the CSE in Canada as well as use of an office for a fee of $7,100 per month. Pursuant to the terms of the JPA Agreement JPA has provided the services of Vince Boon to serve as our CFO and treasurer, Eileen Au to serve as our corporate secretary and Dela Salem to serve as our controller. We have granted 1,200,000 stock options to Mr. Proust, 300,000 stock options to Mr. Boon, 300,000 stock options to Ms. Au and 200,000 stock options to Ms. Salem under our Stock Option Plan. The options are exercisable at a price of $0.12 per share until April 18, 2023. The term of the JPA Agreement expires April 17, 2019.

Other than Mr. Mossman, who devotes all of his working time to our business, we expect that our executive officers will allocate approximately 40% of their working time to our business.

Benefit Plans

We do not currently have any pension plan, profit sharing plan or similar plan for the benefit of our officers, directors or employees; however, we may establish such plans in the future.

Director Compensation

Our directors are compensated for serving on the Board of Directors. Management directors were not paid fees for services as a director; however they may have received compensation for their services as employees or consultants. The following table sets out compensation of the directors for the year ended July 31, 2017.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)		Total ($)
John D. Anderson	Nil		125,861	(2)	125,861
Thomas I. Vehrs (3)	6,915	(4)	84,115	(2)	91,030
Alan R. Edwards (3)	10,373	(5)	105,142	(2)	115,515
Bradley Scharfe (6) Former Director	160,809	(7)	Nil		160,809

(1)	See Note 8 of the notes to our audited financial statements included in this Prospectus for a description of the assumptions made in the valuation of option awards.
(2)	Represents share-based payments related to options vesting during the year ended July 31, 2017.
(3)	Dr. Vehrs and Mr. Edwards were appointed directors on April 20, 2017.
(4)	Represents directors’ fees. Dr. Vehrs is paid director’s fees of US$20,000 per year.
(5)	Represents directors’ fees. Mr. Edwards serves as out Chairman and is paid director’s fees of US$30,000 per year.
(6)	Bradley Scharfe resigned as a director on April 20, 2017.
(7)	Consulting fees of $149,333 paid to Scharfe Holdings Inc., a company wholly owned by Mr. Scharfe, and $11,476 representing Mr. Scharfe’ share of consulting fees made to Scharfe Investment Group of Companies Inc., a company in which Mr. Scharfe holds a 50% interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 18, 2018 we had 116,105,982 shares of Common Stock issued and outstanding. The following table sets forth the beneficial ownership of our Common Stock as of May 18, 2018 by (a) each person who serves as a director and/or is a “named executive officer” of Rise in the Executive Compensation section above, and by all of our current directors and executive officers as a group, and (b) each person known by us to beneficially own more than 5.0% of any class of our voting securities.

A person is considered to beneficially own any shares over which such person, directly or indirectly, exercises sole or shared voting or investment power, or over which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our officers and directors is exercised solely by the beneficial owner thereof.

For the purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of our Common Stock that such person or group of persons has the right to acquire within 60 days. For the purposes of computing the percentage of outstanding Common Stock held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days of May 18, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Named Executive Officers and Directors

Benjamin W. Mossman Suite 650 - 669 Howe Street Vancouver, BC Canada V6C 0B4	6,074,142 (2)	5.0%

Alan R. Edwards 8121 N. Fairway View Dr. Tucson, Arizona 85742	800,000 (3)	*

John G. Proust Suite 650 - 669 Howe Street Vancouver, BC Canada V6C 0B4	1,200,000 (4)	1.0%

John D. Anderson Suite 650 - 669 Howe Street Vancouver, BC Canada V6C 0B4	750,000 (5)	*

Thomas I. Vehrs 853 Windflower Drive Longmont, Colorado 80504	650,000 (6)	*

Cale Thomas (7) 488 – 1090 West Georgia Street Vancouver, British Columbia V6E 3V7	1,664,597 (8)	1.4%

Fred Tejada 488 – 1090 West Georgia Street Vancouver, British Columbia V6E 3V7	1,103,505 (9)	*

Executive Officers and Directors as a Group (6 persons)	9,774,142 (2)(3)(4)(5)(6)(10)	7.8%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
5% Owners

Monarch Properties Ltd. 211 – 1328 Marinaside Crescent Vancouver, British Columbia V6Z 3B3	7,879,832 (11)	6.6%

Bradley Scharfe 488 – 1090 West Georgia Street Vancouver, British Columbia V6E 3V7	10,745,206 (12)	9.0%

Southern Arc Minerals Inc. Suite 650, 669 Howe Street Vancouver, BC V6C 0B4	40,000,000 (13)	29.4%

(1)	Based on 116,105,982 shares of Common Stock issued and outstanding as of May 18, 2018.
(2)	Benjamin W. Mossman, our Chief Executive Officer, President and a director, holds 714,000 shares of Common Stock and 5,360,142 stock options, 586,600 of which are exercisable into Common Stock at a price of $0.20 per share until August 8, 2021, 2,142,542 of which are exercisable into Common Stock at a price of $0.24 per share until December 27, 2021 and 2,631,000 options exercisable at $0.12 per share until April 18, 2023.
(3)	Alan R. Edwards, a director, holds 500,000 stock options, each of which is exercisable into Common Shares at a price of $0.28 per share until April 20, 2020 and 300,000 stock options, each of which is exercisable into Common Shares at a price of $0.12 per share until April 18, 2023.
(4)	John G. Proust, a director, holds 1,200,000 stock options, each of which is exercisable into Common Shares at a price of $0.12 per share until April 18, 2023.
(5)	John D. Anderson, a director, holds 500,000 stock options, each of which is exercisable into Common Shares at a price of $0.27 per share until April 3, 2022 and 250,000 stock options, each of which is exercisable into Common Shares at a price of $0.12 per share until April 18, 2023.
(6)	Thomas I. Vehrs, a director, holds 400,000 stock options, each of which is exercisable into Common Shares at a price of $0.28 per share until April 20, 2020 and 250,000 stock options, each of which is exercisable into Common Shares at a price of $0.12 per share until April 18, 2023.
(7)	Cale Thomas resigned as a director on April 18, 2018 and resigned as Chief Financial Officer, Treasurer and Secretary on May 1, 2018.
(8)	Cale Thomas holds 895,031 shares of Common Stock, 700,000 stock options, each of which is exercisable into Common Stock at a price of $0.15 per share until March 22, 2021, and warrants to purchase 52,174 shares of Common Stock at a price of $0.40 per share until May 5, 2019, and also owns 8,696 shares of Common Stock and warrants to purchase 8,696 shares of Common Stock at a price of $0.40 per share until May 5, 2019 through his 50% owned company, Scharfe Investment Group of Companies Inc.
(9)	Fred Tejada, our former Chief Executive Officer, holds 573,505 shares of Common Stock, warrants to purchase 130,000 shares of Common Stock at a price of $0.40 per share until January 24, 2019 and 400,000 stock options which are exercisable into Common Stock at a price of $0.15 per share until March 22, 2021.
(10)	Includes 300,000 stock options, each of which is exercisable into Common Shares at a price of $0.12 per share until April 18, 2023 held by Vince Boon, our Chief Financial Officer and Treasurer.
(11)	Includes 5,213,166 shares of Common Stock, warrants to purchase 500,000 shares of Common Stock at a price of $0.40 per share until December 23, 2018, warrants to purchase 666,666 shares of Common Stock at a price of $0.25 per share until September 25, 2019 and warrants to purchase 1,500,000 shares of Common Stock at a price of $0.15 per share until April 18, 2021.

(12)	5,963,379 shares of Common Stock and warrants to purchase 874,435 shares of Common Stock are held by Scharfe Holdings Inc., a corporation over which Mr. Scharfe has sole voting and investment power and 8,696 shares of Common Stock and warrants to purchase 8,696 shares of Common Stock represent Mr. Scharfe’s share of securities held by Scharfe Investment Group of Companies Inc., a company 50% owned by Mr. Scharfe. Mr. Scharfe also holds 30,500 shares of Common Stock personally. Mr. Scharfe previously served as a director of Rise. He resigned as a director on April 20, 2017.
(13)	Southern Arc Minerals Inc. holds 20,000,000 shares of Common Stock and warrants to purchase 20,000,000 shares of Common Stock at a price of $0.15 per share until April 18, 2021. John G. Proust, one of our directors, is also a director of Southern Arc Minerals Inc.

*	Less than 1%.

Changes in Control

We are not aware of any arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Promoters

During the past five fiscal years, the following persons have been or are considered to be promoters of our company: Benjamin W. Mossman, Cale Thomas, Bradley Scharfe and Fred Tejada. The amounts of anything of value (including money, property, contracts, options or rights of any kind) received or to be received by each promoter from our company, directly or indirectly, and the nature and amount of any services, assets or other consideration received or to be received by our company for the value given by each promoter during such period up to and until January 31, 2018 are set out below.

Benjamin Mossman

Mr. Mossman began working with us on July 15, 2016 and was appointed as a director and our Chief Executive Officer on August 1, 2016. He has been instrumental in sourcing the I-M Mine Property and in the negotiations for its purchase along with negotiations to purchase further contiguous land for the I-M Mine Project. Mr. Mossman secured the historical records of the I-M Mine along with other publically available information used to compile the Technical Report described in the Prospectus.

Pursuant to his Executive Employment Agreement, Mr. Mossman received $275,000 to date, was issued 400,000 shares of Common Stock in 2016 as a signing bonus, and has been granted stock options to purchase a total of 5,360,142 shares of Common Stock pursuant to our stock option plan. 586,600 options are exercisable at $0.20 per share until August 8, 2021, 2,142,542 options are exercisable at $0.24 per share until December 27, 2021 and 2,631,000 are options exercisable at $0.12 per share until April 18, 2023. Pursuant to his Executive Employment Agreement, Mr. Mossman is paid an annual salary of $180,000. See “Employment Agreements” under the heading “Executive Compensation”.

Cale Thomas

Mr. Thomas was appointed as our Chief Financial Officer, Treasurer and a director on April 2, 2015, and as our Corporate Secretary on April 20, 2017. He ceased to be a director on April 18, 2018 and ceased to be the Chief Financial Officer, Treasurer and Secretary on May 1, 2018. He helped us bring our company from “shell” status to an operating entity in good standing, and trading on the US OTC Markets, and the Canadian Securities Exchange. He has led our management team in negotiating the payment of debts and the acquisition of mineral exploration projects suitable for investment and exploration.

Mr. Thomas, until his resignation on May 1, 2018, received a total of $136,779 in cash, which included $30,351 as Mr. Thomas’ share of fees paid to a company of which Mr. Thomas holds 50% ownership. He has also received options for the purchase up to 700,000 shares of our Common Stock pursuant to our stock option plan at a price of

$0.15 per share until March 22, 2021. In addition, we issued Mr. Thomas 2,000,000 shares at a price of $0.02 per share on April 9, 2015 pursuant to the conversion of $40,000 in debt. On October 28, 2015, Mr. Thomas agreed to cancel 857,143 of those shares in order to increase the effective conversion price to $0.035 per share. See “Employment Agreements” under the heading “Executive Compensation”.

When Mr. Thomas resigned as our Chief Financial Officer, Treasurer, Secretary and as a director, we entered into a consulting agreement with him to provide certain advisory services to our company. See “Employment Agreements” under the heading “Executive Compensation”.

Bradley Scharfe

Mr. Scharfe became a member of our board of directors on April 2, 2015 and ceased to be a director on April 20, 2017. He helped bring our company from shell status to an operating entity in good standing, and trading on the US OTC Markets, and on the CSE through negotiating the payment of debts and the acquisition of mineral exploration projects suitable for investment and exploration. Mr. Scharfe was also instrumental in attracting capital to finance our operations and allow us to make property acquisitions.

Mr. Scharfe received a total of $165,755, which includes $16,422 as Mr. Scharfe’s share of consulting fees paid to a company of which Mr. Scharfe holds 50% ownership, and $149,333 paid to Scharfe Holdings Inc., a company controlled by Mr. Scharfe. In addition, we issued Scharfe Holdings Inc. 13,548,241 shares at a price of $0.02 per share in exchange for the conversion of $270,964.83 in debt. On October 28, 2015, Scharfe Holdings Inc. agreed to cancel 5,806,389 of those shares in order to increase the effective conversion price to $0.035 per share.

Fred Tejada

Mr. Tejada became a member of our board of directors on June 1, 2012, our President and our Corporate Secretary on November 19, 2013 and our Chief Executive Officer on April 2, 2015. He resigned as our Chief Executive Officer on August 1, 2016 and as our President, Secretary and as one of our directors on April 20, 2017.

Mr. Tejada helped our company through its exploration stages by negotiating the purchase of various mineral exploration rights including the purchase of our British Columbia properties that were initially the focus of our exploration activities. Mr. Tejada has also provided and continues to provide, when requested, geological consulting and assistance with due diligence, on any mining opportunities that we review.

Mr. Tejada received $62,119 in cash and, pursuant to our stock option plan, options for the purchase of 900,000 shares of our Common Stock at a price of $0.15 per share until March 22, 2021. Mr. Tejada agreed to surrender 500,000 of these options when he resigned his executive positions, so he currently retains 400,000 options. In addition, we issued Mr. Tejada 451,759 shares at a price of $0.02 per share pursuant to the conversion of $9,035.17 in debt; and on April 9, 2015, we issued an additional 250,000 shares to him at a price of $0.02 per share pursuant to the conversion of $5,000 in debt. On October 28, 2015, Mr. Tejada agreed to cancel an aggregate of 300,754 of those shares in order to increase the effective conversion price to $0.035 per share.

When Fred Tejada resigned as our President, Secretary and a director, we entered into a consulting services agreement with him pursuant to which Mr. Tejada continues to perform geological consulting services for our company. See “Employment Agreements” under the heading “Executive Compensation”.

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby will be passed upon for us by SecuritiesLawUSA, PC, Los Angeles, California.

INTERESTS OF EXPERTS

The financial statements as of July 31, 2017 and 2016 and for the years ended July 31, 2017 and 2016 included in this prospectus and in the registration statement have been so included in reliance on the report of Davidson & Company LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

Certain portions of the description of the I-M Mine Property were summarized or extracted from a technical report prepared in accordance with NI 43-101 dated June 1, 2017 and entitled “Technical Report on the Idaho-Maryland Project, Grass Valley, California, USA”. Those extracts were reviewed and approved by Greg Kulla, P.Geo., the Author of the report.

None of the above experts has received, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of our subsidiaries nor were they connected with our company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the Shares of Common Stock to be sold in this offering. This prospectus and any prospectus supplement which form a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, are also available to you on the Internet website maintained by the SEC at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and prior to the termination or completion of this offering, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Notwithstanding the statements in the preceding paragraph, no document, report or exhibit (or portion of any of the foregoing) or any other information that was furnished and deemed by the rules of the SEC not to have been filed shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in that information. You should direct any requests for documents to Rise Gold Corp., Attn: Corporate Secretary, Suite 650, 669 Howe Street, Vancouver, BC V6C 0B4, Canada, Telephone: (604) 260-4577.

You may also access these filings on our website at www.risegoldcorp.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus, and you should not consider any information on, or that can be accessed through, our website to be part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

INDEX TO FINANCIAL STATEMENTS

Period ended January 31, 2018

The following unaudited financial statements of the Company as at and for the six month period ended January 31, 2018 are attached as pages F-1 through F-16 and are included herein by reference:

Consolidated Interim Statement of Financial Position	F-2

Consolidated Interim Statement of Loss and Comprehensive Loss	F-3

Consolidated Interim Statement of Cash Flows	F-4

Consolidated Interim Statement of Stockholders’ Equity	F-5

Notes to Unaudited Consolidated Interim Financial Statements	F-6

Years ended July 31, 2017 and July 31, 2016

The following audited financial statements of the Company as at and for the years ended July 31, 2017 and 2016 are attached as pages F-18 through F-36 and are included herein by reference:

Report of Independent Registered Public Accounting Firm	F-17

Balance Sheets	F-18

Statements of Operations and Comprehensive Loss	F-19

Statements of Cash Flows	F-20

Statement of Stockholders’ Equity (Deficit)	F-21

Notes to the Financial Statements	F-22 – F-35

RISE GOLD CORP.
(An Exploration Stage Company)
CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION
(Expressed in Canadian Dollars)
(Unaudited)

AS AT

	January 31,	July 31,
	2018	2017

ASSETS

Current
Cash	$143,375	$337,099
Receivables	13,195	18,083
Prepaid expenses	35,718	165,118

	192,288	520,300

Mineral property interests (Note 3)	4,540,097	3,789,854

	$4,732,385	$4,310,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities (Note 6)	$124,894	$276,407
Due to related parties (Note 6)	31,029	20,385
Loan from related parties (Note 6)	37,494	38,079

	193,417	334,871

Stockholders’ equity
Capital stock, $0.001 par value, 400,000,000 shares authorized;
80,944,982 (July 31, 2017 – 66,707,655) shares issued and outstanding (Note 7)	80,945	66,708
Additional paid-in-capital (Note 7)	12,169,737	10,103,162
Cumulative translation adjustment	(166,663)	(166,663)
Deficit	(7,545,051)	(6,027,924)

	4,538,968	3,975,283

	$4,732,385	$4,310,154

Nature and continuance of operations (Note 1)
Contingency (Note 4)
Subsequent event (Note 10)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

RISE GOLD CORP.
(An Exploration Stage Company)
CONDENSED CONSOLIDATED INTERIM STATEMENT OF LOSS AND COMPREHENSIVE LOSS
(Expressed in Canadian Dollars)
(Unaudited)

	Three months	Three months	Six months	Six months
	ended January	ended January	ended January	ended January
	31, 2018	31, 2017	31, 2018	31, 2017

EXPENSES
Consulting (Note 6)	$21,500	$98,029	$39,500	$195,171
Directors fees	34,757	-	50,855	-
Filing and regulatory	46,902	9,073	61,514	19,204
Foreign exchange	(887)	(548)	(21,688)	1,407
Gain on settlement of payables	-	(11,415)	(1,608)	(11,415)
General and administrative	50,134	57,648	105,436	60,006
Geological, mineral and prospect costs (Note 3)	535,683	-	709,677	-
Professional fees	75,594	63,958	224,057	93,752
Promotion and shareholder communication	113,061	250,228	258,307	267,673
Property investigation costs	-	55,253	-	55,253
Salaries (Note 6)	46,077	31,994	91,077	64,225
Share-based payments (Note 7)	-	464,159	-	570,255

Net loss and comprehensive loss	$(922,821)	$(1,018,379)	$(1,517,127)	$(1,315,531)

Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.02)	$(0.04)

Weighted average number of common shares outstanding	76,687,997	41,459,255	69,996,744	37,360,584

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

RISE GOLD CORP.
(An Exploration Stage Company)
CONDENSED CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS
(Expressed in Canadian Dollars)
(Unaudited)
FOR THE SIX MONTH PERIODS ENDED JANUARY 31

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(1,517,127)	$(1,315,531)
Items not involving cash
Gain on settlement of payables	(1,608)	(11,415)
Shares issued for compensation	-	60,000
Share-based payments	-	570,255
Unrealized foreign exchange	(711)	(3,721)
Non-cash working capital item changes:
Receivables	4,888	(2,750)
Prepaid expenses	129,400	(507,745)
Accounts payable and accrued liabilities	(51,970)	33,816
Due to related parties	10,644	(5,720)

Net cash used in operating activities	(1,426,484)	(1,182,811)

CASH FLOWS FROM INVESTING ACTIVITIES
Mineral property	(750,243)	(2,786,872)

Net cash used in investing activities	(750,243)	(2,786,872)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placement	2,044,120	4,476,900
Warrants exercised	19,267	27,208
Share issuance costs	(80,384)	(119,950)
Subscriptions received in advance	-	43,750

Net cash provided by financing activities	1,983,003	4,427,908

Change in cash for the period	(193,724)	458,225

Cash, beginning of period	337,099	139,021

Cash, end of period	$143,375	$597,246

Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental cash flow information (Note 8)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

RISE GOLD CORP.
(An Exploration Stage Company)
CONDENSED CONSOLIDATED INTERIM STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in Canadian Dollars)
(Unaudited)

	Capital Stock
				Subscriptions	Cumulative
			Additional	Received in	Translation
	Number	Amount	Paid-in Capital	Advance	Adjustment	Deficit	Total

Balance as at July 31, 2016	32,866,261	$32,867	$2,475,194	$-	$(166,663)	$(1,836,969)	$504,429
Shares issued for cash	22,384,500	22,385	4,454,515	-	-	-	4,476,900
Shares issued for mineral property	920,000	920	183,080	-	-	-	184,000
Shares issued for compensation	400,000	400	59,600	-	-	-	60,000
Warrants exercised	272,080	272	26,936	-	-	-	27,208
Subscriptions received in advance	-	-	-	43,750	-	-	43,750
Share issuance costs	-	-	(237,853)	-	-	-	(237,853)
Share-based payments	-	-	570,255	-	-	-	570,255
Loss for the period	-	-	-	-	-	(1,315,531)	(1,315,531)

Balance as at January 31, 2017	56,842,841	$56,844	$7,531,727	$43,750	$(166,663)	$(3,152,500)	$4,313,158
Shares issued for cash	9,464,814	9,464	2,176,543	(43,750)	-	-	2,142,257
Options exercised	400,000	400	59,600	-	-	-	60,000
Share issuance costs	-	-	(104,517)	-	-	-	(104,517)
Share-based payments	-	-	439,809	-	-	-	439,809
Loss for the period	-	-	-	-	-	(2,875,424)	(2,875,424)

Balance as at July 31, 2017	66,707,655	$66,708	$10,103,162	$-	$(166,663)	$(6,027,924)	$3,975,283
Shares issued for cash	13,627,473	13,627	2,030,493	-	-	-	2,044,120
Shares issued for debt conversion	417,184	417	95,535	-	-	-	95,952
Warrants exercised	192,670	193	19,074	-	-	-	19,267
Share issuance costs	-	-	(78,527)	-	-	-	(78,527)
Loss for the period	-	-	-	-	-	(1,517,127)	(1,517,127)

Balance as at January 31, 2018	80,944,982	$80,945	$12,169,737	$-	$(166,663)	$(7,545,051)	$4,538,968

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Rise Gold Corp. (the “Company”) was originally incorporated as Atlantic Resources Inc. in the State of Nevada on February 9, 2007 and is in the exploration stage. On April 11, 2012, the Company merged its wholly-owned subsidiary, Patriot Minefinders Inc., a Nevada corporation, in and to the Company to effect a name change to Patriot Minefinders Inc. On January 14, 2015, the Company completed a name change to Rise Resources Inc. in the same manner. On April 7, 2017, the Company changed its name to Rise Gold Corp. These mergers were carried out solely for the purpose of effecting these changes of names.

On February 16, 2015, the Company increased its authorized capital from 21,000,000 shares to 400,000,000 shares.

On January 29, 2016, the Company completed an initial public offering in Canada and began trading on the Canadian Securities Exchange (“CSE”) on February 1, 2016. On November 28, 2017, the Company ceased trading on the OTC Pink Market and began trading on the OTCQB Venture Market.

The Company is in the early stages of exploration and as is common with any exploration company, it raises financing for its acquisition activities. The accompanying condensed consolidated interim financial statements have been prepared on the going concern basis, which presumes that the Company will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of business. The Company has incurred a loss of $1,517,127 for the period ended January 31, 2018 and has accumulated a deficit of $7,545,051. This raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to maintain continued support from its shareholders and creditors and to raise additional capital and implement its business plan. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At January 31, 2018, the Company had working capital deficiency of $1,129.

2.	BASIS OF PREPARATION

Generally Accepted Accounting Principles

The accompanying unaudited condensed consolidated interim financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for financial information with the instructions to Form 10-Q and Regulation S-K. Results are not necessarily indicative of results which may be achieved in the future. The unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis, for the year ended July 31, 2017. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such SEC rules and regulations. The operating results for the six months ended January 31, 2018 are not necessarily indicative of the results that may be expected for the year ended July 31, 2018.

Basis of Consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its wholly-owned subsidiary Rise Grass Valley Inc. All significant intercompany accounts and transactions have been eliminated on consolidation.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

2.	BASIS OF PREPARATION (continued)

Basis of Consolidation (continued)

Subsidiaries

Subsidiaries are all entities over which the Company has exposure to variable returns from its involvement and has the ability to use power over the investee to affect its returns. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company until the date on which control ceases.

The accounts of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Inter-company transactions, balances and unrealized gains or losses on transactions are eliminated upon consolidation.

Recently Adopted and Recently Issued Accounting Standards

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. This ASU eliminates the current requirement to present deferred tax assets and liabilities as current and noncurrent amounts in a classified balance sheet and replaces it with a noncurrent classification of deferred tax assets and liabilities. The ASU applies to all entities and is effective for annual periods beginning after March 17, 2018, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact of adoption of this standard.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities”. This ASU amendment addresses aspects of recognition, measurement, presentation and disclosure of financial instruments. It affects investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value, and simplifies the impairment assessment of equity investments without a readily determinable fair value by requiring a qualitative assessment. The ASU applies to all entities and is effective for annual periods beginning after March 17, 2018, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact of adoption of this standard.

Other than the above, the Company has determined that other significant newly issued accounting pronouncements are either not applicable to the Company’s business or that no material effect is expected on the financial statements as a result of future adoption.

Use of Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of estimates include the carrying value and recoverability of mineral properties and the recognition of deferred tax assets based on the change in unrecognized deductible temporary tax differences. Actual results could differ from those estimates, and would impact future results of operations and cash flows.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

3.	MINERAL PROPERTY INTERESTS

The Company’s mineral properties balance consists of:

	Indata, British Columbia	Klondike, British Columbia	Idaho-Maryland, California	Total

Balance, July 31, 2016	$50,000	$513,031	$-	$563,031
Cash paid	-	-	3,605,854	3,605,854
Shares issued	-	-	184,000	184,000
Write-off	(50,000)	(513,031)	-	(563,031)

Balance, July 31, 2017	-	-	3,789,854	3,789,854
Cash paid	-	-	750,243	750,243

Balance, January 31, 2018	$-	$-	$4,540,097	$4,540,097

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain mineral titles as well as the potential for problems arising from the frequently ambiguous conveying history characteristic of many mineral properties. As at January 31, 2018, the Company holds title to the Idaho-Maryland Gold Mine Property.

Indata, British Columbia

On May 18, 2015, the Company entered into an option agreement with Eastfield Resources Ltd., (“Eastfield”), pursuant to which Eastfield granted the Company the exclusive and irrevocable right to acquire up to a 75% interest in and to certain claims in the Indata property located in the Omineca Mining Division in British Columbia, Canada, for total consideration of $450,000 in cash and minimum aggregate exploration expenditures of $2,500,000. As at July 31, 2017, the Company had paid $50,000 towards the 75% interest earn-in and incurred cumulative exploration expenditures of $4,035 on the Indata property. During the year ended July 31, 2017, the Company terminated its option agreement with Eastfield; accordingly, the Company has written off $50,000 in acquisition costs in relation to the Indata property as at July 31, 2017.

Klondike, British Columbia

On May 26, 2016, the Company entered into an agreement with Klondike Gold Corp. (“Klondike”) regarding the purchase of a portfolio of seven gold and base metal properties in southeast British Columbia for total consideration of $200,000 cash, the issuance of 3,500,000 common shares, and the issuance of 2,500,000 warrants. As at July 31, 2017, the Company had paid Klondike $50,000 in cash, issued 1,500,000 shares of the Company’s common stock valued at $240,000, and issued 1,500,000 warrants valued at $223,031 (discount rate – 0.49%, volatility – 200.64%, expected life – 2 years, dividend yield – 0%), exercisable at $0.227 per share until July 13, 2018, and incurred cumulative exploration expenditures of $10,408 on the Klondike properties. During the year ended July 31, 2017, the Company terminated the purchase agreement with Klondike and paid a settlement of $100,000 to Klondike; accordingly the Company has written off $513,031 in acquisition costs in relation to the Klondike properties as at July 31, 2017.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

3.	MINERAL PROPERTY INTERESTS (continued)

Idaho-Maryland Gold Mine Property, California

On August 30, 2016, the Company entered into an option agreement with three parties to purchase a 100% interest in and to the Idaho-Maryland Gold Mine property located near Grass Valley, California, United States; pursuant to the option agreement, in order to exercise the option, the Company was to have paid US$2,000,000 by November 30, 2016. Upon execution of the option agreement, the Company paid the vendors a non-refundable cash deposit in the amount of $32,758 (US$25,000), which was credited against the purchase price of US$2,000,000 upon exercise of the option. On November 30, 2016, the Company negotiated an extension of the closing date of the option agreement to December 26, 2016, in return for a cash payment of $32,758 (US$25,000), which was credited against the purchase price of US$2,000,000 upon exercise of the option. On December 28, 2016, the Company negotiated a further no-cost extension of the closing date of the option agreement to April 30, 2017. On January 25, 2017, the Company exercised the option by paying $2,588,625 (US$1,950,000), and acquired a 100% interest in the Idaho-Maryland Gold Mine property. In connection with the option agreement, the Company agreed to pay a cash commission of $184,000 (US$140,000) equal to 7 per cent of the purchase price of US$2,000,000; the commission was settled on January 25, 2017 through the issuance of 920,000 units valued at $0.20 per unit (Note 7). The Company also incurred additional transaction costs of $144,391, which have been included in the carrying value of the Idaho-Maryland Gold Mine.

On January 6, 2017, the Company entered into an option agreement with Sierra Pacific Industries Inc. (“Sierra”) to purchase a 100% interest in and to certain surface rights totalling approximately 82 acres located near Grass Valley, California, United States, contiguous to the Idaho-Maryland Gold Mine property acquired by the Company on January 25, 2017. Pursuant to the option agreement, in order to exercise the option, the Company was to have paid US$1,900,000 by March 31, 2017. Upon execution of the option agreement, the Company paid the vendors a non-refundable cash deposit in the amount of $132,732 (US$100,000), which will be credited against the purchase price of US$1,900,000 upon exercise of the option. On April 3, 2017, the Company negotiated an extension of the closing date of the option agreement to June 30, 2017, in return for a cash payment of $268,000 (US$200,000), at which time a payment of US$1,600,000 was due in order to exercise the option. On June 7, 2017, the Company negotiated an extension of the closing date of the option agreement to September 30, 2017, in return for a cash payment of $406,590 (US$300,000), at which time a payment of US$1,300,000 was due in order to exercise the option. On September 1, 2017, the Company negotiated a third extension of the closing date of the option agreement to June 30, 2018 in return for cash payments as follows: US$300,000 by September 30, 2017 (paid $372,078), US$300,000 by December 30, 2017 (paid $378,165), US$300,000 by March 30, 2018, and a final payment of US$400,000 by June 30, 2018, which comprise the remaining purchase price of US$1,300,000 in full. At January 31, 2018 a total of US$700,000 is still required to be paid under the agreement to exercise the option.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

3.	MINERAL PROPERTY INTERESTS (continued)

Idaho-Maryland Gold Mine Property, California (continued)

As at January 31, 2018, the Company has incurred cumulative property investigation costs of $55,253 and cumulative exploration expenditures of $1,085,657 on the Idaho-Maryland Gold Mine property as follows:

	Six month period ended January 31, 2018	Year ended July 31, 2017

Opening balance	$375,980	$-
Idaho-Maryland Gold Mine expenditures:
Consulting	$163,059	$287,411
Exploration	387,047	54,753
Rent	12,613	10,968
Supplies	104,804	4,020
Sampling	29,365	8,623
Travel	12,789	10,205
Total expenditures	$709,677	$375,980

Closing balance	$1,085,657	$375,980

4.	CONTINGENCY

During the year ended July 31, 2014, the Company entered into a binding letter of intent (“LOI”) with Wundr Software Inc. (“Wundr”). Under the terms of the LOI, the Company would acquire 100% of the issued and outstanding common shares of Wundr. Due to unforeseen circumstances, the Company did not complete the transactions contemplated in the LOI, which the Company announced had expired on January 10, 2014.

On September 17, 2014, the Company learned that it was the subject, along with a number of additional defendants, of a notice of civil claim (the “Claim”) filed in the Supreme Court of British Columbia by Wundr, under which Wundr is seeking general damages from the Company as well as damages for conspiracy to cause economic harm.  None of the allegations contained in the Claim have been proven in court. Management has determined that the probability of the Claim resulting in an unfavourable outcome and financial loss to the Company is unlikely.

5.	PROMISSORY NOTES PAYABLE

During the year ended July 31, 2017, the Company issued promissory notes totalling $220,000, accruing interest in advance at 10% every three months, maturing on June 29, 2017. Subsequently, the Company and one promissory note holder agreed to reduce the interest rate to 7.2% and make an early repayment of principal of $100,000 and accrued interest of $7,200. The remaining principal of $120,000 and accrued interest of $12,000 was also repaid during the year ended July 31, 2017.

6.	RELATED PARTY TRANSACTIONS

Key management personnel consist of the Chief Executive Officer, Chief Financial Officer, and the directors of the Company. The remuneration of the key management personnel is as follows:

a)	Salaries of $90,000 (2017 - $60,000) and nil (2017 – 400,000) shares of common stock valued at $nil (2017 - $60,000), recognized in consulting expense, to the CEO of the Company;

b)	Consulting fees of $nil (2017 - $33,617) to the former CEO of the Company.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

6.	RELATED PARTY TRANSACTIONS (continued)

c)	Consulting fees of $24,000 (2017 - $18,000) to the CFO of the Company, and consulting fees of $7,500 (2017 - $2,896) to a company in which the CFO holds a 50% interest.

d)	Consulting fees of $7,500 (2017 - $2,896) to a company in which a former director of the Company holds a 50% interest.

e)	Directors fees of $50,855 (2017 - $Nil) to directors of the Company.

f)	Share-based payments of $nil (2017 - $106,096) to the CEO and directors of the Company.

As at January 31, 2018, the Company has recorded loans from related parties of $37,494 (US$30,500) (July 31, 2017 - $38,079 (US$30,500)) representing advances made by a director and a former director and officer. The advances are due on demand without interest.

As at January 31, 2018, included in accounts payable and accrued liabilities is $31,029 (July 31, 2017 - $20,385) in accounts and advances payable and accrued liabilities to current and former officers and companies controlled by directors and officers of the Company.

7.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL

Issued Capital Stock

On August 1, 2016, the Company issued 400,000 shares of common stock at a price of $0.15 per share to the Company’s CEO as compensation. The shares were valued at $60,000 on issuance and were recognized as consulting expense.

On November 1, 2016 and November 7, 2016, the Company issued a total of 272,080 shares of common stock upon the exercise of finders’ warrants at a price of $0.10 per share.

On January 25, 2017, the Company issued 920,000 units valued at $0.20 per unit to an individual pursuant to a debt conversion by the individual in the amount of $184,000 (US$140,000), representing a cash commission equal to seven per cent of the US$2,000,000 purchase price of the Idaho-Maryland property (Note 3). Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On August 9, 2017, the Company issued 417,184 units valued at $0.23 per unit to a third party pursuant to a debt conversion by the third party in the amount of $95,952, representing finders’ fees payable on the private placement which closed May 5, 2017. Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On January 29, 2018, the Company issued a total of 192,670 shares of common stock upon the exercise of finders’ warrants at a price of $0.10 per share.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

7.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (continued)

Private Placements

On December 23, 2016, the Company completed a non-brokered private placement, issuing an aggregate of 21,044,500 units at a price of $0.20 per unit for gross proceeds of $4,208,900. Each unit consisted of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $218,410, other share issuance costs of $15,723, and issued a total of 1,104,300 finders’ warrants valued at $191,724 (discount rate – 0.76%, volatility – 179.53%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On January 24, 2017, the Company completed a non-brokered private placement, issuing an aggregate of 1,340,000 units at a price of $0.20 per unit for gross proceeds of $268,000. Each unit consisted of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $5,220 and issued a total of 26,100 finders’ warrants valued at $5,919 (discount rate – 0.76%, volatility – 175.85%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On February 6, 2017, the Company completed a non-brokered private placement, issuing an aggregate of 455,000 units at a price of $0.25 per unit for gross proceeds of $113,750. Each unit consisted of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $2,625 and issued a total of 10,500 finders’ warrants valued at $2,657 (discount rate – 0.70%, volatility – 175.86%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On May 5, 2017, the Company completed a non-brokered private placement, issuing an aggregate of 9,009,814 units at a price of $0.23 per unit for gross proceeds of $2,072,257. Each unit consisted of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $100,392 and issued a total of 436,488 finders’ warrants valued at $92,991 (discount rate – 0.67%, volatility – 170.28%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On September 26, 2017, the Company completed the first tranche of a non-brokered private placement, issuing an aggregate of 7,077,140 units at a price of $0.15 per unit for gross proceeds of $1,061,570. Each unit consisted of one share of common stock and one non-transferable share purchase warrant exercisable into one share of common stock at a price of $0.25 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $540 and issued a total of 3,600 finders’ warrants valued at $388 (discount rate – 1.59%, volatility – 150.97%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.25 for a period of two years from the date of issuance.

On December 27, 2017, the Company completed the second tranche of a non-brokered private placement, issuing an aggregate of 6,417,000 units at a price of $0.15 per unit for gross proceeds of $962,550. Each unit consisted of one share of common stock and one non-transferable share purchase warrant exercisable into one share of common stock at a price of $0.25 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $55,779 and issued a total of 371,860 finders’ warrants valued at $28,997 (discount rate – 1.64%, volatility – 139.85%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.25 for a period of two years from the date of issuance.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

7.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (continued)

Private Placements (continued)

On January 3, 2018, the Company completed the third and final tranche of a non-brokered private placement, issuing an aggregate of 133,333 units at a price of $0.15 per unit for gross proceeds of $20,000. Each unit consisted of one share of common stock and one non-transferable share purchase warrant exercisable into one share of common stock at a price of $0.25 for a period of two years from the date of issuance.

Stock Options

During the six month period ended January 31, 2018, the Company did not grant any stock options.

During the year ended July 31, 2017, the Company granted:

a)	a total of 2,729,142 stock options to the Company’s CEO, exercisable at a weighted average price of $0.23 per share for a period of five years;

b)	500,000 incentive stock options to an investor relations consultant, each option exercisable into one share of common stock at a price of $0.33 until February 7, 2020.

c)	500,000 stock options to a director of the Company, exercisable at a price of $0.27 per share until April 3, 2022.

d)	900,000 stock options to two directors of the Company, exercisable at a price of $0.28 per share until April 20, 2020.

The following incentive stock options were outstanding at January 31, 2018:

Number of Options		Exercise Price	Expiry Date

1,100,000		$0.15	March 22, 2021
586,600		0.20	August 8, 2021
2,142,542		0.24	December 27, 2021
500,000	*	0.33	February 7, 2020
500,000		0.27	April 3, 2022
900,000		0.28	April 30, 2020
5,729,142		$0.24

*	cancelled subsequent to January 31, 2018

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value

Balance, July 31, 2016	2,700,000	$0.15	Nil
Options granted	4,629,142	0.26	Nil
Options exercised	(400,000)	(0.15)	Nil
Options expired/forfeited	(1,200,000)	(0.15)	Nil

Balance outstanding and exercisable, July 31, 2017 and January 31, 2018	5,729,142	$0.24	Nil

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

7.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (continued)

Warrants

The following warrants were outstanding at January 31, 2018:

Number of Warrants	Exercise Price	Expiry Date

1,500,000	$0.227	July 13, 2018
22,148,800	0.40	December 23, 2018
2,286,100	0.40	January 24, 2019
465,500	0.40	February 6, 2019
9,863,486	0.40	May 5, 2019
7,080,740	0.25	September 25, 2019
6,788,860	0.25	December 27, 2019
133,333	0.25	January 3, 2020
50,266,819	$0.35

Warrant transactions are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price

Balance, July 31, 2016	1,964,750	$0.20
Warrants issued	34,346,702	0.40
Warrants exercised	(272,080)	(0.10)

Balance, July 31, 2017	36,039,372	$0.39
Warrants issued	14,420,117	0.25
Warrants exercised	(192,670)	(0.10)

Balance, January 31, 2018	50,266,819	$0.35

During the six month period ended January 31, 2018, the Company issued a total of 375,460 (2017 – 1,130,400) finders’ warrants with a weighted average fair value of $0.08 (2017 - $0.17) per warrant.

The following weighted average assumptions were used for the Black-Scholes option-pricing model valuation of finders’ warrants issued during the period:

	2018	2017

Risk-free interest rate	1.64%	0.76%
Expected life of warrants	2.0 years	2.0 years
Expected annualized volatility	139.95%	179.45%
Dividend	Nil	Nil
Forfeiture rate	0%	0%

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

7.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (continued)

Share-Based Payments

The Company has a stock option plan under which it is authorized to grant options to executive officers and directors, employees and consultants enabling them to acquire up to 10% of the issued and outstanding common stock of the Company. Under the plan the exercise price of each option equals the market price of the Company’s stock, less any applicable discount, as calculated on the date of grant. The options can be granted for a maximum term of 5 years with vesting determined by the board of directors.

During the six month period ended January 31, 2018, the Company granted nil (2017 – 2,729,142) stock options with a weighted average fair value of $nil (2017 - $0.21) per share, recognizing share-based payments expense of $nil (2017 - $570,255).

The following weighted average assumptions were used for the Black-Scholes option-pricing model valuation of stock options granted during the period:

	2018	2017

Risk-free interest rate	N/A	0.98%
Expected life of options	N/A	5.00 years
Expected annualized volatility	N/A	1147.36%
Dividend	N/A	Nil
Forfeiture rate	N/A	0%

8.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

During the six month period ended January 31, 2018, the Company:

a)	Issued a total of 375,460 finders’ warrants valued at $29,385 recorded as share issuance costs (Note 7);

b)	Issued 417,184 units, each unit comprised of one share of common stock and one share purchase warrant, valued at $95,952, pursuant to a debt conversion in relation to finders’ fees payable on the private placement which closed on May 5, 2017 (Note 7); and

c)	Accrued $5,700 in share issuance costs through accounts payable and accrued liabilities.

During the six month period ended January 31, 2017, the Company

a)	Issued 1,130,400 agent warrants valued at $197,643 (Note 7);

b)	Issued 920,000 units, each unit comprising one common share and one share purchase warrant, valued at $184,000 for a debt conversion in relation to mineral property acquisition (Note 7); and

c)	Accrued $117,903 in share issuance costs through accounts payable and accrued liabilities.

9.	SEGMENTED INFORMATION

The Company has two reportable segments, being the acquisition of exploration and evaluation assets located in British Columbia, Canada, and California, United States.

RISE GOLD CORP.
(An Exploration Stage Company)
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED JANUARY 31, 2018
(Expressed in Canadian Dollars)
(Unaudited)

10.	SUBSEQUENT EVENT

Subsequent to January 31, 2018, 500,000 stock options exercisable at a price of $0.33 were cancelled pursuant to a contract termination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

Rise Gold Corp.

We have audited the accompanying consolidated financial statements of Rise Gold Corp. (the “Company”), which comprise the consolidated balance sheets as of July 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years ended July 31, 2017 and 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rise Gold Corp. as of July 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended July 31, 2017 and 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Rise Gold Corp. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, Rise Gold Corp. has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

October 27, 2017

1200 - 609 Granville Street, P.0. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6

Telephone (604) 687-0947 Davidson-co.com

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian Dollars)

AS AT

	July 31, 2017	July 31, 2016

ASSETS

Current
Cash	$337,099	$139,021
Receivables	18,083	20,021
Prepaid expenses	165,118	9,566

	520,300	168,608

Mineral property interests (Note 4)	3,789,854	563,031

	$4,310,154	$731,639

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current
Accounts payable and accrued liabilities	$296,792	$183,996
Loan from related parties (Note 8)	38,079	43,214

	334,871	227,210

Stockholders’ equity (deficit)
Capital stock, $0.001 par value, 400,000,000 shares authorized; 66,707,655 (July 31, 2016 – 32,866,261) shares issued and outstanding (Note 9)	66,708	32,867
Additional paid-in-capital (Note 9)	10,103,162	2,475,194
Cumulative translation adjustment	(166,663)	(166,663)
Deficit	(6,027,924)	(1,836,969)

	3,975,283	504,429

	$4,310,154	$731,639

Nature and continuance of operations (Note 1)

Long-term receivable and contingency (Note 5)

Subsequent events (Note 13)

Approved and authorized by the Board on October 27, 2017.

“Benjamin Mossman”	Director	“Cale Thomas”	Director
Benjamin Mossman		Cale Thomas

The accompanying notes are an integral part of these consolidated financial statements.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in Canadian Dollars)

FOR THE YEAR ENDED JULY 31,

	2017	2016

EXPENSES
Bad debt expense (Note 6)	$-	$7,126
Consulting	505,842	102,420
Directors fees	17,288	-
Filing and regulatory	53,661	30,927
Foreign exchange	6,931	1,959
Gain on settlement of payables	(12,355)	(41,982)
General and administrative	152,920	20,839
Geological, mineral, and prospect costs (Note 4)	375,980	-
Professional fees	273,738	107,197
Promotion and shareholder communication	983,851	10,408
Property investigation costs	55,253	20,201
Salaries	104,751	5,365
Share-based payments (Note 9)	1,010,064	369,006
Settlement payment (Note 4)	100,000	-
Write off mineral property costs (Note 4)	563,031	-

Net loss and comprehensive loss for the year	$(4,190,955)	$(633,466)

Basic and diluted loss per common share	$(0.08)	$(0.02)

Weighted average number of common shares outstanding	49,516,659	31,556,200

The accompanying notes are an integral part of these consolidated financial statements.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Expressed in Canadian Dollars)

FOR THE YEAR ENDED JULY 31,

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$(4,190,955)	$(633,466)
Items not involving cash
Bad debt expense	-	7,126
Gain on settlement of payables	(12,355)	(41,982)
Shares issued for compensation	60,000	-
Share-based payments	1,010,064	369,006
Unrealized foreign exchange	(5,004)	2,644
Write off of mineral property costs	563,031	-
Non-cash working capital item changes:
Receivables	1,938	(22,206)
Prepaid expenses	(155,552)	(9,566)
Accounts payables and accrued liabilities and due to related parties	24,592	52,145

Net cash used in operating activities	(2,704,241)	(276,299)

CASH FLOWS FROM INVESTING ACTIVITY

Mineral property	(3,605,854)	(80,000)

Net cash used in investing activity	(3,605,854)	(80,000)

CASH FLOWS FROM FINANCING ACTIVITY
Private placement	6,662,907	605,000
Warrants exercised	27,208	1,925
Options exercised	60,000	-
Share issuance costs	(241,942)	(83,105)
Loan repayments	-	(46,500)

Net cash provided by financing activity	6,508,173	477,320

Change in cash for the year	198,078	121,021

Cash, beginning of year	139,021	18,000

Cash, end of year	$337,099	$139,021

Interest	$-	$-
Income taxes	-	-

Supplemental cash flow information (Note 11)

The accompanying notes are an integral part of these consolidated financial statements.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Expressed in Canadian Dollars)

	Capital Stock
	Number	Amount	Additional Paid-in Capital	Cumulative Translation Adjustment	Equity (Deficit)	Total

Balance as at July 31, 2015	38,297,197	$38,298	$1,157,868	$(166,663)	$(1,203,503)	$(174,000)
Shares surrender and cancellation (Note 8)	(13,000,186)	(13,000)	13,000	-	-	-
Shares issued for cash	6,069,250	6,069	600,856	-	-	606,925
Shares issued for mineral property	1,500,000	1,500	238,500	-	-	240,000
Warrants issued for mineral property	-	-	223,031	-	-	223,031
Share issuance costs	-	-	(127,067)	-	-	(127,067)
Share-based payments	-	-	369,006	-	-	369,006
Loss for the year	-	-	-	-	(633,466)	(633,466)

Balance as at July 31, 2016	32,866,261	$32,867	$2,475,194	(166,663)	$(1,836,969)	$504,429
Shares issued for cash	31,849,314	31,849	6,631,058	-	-	6,662,907
Shares issued for mineral property	920,000	920	183,080	-	-	184,000
Shares issued for compensation	400,000	400	59,600	-	-	60,000
Warrants exercised	272,080	272	26,936	-	-	27,208
Options exercised	400,000	400	59,600	-	-	60,000
Share issuance costs	-	-	(342,370)	-	-	(342,370)
Share-based payments	-	-	1,010,064	-	-	1,010,064
Loss for the year	-	-	-	-	(4,190,955)	(4,190,955)

Balance as at July 31, 2017	66,707,655	$66,708	$10,103,162	(166,663)	$(6,027,924)	$3,975,283

The accompanying notes are an integral part of these consolidated financial statements.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Rise Gold Corp. (the “Company”) was originally incorporated as Atlantic Resources Inc. in the State of Nevada on February 9, 2007 and is in the exploration stage. On April 11, 2012, the Company merged its wholly-owned subsidiary, Patriot Minefinders Inc., a Nevada corporation, in and to the Company to effect a name change to Patriot Minefinders Inc. On January 14, 2015, the Company completed a name change to Rise Resources Inc. in the same manner. On April 7, 2017, the Company changed its name to Rise Gold Corp. These mergers were carried out solely for the purpose of effecting these changes of names.

On February 16, 2015, the Company increased its authorized capital from 21,000,000 shares to 400,000,000 shares.

On January 29, 2016, the Company completed an initial public offering in Canada and began trading on the Canadian Securities Exchange (“CSE”) on February 1, 2016.

The Company is in the early stages of exploration and as is common with any exploration company, it raises financing for its acquisition activities. The accompanying condensed consolidated interim financial statements have been prepared on the going concern basis, which presumes that the Company will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of business. The Company has incurred a loss of $4,190,955 for the year ended July 31, 2017 and has accumulated a deficit of $6,027,924. This raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to maintain continued support from its shareholders and creditors and to raise additional capital and implement its business plan. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At July 31, 2017, the Company had working capital of $185,429.

2.	BASIS OF PREPARATION

Generally accepted accounting principles

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”) for financial information with the instructions to Form 10-K and Regulation S-K.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Rise Grass Valley Inc. All significant intercompany accounts and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring the use of estimates include the carrying value and recoverability of mineral properties and the recognition of deferred tax assets based on the change in unrecognized deductible temporary tax differences. Actual results could differ from those estimates, and would impact future results of operations and cash flows.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES

Receivables

The Company reviews all receivables that exceed terms and establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade and other receivables.

Mineral property

The costs of acquiring mineral rights are capitalized at the date of acquisition. After acquisition, various factors can affect the recoverability of the capitalized costs. If, after review, management concludes that the carrying amount of a mineral property is impaired, it will be written down to estimated fair value. Exploration costs incurred on mineral properties are expensed as incurred. Development costs incurred on proven and probable reserves will be capitalized. Upon commencement of production, capitalized costs will be amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves (which exclude non-recoverable reserves and anticipated processing losses). When the Company receives an option payment related to a property, the proceeds of the payment are applied to reduce the carrying value of the exploration asset.

Long-lived assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the long-lived assets. The Company also records a corresponding asset which is amortized over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying the obligation (asset retirement cost).

Loss per share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the year. To calculate diluted loss per share, the Company uses the treasury stock method and the if converted method.

Financial instruments

The Company’s financial instruments consist of cash, receivables, accounts payable and accrued liabilities, and due to related parties. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments. The fair values of these financial instruments approximate their carrying values unless otherwise noted.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Fair value of financial assets and liabilities

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest rate method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

The following indicates the fair value hierarchy of the valuation techniques the Company utilizes to determine the fair value of financial assets that are measured at fair value on a recurring basis.

Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

Financial instruments, including loan from related parties, and accounts payable and accrued liabilities are classified as other financial liabilities and are carried at cost, which management believes approximates fair value due to the short term nature of these instruments.

Concentration of credit risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash. The Company maintains cash in bank accounts that, at times, may exceed federally insured limits. As of July 31, 2017 and 2016, the Company has not exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Stock-based compensation

The Company accounts for share-based compensation under the provisions of ASC 718, “Compensation-Stock Compensation”. Under the fair value recognition provisions, stock-based compensation expense is measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measured. Grant date for all stock-based awards to employees and directors and is recognized as an expense over the requisite service period, which is generally the vesting period. The Black-Scholes option valuation model is used to calculate fair value.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Stock-based compensation (cont’d…)

The Company accounts for stock compensation arrangements with non-employees in accordance with ASC 718 which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest. Non-employee stock-based compensation charges are amortized over the vesting period on a straight-line basis. For stock options granted to employees, directors, and non-employees, the fair value of the stock options is estimated using a Black-Scholes valuation model.

Income taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be recognized.

Foreign exchange

The functional currency of the Company and its subsidiary is the Canadian dollar. Any monetary assets and liabilities that are in a currency other than the Canadian dollar are translated at the rate prevailing at year end. Revenue and expenses in a foreign currency are translated at rates that approximate those in effect at the time of translation. Gains and losses from translation of foreign currency transactions into Canadian dollars are included in current results of operations.

Recently adopted and recently issued accounting standards

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. This ASU eliminates the current requirement to present deferred tax assets and liabilities as current and noncurrent amounts in a classified balance sheet and replaces it with a noncurrent classification of deferred tax assets and liabilities. The ASU applies to all entities and is effective for annual periods beginning after December 15, 2017, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact of adoption of this standard.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities”. This ASU amendment addresses aspects of recognition, measurement, presentation and disclosure of financial instruments. It affects investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value, and simplifies the impairment assessment of equity investments without a readily determinable fair value by requiring a qualitative assessment. The ASU applies to all entities and is effective for annual periods beginning after December 15, 2017, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact of adoption of this standard.

Other than the above, the Company has determined that other significant newly issued accounting pronouncements are either not applicable to the Company’s business or that no material effect is expected on the financial statements as a result of future adoption.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

4.	MINERAL PROPERTY INTERESTS

The Company’s mineral properties balance consists of:

	July 31, 2017	July 31, 2016

Klondike, British Columbia	$-	$513,031
Indata, British Columbia	-	50,000
Idaho-Maryland, California	3,789,854	-

Total	$3,789,854	$563,031

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain mineral titles as well as the potential for problems arising from the frequently ambiguous conveying history characteristic of many mineral properties. As at July 31, 2017, the Company holds title to the Idaho-Maryland Gold Mine Property.

Indata, British Columbia

On May 18, 2015, the Company entered into an option agreement with Eastfield Resources Ltd., (“Eastfield”), pursuant to which Eastfield granted the Company the exclusive and irrevocable right to acquire up to a 75% interest in and to certain claims in the Indata property located in the Omineca Mining Division in British Columbia, Canada. In order to earn the initial 60% interest, the Company is required to pay Eastfield an aggregate of $350,000 ($50,000 paid to date) in cash and incur a minimum of $2,000,000 in aggregate exploration expenditures on the property by April 3, 2019. In order to earn the additional 15% interest, the Company is required to pay Eastfield $100,000 cash within 90 days of earning the 60% interest and incur a further $500,000 in aggregate annual exploration expenditures on the property until such time as the Company is able to complete a feasibility study on the property. As at July 31, 2017, the Company has incurred cumulative exploration expenditures of $4,035 on the Indata property. During the year ended July 31, 2017, the Company terminated its option agreement with Eastfield; accordingly, the Company has written off $50,000 in acquisition costs in relation to the Indata property as at July 31, 2017.

Klondike, British Columbia

On May 26, 2016, the Company entered into an agreement with Klondike Gold Corp. (“Klondike”) regarding the purchase of a portfolio of seven gold and base metal properties in southeast British Columbia. Under the agreement, within 60 days of signing, the Company paid Klondike $50,000 in cash, issued 1,500,000 shares of the Company’s common stock valued at $240,000, and issued 1,500,000 warrants valued at $223,031 (discount rate – 0.49%, volatility – 200.64%, expected life – 2 years, dividend yield – 0%), exercisable at $0.227 per share until July 13, 2018. On the one year anniversary of the first closing, the Company will pay Klondike $150,000 in cash, issue 2,000,000 shares of the Company’s common stock, and issue 1,000,000 warrants. Klondike will retain a 2% net smelter return royalty (“NSR”) and the Company will have the right to purchase 50% of the NSR for $1,000,000 at any time after the first closing. Each of the warrants is exercisable for a period of two years into one share of the Company’s common stock at a price that is a 20% premium to the 10-day volume-weighted average price of the stock on the CSE immediately prior to the date of issuance. As at July 31, 2017, the Company has incurred cumulative exploration expenditures of $10,408 on the Klondike properties. During the year ended July 31, 2017, the Company terminated the purchase agreement with Klondike and paid a settlement of $100,000 to Klondike; accordingly the Company has written off $513,031 in acquisition costs in relation to the Klondike properties as at July 31, 2017.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

4.	MINERAL PROPERTY INTERESTS (cont’d…)

Idaho-Maryland Gold Mine Property, California

On August 30, 2016, the Company entered into an option agreement with three parties to purchase a 100% interest in and to the Idaho-Maryland Gold Mine property located near Grass Valley, California, United States; pursuant to the option agreement, in order to exercise the option, the Company must pay US$2,000,000 by November 30, 2016. Upon execution of the option agreement, the Company paid the vendors a non-refundable cash deposit in the amount of $32,758 (US$25,000), which will be credited against the purchase price of US$2,000,000 upon exercise of the option. On November 30, 2016, the Company negotiated an extension of the closing date of the option agreement to December 26, 2016, in return for a cash payment of $32,758 (US$25,000), which will be credited against the purchase price of US$2,000,000 upon exercise of the option. On December 28, 2016, the Company negotiated a further no-cost extension of the closing date of the option agreement to April 30, 2017. On January 25, 2017, the Company exercised the option by paying $2,588,625 (US$1,950,000), and acquired a 100% interest in the Idaho-Maryland Gold Mine property. In connection with the option agreement, the Company agreed to pay a cash commission of $184,000 (US$140,000) equal to 7 per cent of the purchase price of US$2,000,000; the commission was settled on January 25, 2017 through the issuance of 920,000 units valued at $0.20 per unit (Note 7). The Company also incurred additional transaction costs of $144,391, which have been included the carrying value of the Idaho-Maryland Gold Mine.

On January 6, 2017, the Company entered into an option agreement with Sierra Pacific Industries Inc. (“Sierra”) to purchase a 100% interest in and to certain surface rights totalling approximately 82 acres located near Grass Valley, California, United States, contiguous to the Idaho-Maryland Gold Mine property acquired by the Company on January 25, 2017. Pursuant to the option agreement, in order to exercise the option, the Company must pay US$1,900,000 by March 31, 2017. Upon execution of the option agreement, the Company paid the vendors a non-refundable cash deposit in the amount of $132,732 (US$100,000), which will be credited against the purchase price of US$1,900,000 upon exercise of the option. On April 3, 2017, the Company negotiated an extension of the closing date of the option agreement to June 30, 2017, in return for a cash payment of $268,000 (US$200,000), at which time a payment of US$1,600,000 is due in order to exercise the option. On June 7, 2017, the Company negotiated an extension of the closing date of the option agreement to September 30, 2017, in return for a cash payment of $406,590 (US$300,000), at which time a payment of US$1,300,000 is due in order to exercise the option.

As at July 31, 2017, the Company has incurred cumulative property investigation costs of $55,253 and cumulative exploration expenditures of $375,980 on the Idaho-Maryland Gold Mine property as follows:

Year ended July 31, 2017

Idaho-Maryland Gold Mine expenditures:
Consulting	$287,411
Exploration	54,753
Rent	10,968
Supplies	4,020
Sampling	8,623
Travel	10,205

Total	$375,980

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

5.	CONTINGENCY

During the year ended July 31, 2014, the Company entered into a binding letter of intent (“LOI”) with Wundr Software Inc. (“Wundr”). Under the terms of the LOI, the Company would acquire 100% of the issued and outstanding common shares of Wundr. Due to unforeseen circumstances, the Company did not complete the transactions contemplated in the LOI, which the Company announced had expired on January 10, 2014.

On September 17, 2014, the Company learned that it was the subject, along with a number of additional defendants, of a notice of civil claim (the “Claim”) filed in the Supreme Court of British Columbia by Wundr, under which Wundr is seeking general damages from the Company as well as damages for conspiracy to cause economic harm.  None of the allegations contained in the Claim have been proven in court. Management has determined that the probability of the Claim resulting in an unfavourable outcome and financial loss to the Company is unlikely.

6.	BAD DEBT EXPENSE

During the year ended July 31, 2016, the Company advanced to Skanderbeg Capital Partners Inc. a total of $7,126, which had been recorded in prepaid expenses to be applied to future rent expense (Note 7). As the Company moved its premises during the year ended July 31, 2017, management has assessed the recoverability of the amount and recorded an allowance for doubtful accounts of $7,126 for the year ended July 31, 2016.

7.	PROMISSORY NOTES PAYABLE

During the year ended July 31, 2017, the Company issued promissory notes totalling $220,000, accruing interest in advance at 10% every three months, maturing on June 29, 2017. Subsequently, the Company and one promissory note holder agreed to reduce the interest rate to 7.2% and make an early repayment of principal of $100,000 and accrued interest of $7,200. The remaining principal of $120,000 and accrued interest of $12,000 was also repaid during the year ended July 31, 2017.

8.	RELATED PARTY TRANSACTIONS

Key management personnel consist of the Chief Executive Officer, Chief Financial Officer, and the directors of the Company. The remuneration of the key management personnel is as follows:

a)	Salaries of $135,000 (2016 - $5,000) to the CEO of the Company;

b)	Consulting fees of $32,119 (2016 - $30,000) to the former CEO of the Company;

c)	Consulting fees of $52,429 (2016 - $18,000) to the CFO of the Company, and consulting fees of $11,476 (2016 - $4,946) to a company in which the CFO holds a 50% interest;

d)	Consulting fees of $149,333 (2016 - $Nil) to a company controlled by a former director of the Company, and consulting fees of $11,476 (2016 - $4,946) to a company in which the former director holds a 50% interest; and

e)	Share-based payments of $885,375 (2016 - $246,004) to the CEO and directors of the Company.

As at July 31, 2017, the Company has recorded loans from related parties of $38,079 (US$30,500) (2016 - $43,214 or US$33,099) representing advances made by a director and a former director and officer. The advances are due on demand without interest.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

8.	RELATED PARTY TRANSACTIONS (cont’d…)

As at July 31, 2017, included in due to related parties is $20,385 (2016 - $25,494) in accounts and advances payable and accrued liabilities to current and former officers and companies controlled by directors and officers of the Company.

Included in general and administration expenses for the year ended July 31, 2017 is rent of $Nil (2016 - $7,128) paid to Skanderbeg Capital Partners Inc., a company that previously advised the Company’s management and performed promotional work for the Company.

9.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL

Issued Capital Stock

On October 28, 2015, pursuant to a share surrender and cancellation agreement, the Company cancelled 13,000,186 shares of common stock surrendered to the Company, originally issued through the debt conversion agreements on February 11, 2015 and March 31, 2015.

On January 29, 2016, the Company completed an initial public offering in Canada, issuing an aggregate of 6,050,000 shares of common stock at a price of $0.10 per share for gross proceeds of $605,000. In connection with the offering, the Company paid a cash commission of $48,400 and issued 484,000 finders’ warrants valued at $42,248 (discount rate – 0.43%, volatility – 215.3%, expected life – 2 years, dividend yield – 0%), exercisable at $0.10 per share for period of 24 months. The Company also paid the agent a corporate finance fee of $25,000 and incurred other share issuance costs of $53,667.

On June 3, 2016, the Company issued 19,250 shares of common stock upon the exercise of finders’ warrants at a price of $0.10 per share.

On July 18, 2016, the Company issued 1,500,000 shares of common stock at a price of $0.16 per share to Klondike pursuant to the Klondike properties purchase agreement (Note 4).

On August 1, 2016, the Company issued 400,000 shares of common stock at a price of $0.15 per share to the Company’s CEO as compensation. The shares were valued at $60,000 on issuance and were recognized as consulting expense.

On November 1, 2016 and November 7, 2016, the Company issued a total of 272,080 shares of common stock upon the exercise of finders’ warrants at a price of $0.10 per share.

On January 25, 2017, the Company issued 920,000 units valued at $0.20 per unit to an individual pursuant to a debt conversion by the individual in the amount of $184,000 (US$140,000), representing a cash commission equal to seven per cent of the US$2,000,000 purchase price of the Idaho-Maryland property (Note 4). Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

9.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (cont’d…)

Private Placements

On December 23, 2016, the Company completed a non-brokered private placement, issuing an aggregate of 21,044,500 units at a price of $0.20 per unit for gross proceeds of $4,208,900. Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $218,410, other share issuance costs of $15,723, and issued a total of 1,104,300 finders’ warrants valued at $191,724 (discount rate – 0.76%, volatility – 179.53%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On January 24, 2017, the Company completed a non-brokered private placement, issuing an aggregate of 1,340,000 units at a price of $0.20 per unit for gross proceeds of $268,000. Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $5,220 and issued a total of 26,100 finders’ warrants valued at $5,919 (discount rate – 0.76%, volatility – 175.85%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On February 6, 2017, the Company completed a non-brokered private placement, issuing an aggregate of 455,000 units at a price of $0.25 per unit for gross proceeds of $113,750. Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $2,625 and issued a total of 10,500 finders’ warrants valued at $2,657 (discount rate – 0.70%, volatility – 175.86%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

On May 5, 2017, the Company completed a non-brokered private placement, issuing an aggregate of 9,009,814 units at a price of $0.23 per unit for gross proceeds of $2,072,257. Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $100,392 and issued a total of 436,488 finders’ warrants valued at $92,991 (discount rate – 0.67%, volatility – 170.28%, expected life – 2 years, dividend yield – 0%), exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

Stock Options

During the year ended July 31, 2017, the Company granted:

a)	a total of 2,729,142 stock options to the Company’s CEO, exercisable at a weighted average price of $0.23 per share for a period of five years;

b)	500,000 incentive stock options to an investor relations consultant, each option exercisable into one share of common stock at a price of $0.33 until February 7, 2020;

c)	500,000 stock options to a director of the Company, exercisable at a price of $0.27 per share until April 3, 2022; and

d)	900,000 stock options to two directors of the Company, exercisable at a price of $0.28 per share until April 20, 2020.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

9.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (cont’d…)

Stock Options (cont’d…)

The following incentive stock options were outstanding at July 31, 2017:

Number of Shares	Exercise Price	Expiry Date

1,100,000	$0.15	March 22, 2021
586,600	0.20	August 8, 2021
2,142,542	0.24	December 27, 2021
500,000	0.33	February 7, 2020
500,000	0.27	April 3, 2022
900,000	0.28	April 30, 2020
5,729,142	0.24

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price

Balance, July 31, 2015	-	$-
Options granted	2,700,000	0.15

Balance, July 31, 2016	2,700,000	$0.15
Options granted	4,629,142	0.26
Options exercised	(400,000)	(0.15)
Options expired/forfeited	(1,200,000)	(0.15)

Balance outstanding and exercisable, July 31, 2017	5,729,142	$0.24

Warrants

The following warrants were outstanding at July 31, 2017:

Number of Warrants	Exercise Price	Expiry Date

192,670	$0.10	January 29, 2018
1,500,000	0.227	July 13, 2018
22,148,800	0.40	December 23, 2018
2,286,100	0.40	January 24, 2019
465,500	0.40	February 6, 2019
9,446,302	0.40	May 5, 2019
36,039,372	$0.39

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

9.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (cont’d…)

Warrants (cont’d…)

Warrant transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price

Balance, July 31, 2015	-	$-
Warrants issued	1,984,000	0.20
Warrants exercised	(19,250)	(0.10)

Balance, July 31, 2016	1,964,750	$0.20
Warrants issued	34,346,702	0.40
Warrants exercised	(272,080)	(0.10)

Balance outstanding, July 31, 2017	36,039,372	$0.39

During the year ended July 31, 2017, the Company issued a total of 1,577,388 (2016 – 484,000) finders’ warrants with a weighted average fair value of $0.19 (2016 - $0.09) per warrant.

The following weighted average assumptions were used for the Black-Scholes option-pricing model valuation of finders’ warrants issued during the year:

	2017	2016

Risk-free interest rate	0.73%	0.43%
Expected life of warrants	2.0 years	2.0 years
Expected annualized volatility	176.89%	215.30%
Dividend	Nil	Nil
Forfeiture rate	0%	0%

Share-Based Payments

The Company has a stock option plan under which it is authorized to grant options to executive officers and directors, employees and consultants enabling them to acquire up to 10% of the issued and outstanding common stock of the Company. Under the plan the exercise price of each option equals the market price of the Company’s stock, less any applicable discount, as calculated on the date of grant. The options can be granted for a maximum term of 5 years with vesting determined by the board of directors.

During the year ended July 31, 2017, the Company granted 4,629,142 (2016 – 2,700,000) stock options with a weighted average fair value of $0.18 (2016 - $0.14). The Company recognized share-based payments expense of $1,010,064 (2016 - $369,006).

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

9.	CAPITAL STOCK AND ADDITIONAL PAID-IN-CAPITAL (cont’d…)

Share-Based Payments (cont’d…)

The following weighted average assumptions were used for the Black-Scholes option-pricing model valuation of stock options granted during the year:

	2017	2016

Risk-free interest rate	0.82%	0.64%
Expected life of options	3.07 years	5.00 years
Expected annualized volatility	128.23%	151.50%
Dividend	-	-
Forfeiture rate	-	-

10.	INCOME TAXES

As of July 31, 2017, the Company had no accrued interest and penalties related to uncertain tax positions. The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pre-tax income from continuing operations for the years ended July 31, 2017 and 2016 is noted below. As management cannot determine that is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been recorded.

A reconciliation of income taxes (recovery) at statutory rates with the reported taxes is as follows:

	2017	2016
Loss before income taxes	$(4,190,955)	$(633,466)

Expected income tax (recovery) at statutory tax rates	$(1,669,000)	$(215,000)
Change in statutory, foreign tax, foreign exchange rates and other	(181,000)	-
Permanent differences	496,000	186,000
Valuation allowance	1,354,000	29,000

Income tax recovery	$-	$-

Significant components of deferred tax assets (liabilities) that have not been included on the Company’s balance sheet are as follows:

	2017	2016

Deferred tax assets (liabilities):
Mineral properties	$58,000	$(72,000)
Net operating loss carry-forwards	1,857,000	632,000

Unrecognized deferred tax assets	$1,915,000	$560,000

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

10.	INCOME TAXES (cont’d…)

The Company has approximately $4,660,000 in net operating losses which may be carried forward and applied against taxable income in future years. Net operating loss carry-forwards, if not utilized, start to expire in 2033. The benefits of these losses and other tax assets have not been recognized in these financial statements.

Tax attributes are subject to review and potential adjustments by tax authorities.

11.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

During the year ended July 31, 2017, the Company:

a)	Issued 1,577,388 finders’ warrants valued at $241,942 (Note 9);

b)	Issued 920,000 units, each unit comprising one share of common stock and one share purchase warrant, valued at $184,000 pursuant to a debt conversion in relation to mineral property acquisition (Note 9); and

c)	Accrued $103,092 in share issuance costs through accounts payable and accrued liabilities.

During the year ended July 31, 2016, the Company:

a)	Issued 1,500,000 shares of common stock at $0.16 per share, valued at $240,000 for mineral properties (Note 4);

b)	Issued 484,000 finders’ warrants valued at $42,248 (Note 9);

c)	Issued 1,500,000 warrants valued at $223,031 for mineral properties (Note 4);

d)	Cancelled 13,000,186 shares of common stock valued at $13,000, pursuant to a share surrender and cancellation agreement (Note 8); and

e)	Accrued $2,664 in share issuance costs through accounts payable and accrued liabilities.

12.	SEGMENTED INFORMATION

The Company has two reportable segments, being the acquisition of exploration and evaluation assets located in British Columbia, Canada, and California, United States.

13.	SUBSEQUENT EVENTS

Subsequent to July 31, 2017, the Company:

a)	Issued 417,184 units valued at $0.23 per unit to a third party pursuant to a debt conversion by the third party in the amount of $95,952, representing finders fees payable on the private placement which closed May 5, 2017. Each unit consists of one share of common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.

RISE GOLD CORP. (FORMERLY RISE RESOURCES INC.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JULY 31, 2017
(Expressed in Canadian Dollars)

13.	SUBSEQUENT EVENTS (cont’d…)

b)	Negotiated a third extension of the closing date of the option agreement with Sierra (Note 4) to June 30, 2018 in return for cash payments as follows: US$300,000 by September 30, 2017 (paid), US$300,000 by December 30, 2017, US$300,000 by March 30, 2018, and a final payment of US$400,000 by June 30, 2018, which will be credited against the remaining purchase price of US$1,300,000.

c)	Completed a non-brokered private placement, issuing an aggregate of 7,077,140 units at a price of $0.15 per unit for gross proceeds of $1,061,571. Each unit consists of one share of common stock and one non-transferable share purchase warrant exercisable into one share of common stock at a price of $0.25 for a period of two years from the date of issuance. In connection with the private placement, the Company paid finders fees of $540 and issued a total of 3,600, exercisable into one share of common stock at a price of $0.25 for a period of two years from the date of issuance.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table lists the costs and expenses for which we have assumed sole responsibility and that we will pay in connection with the offering of securities covered by this prospectus, other than any sales commissions or discounts. All amounts are estimates except for the SEC registration fee.

Amount (US$)
Securities and Exchange Commission registration fee	$1,182.75
Accounting fees and expenses	2,500
Legal fees and expenses	20,000
Printing fees and expenses	2,000
Transfer agent and registrar fees and expenses	2,500
Miscellaneous expenses	1,000
Total	$29,182.75

Item 14. Indemnification of Directors and Officers.

Nevada corporation law provides in Nevada Revised Statutes (“NRS”) 78.7502 that:

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if (a) the person is not liable pursuant to NRS 78.138, or (b) the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful;

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if (a) the person is not liable pursuant to NRS 78.138, or (b) the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

●	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the two paragraphs above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

NRS 78.751 provides that we may make any discretionary indemnification pursuant to NRS 78.7502 only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	by our stockholders;

●	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

●	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

●	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	by court order.

The indemnification pursuant to NRX 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751.2:

●	does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7501 or for the advancement of expenses made pursuant to NRS 78.751.2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

●	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our bylaws provide that:

●	The directors of the Company shall cause the Company to indemnify a director or former director of the Company and the directors may cause the Company to indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in any criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director of the Company or a director of such corporation, including an action brought by the Company or corporation. Each director of the Company on being elected or appointed is deemed to have contracted with the Company on the terms of the foregoing indemnity.

●	The directors of the Company may cause the Company to indemnify an officer, employee or agent of the Company or of a corporation of which the Company is or was a shareholder (notwithstanding that he or she is also a director of the Company) and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or her and resulting from his or her acting as an officer, employee or agent of the Company or the corporation. In addition, the Company shall indemnify the secretary or assistant secretary of the Company (if he or she is not a full time employee of the Company and notwithstanding that he or she is also a director of the Company) and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or her and arising out of the functions assigned to the secretary by law or the articles of incorporation of the Company, and each secretary and assistant secretary, on being appointed is deemed to have contracted with the Company on the terms of the foregoing indemnity.

●	The directors of the Company may cause the Company to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of the Company or as a director, officer, employee or agent of a corporation of which the Company is or was a shareholder and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities without registration under the Securities Act outside the United States pursuant to the exclusion from registration provided under Rule 903 of Regulation S and inside the United States pursuant to the exemptions from registration provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act, in each case in reliance upon the representations received from the purchasers of those securities.

On January 29, 2016, we completed the sale of an aggregate of 6,050,000 shares of Common Stock at a price of $0.10 per share in a Canadian public offering in exchange for gross proceeds of $605,000.  The shares were qualified for distribution in the provinces of British Columbia and Alberta pursuant to a final long form prospectus that was prepared and dated November 10, 2015. We entered into an agency agreement dated September 22, 2015 with one Canadian selling agent, pursuant to which we paid the agent a cash commission equal to 8% of the gross proceeds and issued the agent and one sub-agent an aggregate of 484,000 warrants, each of which was exercisable into one share of Common Stock at a price of $0.10 per share for a period of 24 months. We issued the foregoing shares and warrants in reliance on the exclusion from registration provided by Rule 903 of Regulation S.  Our reliance on Rule 903 was based on the fact that the securities were sold in offshore transactions.  We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and the investors were not U.S. persons and did not acquire the securities for the account or benefit of any U.S. person.

On March 23, 2016, we adopted an incentive stock option plan and granted an aggregate of 2,700,000 options to various of our directors and consultants.  Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.15 per share until March 22, 2021. Of the 2,700,000 options, we granted 900,000 to Fred Tejada, our then President, Chief Executive Officer, Secretary and member of our board of directors, 700,000 to Cale Thomas, our Chief Financial Officer, Treasurer and director, and 200,000 to Michael Evans, a then independent member of our board.  The remaining 900,000 options were granted to some of our consultants who were eligible to participate in our stock option plan. We granted these options in reliance on the exemption from registration provided by Rule 903 of Regulation S.  Our reliance on Rule 903 of Regulation S was based on the fact that the options were granted in offshore transactions, as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts in the United States in connection with the grant of the options, and the grantees were not U.S. persons and did not acquire the options for the account or benefit of any U.S. person.

On May 26, 2016, we entered into a property purchase agreement with Klondike Gold Corp., a British Columbia company (“Klondike”), pursuant to which Klondike agreed to transfer to us 100% of its right, title and interest in and to certain mineral claims located in British Columbia, Canada (collectively, the “Properties”) in exchange for certain consideration, including shares of our Common Stock and warrants to purchase additional shares of Common Stock. In connection with this transaction, we issued to Klondike, on July 13, 2016, 1,500,000 shares of Common Stock and 1,500,000 common stock purchase warrants, each of which is exercisable into one share of our Common Stock at a price of $0.227 per share for a period of 24 months. On July 17, 2017, we entered into a settlement agreement with Klondike that effectively terminated the purchase agreement respecting the Properties. We issued the shares and warrants to Klondike in reliance on the exclusion from registration provided by Rule 903 of Regulation S.  Our reliance on Rule 903 was based on the fact that the securities were sold in an offshore transaction.  We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and Klondike was not a U.S. person and did not acquire the securities for the account or benefit of any U.S. person.

On August 1, 2016, we issued 400,000 shares of Common Stock to our Chief Executive Officer, Benjamin Mossman, at a deemed price of $0.15 per share as a signing bonus pursuant to Mr. Mossman’s executive employment agreement.  On August 9, 2016, and pursuant to the same agreement, we issued Mr. Mossman incentive stock options to purchase 586,600 shares of Common Stock exercisable at a price of $0.20 per share until August 8, 2021. We issued these shares and granted the stock options to Mr. Mossman in reliance on the exclusion from registration provided by Rule 903 of Regulation S.  Our reliance on Rule 903 was based on the fact that the shares were issued and the options were granted in offshore transactions. We did not engage in any directed selling efforts in the United States in connection with the issuance or the grant, and Mr. Mossman is not a U.S. person and did not acquire the shares and options for the account or benefit of any U.S. person.

On December 23, 2016, we completed the sale of an aggregate of 21,044,500 units at a price of $0.20 per unit for gross proceeds of $4,208,900.  Each unit consisted of one share of our Common Stock and one transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.40 until December 23, 2018. In connection with the private placement, we paid eight finders a cash commission equal to either 2% or 6%, depending on the manner of introduction, of the gross proceeds raised from investors introduced to us by those finders, for a total of $221,610, and issued an aggregate of 1,104,300 finders’ warrants, with each warrant exercisable into one share of our Common Stock at a price of $0.40 until December 23, 2018. We issued the shares and warrants in reliance on the exclusion from registration provided by Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act for offers and sales in the United States and to U.S. persons.  Our reliance on Rule 903 was based on the fact that the applicable securities were sold in offshore transactions.  We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and the purchasers of those securities were not U.S. persons and did not acquire the securities for the account or benefit of any U.S. person. Our reliance on Section 4(a)(2) was based on the fact that each U.S. investor provided us with written representations regarding their status as an accredited investor, as defined in Rule 501(a) of Regulation D under the Securities Act. Neither we, nor anyone acting on our behalf, engaged in any advertising or general solicitation in connection with the Private Placement,

On December 27, 2016, we granted an additional 2,142,542 incentive stock options pursuant to our stock option plan to our Chief Executive Officer, Benjamin Mossman. Each option vested immediately and is exercisable by Mr. Mossman into one share of our Common Stock at a price of $0.24 per share until December 27, 2021. We granted the options in reliance on the exclusion from registration provided by Rule 903 of Regulation S based on the fact that the securities were offered and sold in an offshore transaction.  We did not engage in any directed selling efforts in the United States in connection with the grant of the securities, and the recipient of the options was not a U.S. person and did not acquire the securities for the account or benefit of any U.S. person.

On January 24, 2017, we completed the sale of 1,340,000 units at a price of $0.20 per unit for gross proceeds of $268,000.  Each unit consisted of one share of Common Stock and one transferable common stock purchase warrant exercisable into one share of Common Stock at a price of $0.40 until January 24, 2019. We paid three finders a cash commission equal to either 2% or 6%, depending on the manner of introduction, of the gross proceeds raised from investors introduced to us by those finders, for a total of $5,220, and issued an aggregate of 26,100 finders’ warrants, with each warrant exercisable into one share of our Common Stock at a price of $0.40 per share until January 24, 2019. We issued the shares and warrants underlying the units in reliance on the exclusion from registration provided by Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act for offers and sales in the United States and to U.S. persons.  Our reliance on Rule 903 was based on the fact that the applicable securities were sold in offshore transactions.  We did not engage in any directed selling efforts in the United States in connection with the sale of those securities, and none of the purchasers of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person.  Our reliance on Section 4(a)(2) was based on the fact that the sole U.S. investor provided us with written representations regarding his status as an accredited investor, and that neither we, nor anyone acting on our behalf, engaged in any advertising or public solicitation.

On February 6, 2017, we completed the sale of an aggregate of 455,000 units at a price of $0.25 per unit for gross proceeds of $113,750 comprising the first tranche of an offering of up to 800,000 units.  Each unit consisted of one share of our Common Stock and one transferable share purchase warrant exercisable into one additional share of Common Stock at a price of $0.40 until February 6, 2019.  We paid a finder a cash commission of $2,625, being 6%

of the gross proceeds, and issued 10,500 finders’ warrants, being 6% of the number of units, on the funds raised from investors introduced to us by that finder.  Each warrant is exercisable into one share of our Common Stock at a price of $0.40 per share until February 6, 2019. In addition, on February 7, 2017, we granted 500,000 incentive stock options pursuant to our stock option plan to Skanderbeg Capital Advisors Inc., our investors’ relations consultants. Each of these options vested immediately and is exercisable into one share of Common Stock at a price of $0.33 per share until February 7, 2020. We issued the shares and warrants comprising the units we sold, and granted the incentive stock options and the finders’ warrants we issued, in reliance on the exclusion from registration provided by Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.  Our reliance on Rule 903 was based on the fact that the securities were sold in offshore transactions.  We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the purchasers of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person.  Our reliance on Section 4(a)(2) and Rule 506(b) was based on the fact that the sole U.S. investor in the placement provided us with written representations regarding his status as an accredited investor, and that neither we nor anyone acting on our behalf engaged in any general advertising or general solicitation.

On April 3, 2017, we granted 500,000 incentive stock options pursuant to our stock option plan to John D. Anderson, a member of our board of directors. Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.27 per share until April 3, 2022.  We granted the options in reliance on the exclusion from registration provided by Rule 903 of Regulation S based on the fact that the securities were offered and sold in an offshore transaction.  We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, Mr. Anderson is not a U.S. person, nor did he acquire the securities for the account or for the benefit of any U.S. person.

On April 20, 2017, and in connection with the appointment of Alan R. Edwards and Thomas I. Vehrs to our board of directors, we granted, pursuant to our stock option plan, 500,000 incentive stock options to Alan R. Edwards and 400,000 incentive stock options to Thomas I. Vehrs.  Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.28 per share until April 20, 2020.  We granted the options in reliance on the exemption in Section 4(a)(2) of the Securities Act based on the availability to the grantees of information regarding the Company and the private nature of the transactions.

On May 5, 2017, we completed the sale of 9,009,814 units at a price of $0.23 per unit for gross proceeds of $2,072,257.  Each unit consisted of one share of our Common Stock and one non-transferable share purchase warrant exercisable into one share of Common Stock at a price of $0.40 until May 5, 2019. We paid or accrued an aggregate of $101,772 in finders fees payable to two finders, being 6% of the gross proceeds raised, and issued 442,489 finders’ warrants, being 6% of the number of units sold, on the funds received from investors introduced to us by the finders.  Each warrant is exercisable into one share of our Common Stock at a price of $0.40 until May 5, 2019. We issued the shares and warrants underlying the units sold and the finders’ warrants issued in reliance on the exclusion from registration provided by Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons. Our reliance on Rule 903 was based on the fact that the securities were sold in offshore transactions. We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the purchasers of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person. Our reliance on Rule 506(b) was based on the fact that the U.S. investors provided us with written representations regarding their investment intent and status as an accredited investor, and that neither we nor anyone acting on our behalf engaged in any general advertising or general solicitation.

On August 8, 2017, we entered into a shares for debt settlement transaction with one of our creditors, providing for the settlement of approximately $95,952 of indebtedness through the issuance of an aggregate of 417,184 units of our securities at a deemed issue price of $0.23 per unit. Each unit was comprised of one share of Common Stock and one common stock purchase warrant.  Each warrant entitles the holder to acquire one additional share of Common Stock at an exercise price of $0.40 until May 5, 2019. We relied on Rule 903 of Regulation S for the offer and sale of the units to the creditor, based on the fact that the units were sold in an offshore transaction. We have not engaged in any directed selling efforts in the United States in connection with the sale of the units and the creditor was not a U.S. person and did not acquire the securities for the account or benefit of any U.S. person.

On September 25, 2017, we completed the sale of an aggregate of 7,077,140 units at a price of $0.15 per unit for gross proceeds of $1,061,571 comprising the first tranche of an offering of up to 24,000,000 units.  Each unit consisted of one share of our Common Stock and one non-transferable share purchase warrant exercisable into one additional share of Common Stock at a price of $0.25 until September 25, 2019.  We paid or accrued an aggregate of $540 in finder’s fees payable to one finder, being 6% of the gross proceeds raised, and issued 3,600 finder’s warrants, being 6% of the number of units sold, on the funds received from investors introduced to us by the finder.  Each warrant is exercisable into one share of our Common Stock at a price of $0.25 until September 25, 2019. We issued the shares and warrants underlying the units sold and the finder’s warrants issued in reliance on the exclusion from registration provided by Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons. Our reliance on Rule 903 was based on the fact that the securities were sold in offshore transactions. We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the purchasers of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person. Our reliance on Rule 506(b) was based on the fact that the U.S. investors provided us with written representations regarding their investment intent and status as an accredited investor, and that neither we nor anyone acting on our behalf engaged in any general advertising or general solicitation.

On December 27, 2017, we completed the sale of an aggregate of 6,417,000 units at a price of $0.15 per unit for gross proceeds of $962,550 comprising the second tranche of an offering of up to 24,000,000 units. Each unit consisted of one share of our Common Stock and one non-transferable share purchase warrant exercisable into one additional share of Common Stock at a price of $0.25 until December 27, 2019. We paid or accrued an aggregate of $55,779 in finders’ fees payable to two finders, being 6% of the gross proceeds, and issued 371,860 finders’ warrants, being 6% of the number of units sold, on the funds received from investors introduced to us by the finders. Each warrant is exercisable into one share of our Common Stock at a price of $0.25 until December 27, 2019. We issued the shares and warrants underlying the units sold and the finders’ warrants issued in reliance on the exclusion from registration provided by Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons. Our reliance on Rule 903 was based on the fact that the securities were sold in offshore transactions. We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the purchasers of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person. Our reliance on Rule 506(b) was based on the fact that the U.S. investors provided us with written representations regarding their investment intent and status as an accredited investor, and that neither we nor anyone acting on our behalf engaged in any general advertising or general solicitation.

On January 3, 2018, we completed the sale of an aggregate of 133,333 units at a price of $0.15 per unit for gross proceeds of $20,000 comprising the third and final tranche of an offering of up to 24,000,000 units. Each unit consisted of one share of our Common Stock and one non-transferable share purchase warrant exercisable into one additional share of Common Stock at a price of $0.25 until January 3, 2020. We issued the shares and warrants underlying the units sold in reliance on the exclusion from registration provided by Rule 903 of Regulation S. Our reliance on Rule 903 was based on the fact that the securities were sold in offshore transactions. We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the purchasers of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person.

On April 18, 2018, we completed the sale of an aggregate of 35,161,000 units at a price of $0.10 per unit for gross proceeds of $3,516,100. Each unit consisted of one share of our Common Stock and one non-transferable share purchase warrant exercisable into one additional share of Common Stock at a price of $0.15 until April 18, 2021. We paid or accrued an aggregate of $2,100 in finder’s fees payable to a finder, being 6% of the gross proceeds, and issued 21,000 finder’s warrants, being 6% of the number of units sold, on the funds received from investors introduced to us by the finder. Each warrant is exercisable into one share of our Common Stock at a price of $0.15 until April 18, 2020. We issued the shares and warrants underlying the units sold and the finder’s warrants issued in reliance on the exclusion from registration provided by Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons. Our reliance on Rule 903 was based on the fact that the securities were sold in offshore transactions. We did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the purchasers of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person. Our reliance on Rule 506(b) was based on the fact that the U.S. investors provided us with written representations regarding their investment intent and status as an accredited investor, and that neither we nor anyone acting on our behalf engaged in any general advertising or general solicitation.

On April 18, 2018, we granted a total of 6,381,000 incentive stock options pursuant to our stock option plan to various employees, consultants and directors including: 2,631,000 to our Chief Executive Officer, Benjamin W. Mossman; 1,200,000 to John Proust, a member of our Board of Directors; 300,000 to our Chief Financial Officer and Treasurer, Vince W. Boon; 300,000 to our Corporate Secretary, Eileen Au; 300,000 to Alan R. Edwards, the Chairman of our Board of Directors; 250,000 Thomas I. Vehrs, a member of our Board of Directors; and 250,000 to John D. Anderson, a member of our Board of Directors. Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.12 per share until April 18, 2023.  The remaining 1,150,000 options were granted to some of our consultants who were eligible to participate in our stock option plan. We granted the options in reliance on the exclusion from registration provided by Rule 903 of Regulation S for grants outside of the United States and Section 4(a)(2) of the Securities Act for grants in the United States and to U.S. persons. Our reliance on Rule 903 of Regulation S was based on the fact that the securities were offered and sold in an offshore transaction.  We did not engage in any directed selling efforts in the United States in connection with the grant of the securities and none of the persons receiving those securities was a U.S. person, nor did they acquire the securities for the account or for the benefit of any U.S. person. Our reliance on Section 4(a)(2) of Rule 506(b) was based on the availability to the grantees of the incentive stock options of information regarding our company, our properties and operations and the private nature of the transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this registration statement beginning on page II-9 hereof.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That for determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430(C), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on May 29, 2018.

Rise Gold Corp.

By:	/s/ Benjamin W. Mossman
Benjamin W. Mossman Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
By: /s/ Benjamin W. Mossman Benjamin W. Mossman	Chief Executive Officer, President and Director (Principal Executive Officer)	May 29, 2018

By: /s/ Vince W. Boon Vince W. Boon	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2018

By: /s/ Alan R. Edwards Alan R. Edwards	Chairman and Director	May 29, 2018

By: /s/ John G. Proust John G. Proust	Director	May 29, 2018

By: /s/ Thomas I. Vehrs Thomas I. Vehrs	Director	May 29, 2018

By: /s/ John D. Anderson John D. Anderson	Director	May 29, 2018

EXHIBIT INDEX

Exhibit No.	Document
3.1	Articles of Incorporation, as amended to date (4)
3.2	Bylaws (1)
5.1	Legal opinion of SecuritiesLawUSA, PC *
10.1	Incentive Stock Option Plan dated March 23, 2016 (4)
10.2	Employment Agreement with Benjamin Mossman dated July 7, 2016 (4)
10.3	Option Agreement among the Earl C & Erica Erickson Trust, Tangold, LLC, and the Estate of Mary Bouma and the registrant dated as of August 30, 2016 (2)
10.4	Employment Agreement with Cale Thomas dated October 1, 2016 (4)
10.5	Extension of the Idaho-Maryland Option Agreement dated November 30, 2016 (2)
10.6	Extension of the Idaho-Maryland Option Agreement dated December 28, 2016 (2)
10.7	Option Agreement with Sierra Pacific Industries Inc. dated as of January 6, 2017 (2)
10.8	Extension of the Sierra Pacific Industries Inc. Option Agreement dated March 15, 2017 (3)
10.9	Employment Agreement with Benjamin Mossman dated as of April 19, 2017 (replacing Employment Agreement filed as Exhibit 10.2) (4)
10.10	Geological Consulting Services Agreement with Fred Tejada effective as of April 20, 2017 (4)
10.11	Extension of the Sierra Pacific Industries Inc. Option Agreement dated June 7, 2017 (4)
10.12	Extension of the Sierra Pacific Industries Inc. Option Agreement dated September 1, 2017 (5)
10.13	April 16, 2018 Amendment to the Employment Agreement with Benjamin Mossman dated as of April 19, 2017 *
10.14	May 1, 2018 Consulting Services Agreement with Cale Thomas*
10.15	Consulting Agreement dated April 18, 2018 with J. Proust & Associates Inc. *
21.1	Subsidiaries of the registrant (4)
23.1	Consent of Davidson & Company LLP *
23.2	Consent of SecuritiesLawUSA, PC (contained in Exhibit 5.1) *
23.3	Consent of Gregory Kenneth Kulla, PGeo. *

*	Filed herewith
(1)	Previously included as an exhibit to the Company’s Form S-1 registration statement filed with the Commission on February 19, 2008 and incorporated herein by reference
(2)	Previously included as an exhibit to the Company’s Form 10-Q report for the quarter ended January 31, 2017 filed with the Commission on March 17, 2017 and incorporated herein by reference
(3)	Previously included as an exhibit to the Company’s Form 10-Q report for the quarter ended April 30, 2017 filed with the Commission on June 14, 2017 and incorporated herein by reference
(4)	Previously included as exhibit to Form S-1 registration statement filed with the Securities and Exchange Commission on September 5, 2017 and incorporated herein by reference
(5)	Previously included as an exhibit to the Company’s Form 8-K filed with the Commission on September 21, 2017 and incorporated herein by reference